Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PROCORE TECHNOLOGIES, INC.,

LUCKY STRIKE MERGER SUB, INC.,

EXPRESS LIEN, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS Stockholder Representative

SEPTEMBER 20, 2021

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Table of Contents

Page

Article I THE MERGER	2
1.1	Merger2
1.2	Effective Time2
1.3	Effects of the Merger2
1.4	Closing2
1.5	Closing Deliverables2
1.6	Certificate of Incorporation and Bylaws4
1.7	Directors and Officers4
Article II PURCHASE PRICE; EFFECT ON CAPITAL STOCK	5
2.1	Effect of the Merger on the Capital Stock of the Constituent Corporation.5
2.2	Closing Payments8
2.3	Post-Closing Payments and Share Issuance Procedures9
2.4	Escrow11
2.5	Dissenting Shares11
2.6	No Fractional Shares12
2.7	Withholding13
2.8	Taking of Necessary Action; Further Action13
2.9	Post-Closing Reconciliation13
2.10	Equitable Adjustments16
2.11	Preliminary Allocation Schedule17
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	17
3.1	Organization of the Acquired Companies17
3.2	Company Capital Structure18
3.3	Subsidiaries; Ownership Interests20
3.4	Authority and Enforceability21
3.5	No Conflict22
3.6	Company Financial Statements; No Undisclosed Liabilities22
3.7	No Changes24
3.8	Tax Matters24
3.9	Restrictions on Business Activities28
3.10	Title to Properties; Absence of Liens; Condition and Sufficiency of Assets29
3.11	Intellectual Property29

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3.12	Agreements, Contracts and Commitments40
3.13	Interested Party Transactions43
3.14	Company Authorizations44
3.15	Litigation44
3.16	Books and Records44
3.17	Environmental, Health and Safety Matters45
3.18	Brokers’ and Finders’ Fees45
3.19	Employee Benefit Plans and Compensation45
3.20	Insurance50
3.21	Compliance with Laws50
3.22	Export Control and Sanctions Laws51
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	52
4.1	Organization52
4.2	Authority and Enforceability53
4.3	Capitalization53
4.4	No Conflict; Governmental Consents and Approvals53
4.5	Litigation54
4.6	No Prior Activities of Merger Sub54
4.7	Parent SEC Documents, Financial Statements54
4.8	R&W Policy55
4.9	No Other Representations or Warranties55
Article V STOCKHOLDER AND TAX MATTERS	55
5.1	Company Board Recommendation; Stockholder Notice; Security Holder Notice.55
5.2	Tax Matters56
5.3	Allocation Schedule58
5.4	Indemnification of Directors and Officers of the Company58
5.5	Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance59
5.6	Piggyback Registration60
Article VI ADDITIONAL AGREEMENTS	62
6.1	Conduct of the Business of the Company62
6.2	Restrictions on Conduct of the Business62
6.3	No Solicitation65
6.4	Access to Information66
6.5	Notification of Certain Matters.67

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6.6	Section 280G68
6.7	Confidentiality68
6.8	Public Disclosure69
6.9	Commercially Reasonable Efforts.69
6.10	[intentionally omitted]70
6.11	Restricted Stock Units70
6.12	Consents70
6.13	Terminated Agreements71
6.14	Resignation of Officers and Directors71
6.15	Expenses71
6.16	Corporate Matters71
6.17	Joinder Agreements71
6.18	Suitability Documentation71
6.19	Warrant Cancellation Agreements71
6.20	Option Surrender Agreements71
6.21	Other Closing Deliverables72
6.22	Provision of Benefits72
6.23	R&W Insurance Policy72
6.24	Promised Options72
6.25	zlabs Equity Purchase72
6.26	Certain Post-Closing Matters73
Article VII CONDITIONS TO THE MERGER	75
7.1	Conditions to Obligations of Each Party to Effect the Merger75
7.2	Conditions to the Obligations of Parent and Merger Sub76
7.3	Conditions to Obligations of the Company77
Article VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW	78
8.1	Survival78
8.2	Indemnification78
8.3	Certain Limitations80
8.4	Claims for Indemnification; Resolution of Conflicts.82
8.5	Third Party Claims84
8.6	Stockholder Representative84
8.7	Treatment of Payments87
Article IX TERMINATION, AMENDMENT AND WAIVER	87

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9.1	Termination87
9.2	Effect of Termination87
Article X GENERAL PROVISIONS	88
10.1	Notices88
10.2	Interpretation89
10.3	Counterparts89
10.4	Entire Agreement; Assignment89
10.5	Severability89
10.6	Extension and Waiver90
10.7	Amendment90
10.8	Specific Performance90
10.9	Other Remedies90
10.10	Governing Law91
10.11	Exclusive Jurisdiction; Waiver of Jury Trial91
10.12	Rules of Construction91
10.13	Acknowledgments91
10.14	Terms Defined Elsewhere92

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Annex

ACertain Defined Terms

Schedules

ARequired Third Party Consents, Notices, Amendments and Terminated Agreements

BKey Employees and Identified Stockholders

CAllocation Schedule
DPreliminary Allocation Schedule

EMethodologies and Deviations from GAAP

Exhibits

AForm of Certificate of Merger

BForm of Resignation Letter

CForm of FIRPTA Compliance Certificate

D-1	Form of Tier 1 Joinder Agreement
D-2	Form of Tier 2 Joinder Agreement
D-3	Form of Identified Stockholder Joinder Agreement

EForm of Warrant Cancellation Agreement

FForm of Option Surrender Agreement

GForm of Escrow Agreement

HForm of Key Employee Non-Competition and Non-Solicitation Agreement

IForm of Suitability Documentation

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AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger (this “Agreement”) is made and entered into as of September 20, 2021 (the “Agreement Date”), by and among Procore Technologies, Inc., a Delaware corporation (“Parent”), Lucky Strike Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), Express Lien, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company  solely in its capacity as the representative, agent and attorney-in-fact of the Company Indemnitors (the “Stockholder Representative”).  Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.

Recitals

Whereas, the board of directors of Parent has (a) determined that this Agreement and the transactions contemplated by this Agreement, including (i) the acquisition of the Company by Parent, by means of a statutory merger of Merger Sub with and into the Company, pursuant to which the Company would survive and become a wholly owned Subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement (including the Total Merger Consideration (as defined below) contemplated by this Agreement), and (ii) the issuance of Parent Common Stock (such Parent Common Stock, the “Merger Stock Consideration”) to the Accredited Stockholders pursuant to this Agreement (the “Parent Stock Issuance”), are advisable and in the best interests of Parent and its stockholders, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance;

Whereas, the board of directors of the Company (the “Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the Company Stockholders for its adoption and (d) recommended that this Agreement be adopted by the Company Stockholders;

Whereas, as promptly as practicable, but in no event later than three (3) Business Days, after execution and delivery of this Agreement, (a) the Company shall have delivered to Parent and Merger Sub the written consent of (i) the Company Stockholders representing not less than ninety percent (90%) of the outstanding number of shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis) and, without duplication, (ii) any holder of more than one percent (1%) of the outstanding number of shares of Company Capital Stock (collectively, the “Company Stockholder Approval”), in each case of (i) and (ii), of Company Stockholders as of the Agreement Date, voting in favor of this Agreement and the transactions contemplated by this Agreement, including the Merger; and (b) certain Company Stockholders (the “Identified Stockholders”) set forth on Schedule B-3 attached hereto shall have executed an Identified Stockholder Joinder Agreement and Suitability Documentation, in each case, effective as of the Closing;

Whereas, in connection with the execution of this Agreement and as an inducement for Parent to enter into this Agreement, (a) each individual listed on Schedule B-1 attached hereto (the “Tier 1 Key Employees”) has executed a Key Employee Non-Competition and Non-Solicitation Agreement, a Tier 1 Joinder Agreement and Suitability Documentation, in each case effective as of the Closing; and (b) each individual listed on Schedule B-2 attached hereto (the “Tier 2 Key Employees,” and together with Tier 1

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Key Employees, the “Key Employees”) has executed a Key Employee Non-Competition and Non-Solicitation Agreement, a Tier 2 Joinder Agreement and Suitability Documentation, in each case effective as of the Closing; and

Now, Therefore, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I
THE MERGER

1.1Merger

. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2Effective Time

. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL.  The Merger shall become effective at the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed and specified in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

1.3Effects of the Merger

. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Parent.

1.4Closing

. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place on a date to be specified by Parent and the Company, which shall be no later than three (3) Business Days following satisfaction or waiver of the conditions set forth in Article VII hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date as Parent and the Company may agree in writing, by electronic means of communication; provided that, notwithstanding the foregoing, if the Closing would otherwise occur in accordance with this Section 1.4 at any time during the last fourteen (14) days of Parent’s fiscal quarter, the Closing shall instead occur on the first Business Day of Parent’s next fiscal quarter. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

1.5Closing Deliverables

.

(a)At or prior to the Closing, as applicable, the Company will deliver (or cause to be delivered) to Parent:

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(i)evidence reasonably satisfactory to Parent either that (A) any stockholder vote required pursuant to Section 6.6 was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote or (B) such stockholder approval was not obtained and as a consequence, that the Section 280G Payments waived pursuant to the Parachute Payment Waiver(s) executed in accordance with Section 6.6 and delivered to Parent shall not be made or provided (or shall be returned); provided that such deliverable shall not be required to the extent the parties agree that a Parachute Payment Waiver is not required pursuant to Section 6.6(a);

(ii)[intentionally omitted];

(iii)all necessary consents, notices, waivers and approvals of parties, in a form reasonably acceptable to Parent, in each case, to any Contract set forth on Schedule A-1 attached hereto;

(iv)evidence reasonably satisfactory to Parent that the Company has terminated the Terminated Agreements, in a form reasonably acceptable to Parent, with such termination to be effective at or prior to the Effective Time;

(v)evidence reasonably satisfactory to Parent that the Company has amended the Contracts set forth on Schedule A-2, in accordance with the terms thereof in a form reasonably acceptable to Parent, with such amendment to be effective at or prior to the Effective Time;

(vi)a duly executed Resignation Letter in the form attached hereto as Exhibit B (the “Resignation Letters”), from each of the officers and directors of each of the Acquired Companies effective as of the Closing;

(vii)a copy of the Company Stockholder Approval, which shall include any additional Company Stockholders that would have been included in the Company Stockholder Approval had they been Company Stockholders as of the Agreement Date, and the Company Board Resolutions;

(viii)(A) executed payoff letters (including Tax Forms), in forms reasonably satisfactory to Parent, in each case dated no more than five (5) Business Days prior to the Closing Date (the “Payoff Bringdown Date”), with respect to all Indebtedness of the Acquired Companies set forth on Section 1.5(a)(viii) of the Disclosure Schedule (as may be updated by the Company between the Agreement Date and the Payoff Bringdown Date, if applicable) owed to the lender thereof and the amounts payable to such lender providing for (x) the full and final satisfaction of such Indebtedness as of the Closing Date and (y) the termination and release of any Liens related thereto (each, a “Payoff Letter”); and (B) an invoice (including Tax Forms) from each advisor or other service provider to Acquired Companies (other than any Employee, director or officer of any of the Acquired Companies), in each case dated no more than five (5) Business Days prior to the Closing Date, with respect to all Transaction Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date, and an acknowledgment from such advisor or other service provider that such Transaction Expenses are the only amounts owed to such advisor or other service provider through the Closing (each, an “Invoice”);

(ix)a properly executed statement, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in the form attached hereto as Exhibit C, certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing (the “FIRPTA Compliance Certificate”);

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(x)Joinder Agreements duly executed by Company Stockholders (in each case in the form attached hereto as Exhibit D), and, in each case, the Company, collectively representing, together with the Joinder Agreements delivered by the Key Employees and the Identified Stockholders on the Agreement Date, (A) at least ninety percent (90%) of the outstanding number of shares of Company Capital Stock (on an as-converted to Company Common Stock basis) and, without duplication, (B) all holders of more than one percent (1%) of the outstanding number of shares of Company Capital Stock, in each case of (A) and (B) as of immediately prior to the Effective Time, and all such Joinder Agreements shall be in full force and effect;

(xi)prior to the Closing Date, duly executed and completed Suitability Documentation from the Company Stockholders representing, in the aggregate, at least ninety percent (90%) of the outstanding number of shares of Company Capital Stock (on an as-converted to Company Common Stock basis) as of immediately prior to the Effective Time, certifying that each such Company Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act);

(xii) (A) a duly executed Warrant Cancellation Agreement from each Company Warrantholder, in the form attached hereto as Exhibit E (the “Warrant Cancellation Agreement”), and (B) Suitability Documentation from each Company Warrantholder certifying that such Company Warrantholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act);

(xiii)(A) a duly executed Option Surrender Agreement from each Vested Company Optionholder, in the form attached hereto as Exhibit F (the “Option Surrender Agreement”), and (B) Suitability Documentation from Vested Company Optionholders, in each case from Vested Company Optionholders representing in the aggregate at least eighty percent (80%) of the outstanding number of shares of Company Capital Stock issuable upon the exercise of Vested Company Options as of immediately prior to the Effective Time; and

(xiv)a duly executed counterpart to the Escrow Agreement from the Stockholder Representative, in the form attached hereto as Exhibit G (the “Escrow Agreement”).

(b)At or prior to the Closing, Parent will deliver (or cause to be delivered) to the Company:

(i)a duly executed counterpart to the Escrow Agreement from Parent; and

(ii)a duly executed counterpart to any Related Agreement to which it is a party.

1.6Certificate of Incorporation and Bylaws

. The certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, which shall be the certificate of incorporation of the Surviving Corporation in the Merger as of the Effective Time, and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation in the Merger as of the Effective Time, until thereafter amended in accordance with applicable Law.

1.7Directors and Officers

. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until

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their successors are duly elected or appointed and qualified or their earlier death, resignation or removal.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the bylaws of the Surviving Corporation.

Article II
PURCHASE PRICE; EFFECT ON CAPITAL STOCK

2.1Effect of the Merger on the Capital Stock of the Constituent Corporation.

(a)Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Company Stockholders, upon the terms and subject to the conditions set forth in Section 2.3 and throughout this Agreement and the Joinder Agreements, including the provisions set forth in Article VIII hereof, each share of Company Capital Stock (other than any Cancelled Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, (i) at the Closing, the Per Share Closing Consideration, without interest, (ii) the contingent right to receive the Per Share Adjustment Escrow Amount and the Per Share Indemnity Escrow Amount, without interest, in each case in accordance with Section 2.9 or Section 8.4, as applicable, (iii) the contingent right to receive cash disbursements required to be made in connection the Post-Closing Excess Amount (if any) with respect to such share of Company Capital Stock to the former holder thereof (based on such holder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.9, (iv) the contingent right to receive cash disbursements required to be made in connection with the Handle Settlement Payments and the Louisiana Incentive Payments, if any, in accordance with Section 6.26 and (v) the contingent right to receive the Per Share Expense Fund Amount, without interest, in accordance with Section 8.6(c). The portions of the Per Share Closing Consideration required to be reported on IRS Form W-2 as ordinary (wage) income in respect of any such share of Company Common Stock acquired upon the exercise of a Company Option that was an “incentive stock option” for which the Merger will result in a “disqualifying disposition” (each, a “Disqualified Common Share”) shall be made to Company Stockholders through the payroll processing system of the Surviving Corporation or an Acquired Company in accordance with the standard payroll practices net of any applicable Tax withholding and deductions.  Conversely, the portions of Per Share Closing Consideration not required to be so reported in respect of any Disqualifed Common Share, as well as such payments in respect of all other such shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, shall be paid to the Paying Agent for further payment to Company Stockholders; provided that, as a condition to any such payment to a Company Stockholder by the Paying Agent, each Company Stockholder must have first delivered to the Paying Agent or Parent, as applicable, a properly completed Letter of Transmittal and a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, and any other Exchange Documents required of such Company Stockholder pursuant to Section 2.3(b).  For purposes of calculating the aggregate amount of consideration payable in respect of each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time pursuant to this Section 2.1(a), (x) all such shares held by each Company Stockholder shall be aggregated, and (y) the amount of cash to be paid to each such Company Stockholder shall be rounded down to the nearest whole cent.

(b)Treatment of Company Options.

(i)Vested Company Options Held by Non-Continuing Employees.  No Vested Company Options held by a Non-Continuing Employee shall be assumed, substituted or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby.

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Each Vested Company Option outstanding as of immediately prior to the Effective Time that is held by a Non-Continuing Employee shall be cancelled and converted automatically into the right to receive with respect to each share of Company Common Stock subject thereto the sum of (A) an amount, without interest, in respect of each share of Company Common Stock issuable upon the exercise in full of such Vested Company Option, equal to (1) the Per Share Closing Consideration less (2) the applicable per share exercise price of such Vested Company Option, (B) the contingent right to receive the Per Share Adjustment Escrow Fund Amount and the Per Share Indemnity Escrow Amount, without interest, in each case in accordance with Section 2.9 or Section 8.4, as applicable, (C) the contingent right to receive cash disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to such Vested Company Option to such Company Vested Optionholder (based on such Company Vested Optionholder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.9, (D) the contingent right to receive cash disbursements required to be made in connection with the Handle Settlement Payments and the Louisiana Incentive Payments, if any, in accordance with Section 6.26 and (E) the contingent right to receive the Per Share Expense Fund Amount, without interest, in accordance with Section 8.6(c). Such payment in respect of any such Vested Company Options that are Employee Options shall be made to the holders of Employee Options through the payroll processing system of the Surviving Corporation or an Acquired Company in accordance with standard payroll practices net of applicable Tax withholding and deductions, and such payment in respect of any such Vested Company Options that are Non-Employee Options shall be paid to the Paying Agent for further payment to such the holders of such Non-Employee Options; provided that, as a condition to payment of any amount owed to the holders of Non-Employee Options, each such holder of Non-Employee Options must have first delivered to the Paying Agent or Parent, as applicable, a properly completed Letter of Transmittal and a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable; provided further, that, as a condition to payment of any amount owed to such holders, each such holder must have first delivered to the Paying Agent or Parent, as applicable, a properly completed Option Surrender Agreement and Suitability Documentation.  For purposes of calculating the aggregate amount of consideration payable in respect of each Vested Company Option held by a Non-Continuing Employee pursuant to this Section 2.1(b)(i), (1) all shares of Company Common Stock issuable upon the exercise in full of the Vested Company Options held by each such Company Vested Optionholder shall be aggregated and (2) the amount of cash to be paid to each such Company Vested Optionholder shall be rounded down to the nearest whole cent.

(ii)Vested Company Options Held by Continuing Employees.  No Vested Company Options held by a Continuing Employee shall be assumed, substituted or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby.  At the Effective Time, each Vested Company Option that is outstanding as of immediately prior to the Effective Time that is held by a Continuing Employee shall be cancelled and converted automatically into the right to receive with respect to each share of Company Common Stock subject thereto the sum of (A) an amount, without interest, in respect of each share of Company Common Stock issuable upon the exercise in full of such Vested Company Option, equal to (1) the Per Share Closing Consideration less (2) the applicable per share exercise price of such Vested Company Option, (B) the contingent right to receive the Per Share Adjustment Escrow Fund Amount and the Per Share Indemnity Escrow Amount, without interest, in each case in accordance with Section 2.9 or Section 8.4, as applicable, (C) the contingent right to receive cash disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to such Vested Company Option to such Company Vested Optionholder (based on such Company Vested Optionholder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.9, (D) the contingent right to receive cash disbursements required to be made in connection with the Handle Settlement Payments and the Louisiana Incentive Payments, if any, in accordance with Section 6.26 and (E) the contingent right to receive the Per Share Expense Fund Amount, without interest, in accordance with Section 8.6(c).  Such payment in respect of any such Vested Company Options that are Employee Options shall be made to the holders of Employee Options through the payroll processing system of the

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Surviving Corporation or an Acquired Company in accordance with standard payroll practices net of applicable Tax withholding and deductions, and such payment in respect of any such Vested Company Options that are Non-Employee Options shall be paid to the Paying Agent for further payment to the holders of such Non-Employee Options; provided, that, as a condition to payment of any amount owed to such holders, each such holder must have first delivered to Parent a properly completed Option Surrender Agreement and Suitability Documentation.  For purposes of calculating the aggregate amount of consideration payable in respect of each Vested Company Option held by a Continuing Employee pursuant to this Section 2.1(b)(ii), (1) all shares of Company Common Stock issuable upon the exercise in full of the Vested Company Options held by each such Company Vested Optionholder shall be aggregated and (2) the amount of cash to be paid to each such Company Vested Optionholder shall be rounded down to the nearest whole cent.

(iii)Unvested Company Options. At the Effective Time, each Unvested Company Option that is outstanding as of immediately prior to the Effective Time shall not be assumed by Parent and shall be cancelled for no consideration (collectively, the “Cancelled Options”).

(iv)Prior to the Effective Time, and subject to the prior review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.1 under the applicable Company Equity Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Board or applicable committee of the Board to terminate all Company Options in accordance with this Section 2.1(b) have been made. The Company shall take all actions necessary to terminate the applicable Company Equity Plan prior to the Effective Time. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements that would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.

(v)To the extent applicable, any allocable portion of the Total Merger Consideration to be made following the Closing to a holder of Vested Company Options in accordance with this Agreement, if any, shall be paid at the same time as any related payments are made to Company Stockholders in a manner that satisfies Regulation Section 1.409A-3(i)(5)(iv) of the Code, to the extent necessary to satisfy the requirements of Section 409A of the Code.

(c)Treatment of Company Warrants. The Company Warrants shall not be assumed, continued or substituted by Parent or the Company in connection with the Merger or the other transactions contemplated hereby. Immediately prior to the Effective Time, each Company Warrant shall be cancelled and extinguished and, subject to the execution and delivery by such Company Warrantholder of a Warrant Cancellation Agreement and a properly completed Letter of Transmittal and a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, at or prior to the Closing, the vested portion of each Company Warrant shall be converted automatically into the right to receive with respect to each then vested share of Company Capital Stock subject thereto the sum of  (i) at the Closing, subject to Section 2.3 and without interest, (A) the Per Share Closing Consideration less (B) the per share exercise price of such Company Warrant, (ii) the contingent right to receive the Per Share Adjustment Escrow Fund and the Per Share Indemnity Escrow Amount, without interest, in each case in accordance with Section 2.9 or Section 8.4, as applicable, (iii) the contingent right to receive cash disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to such Company Warrant to such Company Warrantholder (based on such Company Warrantholder’s Pro Rata Share of the released amount), without interest, in accordance with Section 2.9, (iv) the contingent right to receive cash disbursements required to be made in connection with the Handle Settlement Payments

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and the Louisiana Incentive Payments, if any, in accordance with Section 6.26 and (v) the contingent right to receive the Per Share Expense Fund Amount, without interest, in accordance with Section 8.6(c).

(d)Effect on Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e)Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the Merger, each share of Company Capital Stock held by the Company or Parent (or any direct or indirect wholly owned Subsidiary of the Company or Parent) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor (such shares, the “Cancelled Shares”).

2.2Closing Payments

(f).

(a)As soon as reasonably practicable following the Closing, but in no event later than one (1) Business Day following the Closing, Parent shall transfer, by wire transfer of immediately available funds to the Paying Agent for exchange in accordance with this Article II, the aggregate Per Share Closing Consideration as set forth on the Allocation Schedule delivered pursuant to Section 5.3 and payable at the Closing to (i) the Company Stockholders who are Accredited Stockholders and Unaccredited Stockholders, in each case, pursuant to Section 2.1(a) in consideration for their shares of Company Capital Stock outstanding as of immediately prior to the Effective Time, excluding, in each case, the portion of the Per Share Closing Consideration required to be reported on IRS Form W-2 as ordinary (wage) income of such Company Stockholder in respect of each Disqualified Common Share held thereby, (ii) the Company Vested Optionholders holding Non-Employee Options pursuant to Section 2.1(b)  in consideration for such Vested Company Options outstanding as of immediately prior to the Effective Time and (iii) the Company Warrantholders pursuant to Section 2.1(c) in consideration for the vested Company Warrants outstanding as of immediately prior to the Effective Time, excluding in each case, the portion of the Escrow Cash and the Expense Fund applicable to such payments.

(b)As soon as reasonably practicable following the Closing, but in no event later than one (1) Business Day following the Closing, Parent, or the Paying Agent on behalf of Parent, shall pay, by wire transfer of immediately available funds, to the Surviving Corporation that aggregate portion of the Total Merger Consideration payable at Closing (i) that is required to be reported on IRS Forms W-2 as ordinary (wage) income in respect of all Disqualified Common Shares, (ii) in respect of Vested Company Options that are Employee Options held by Company Vested Optionholders that are Non-Continuing Employees pursuant to Section 2.1(b)(i) and (iii) in respect of Vested Company Options that are Employee Options held by Company Vested Optionholders that are Continuing Employees pursuant to Section 2.1(b)(ii) in consideration for such Vested Company Options outstanding as of immediately prior to the Effective Time.

(c)Parent shall cause the Surviving Corporation to promptly pay, through the payroll processing system of the applicable Acquired Company in accordance with standard payroll practices net of any applicable Tax withholding and deductions, (i) to each Company Stockholder the portion of the Per Share Closing Consideration required to be reported on IRS Form W-2 as ordinary (wage) income of such Company Stockholder in respect of each Disqualified Common Share held thereby, and (ii) to each Company Vested Optionholder that is a (A) Non-Continuing Employee (solely with respect to Employee Options) the portion of the Total Merger Consideration payable to such holders pursuant to Section 2.1(b)(i) and (B) Continuing Employee (solely with respect to Employee Options) the portion of the Total Merger

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Consideration payable to such holder pursuant to Section 2.1(b)(ii), in each case as set forth opposite such holder’s name in the Allocation Schedule.

(d)As soon as reasonably practicable following the Closing, but in no event later than one (1) Business Day following the Closing, Parent, or the Paying Agent on behalf of Parent, shall pay, by wire transfer of immediately available funds, on behalf of the Company and the Company Indemnitors, as the case may be, and as accounted for in the calculation of Total Merger Consideration, (i) to each lender designated by the Company on the Allocation Schedule, to an account designated in the applicable Payoff Letter, the amount of Indebtedness due at Closing to such lender and (ii) all Transaction Expenses payable to an advisor or other service provider to the Company (other than any Employee, director or officer) that remain outstanding as of the Closing to such account or accounts as are designated in the applicable Invoices and by the Company in the Allocation Schedule.

(e)No interest will be paid or will accrue for the benefit of the Company Security Holders or the Company’s lenders, service providers or other creditors on any Total Merger Consideration or any other amounts payable under this Agreement.

(f)Notwithstanding anything contained in this Agreement to the contrary, all costs, fees and expenses of the Paying Agent in connection with the provision of its services pursuant to this Agreement and the transactions contemplated hereby shall be borne and payable by Parent.

2.3Post-Closing Payments and Share Issuance Procedures

.

(a)As promptly as practicable following the Agreement Date, Parent, the Company, the Stockholder Representative and the Paying Agent shall enter into the payments administration agreement in the form to be agreed upon by the Company, Parent, the Stockholder Representative and the Paying Agent prior to the Closing Date (the “Paying Agent Agreement”).  Following execution of the Paying Agent Agreement, (i) the Company shall promptly (and not later than two (2) Business Days prior to the distribution of the Exchange Documents by the Paying Agent) deliver or cause to be delivered to the Paying Agent and Parent the information set forth in the Paying Agent Agreement in accordance therewith (the “Required Information”), (ii) as promptly as practicable following receipt of the Required Information, and in any event within two (2) Business Days thereafter, or at a later time as may be agreed between Parent and the Company, Parent shall cause the Paying Agent to set up the Paying Agent’s electronic platform to allow the applicable Company Indemnitors to complete their Exchange Documents electronically and (iii) as promptly as practicable following receipt of the Required Information, and in any event within three (3) Business Days thereafter, or at a later time as may be agreed between Parent and the Company, Parent shall cause the Paying Agent to send an email (A) to each Company Stockholder, in each case at the email address for such Person set forth in the Required Information, to invite such Person to register and log into the Paying Agent’s electronic platform to complete electronically a letter of transmittal in the form to be agreed upon by the Company, Parent, the Stockholder Representative and the Paying Agent prior to the Closing Date (the “Letter of Transmittal”), the Joinder Agreement (if and as expressly required to be delivered by such Company Stockholder hereunder) and other required Exchange Documents, (B) to each Company Vested Optionholder who holds Non-Employee Options, in each case at the email address for such Person set forth in the Required Information, to invite such Person to register and log into the Paying Agent’s electronic platform to complete electronically a Letter of Transmittal, the Option Surrender Agreement and other required Exchange Documents and (C) to each Company Warrantholder, in each case at the email address for such Company Warrantholder set forth in the Required Information, to invite such Company Warrantholder to register and log into the Paying Agent’s electronic platform to complete electronically the Letter of Transmittal, the Warrant Cancellation Agreement and other required Exchange Documents; provided that if the Company has not provided the Required Information for any particular Company Security Holder on or before the date that is three (3) Business

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Days prior to the Closing Date, Parent shall not be required to cause the Paying Agent to, and the Paying Agent shall not be required to, send the email described in the foregoing clause (iii) to such Company Security Holder until the date that is three (3) Business Days following the Closing.

(b)Subject to Section 2.6, as promptly as practicable following receipt by the Paying Agent of a Letter of Transmittal (and, with respect to each Company Vested Optionholder that is a Non-Continuing Employee and who holds Non-Employee Options, an Option Surrender Agreement, and, with respect to each Company Warrantholder, a Warrant Cancellation Agreement) and any other documents (including a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, and, with respect to any Accredited Stockholder, the Suitability Documentation) that Parent or the Paying Agent may reasonably require in connection therewith (collectively, the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, but for the avoidance of doubt in no event prior to the Effective Time, (i) Parent shall cause the Paying Agent to pay to each Company Stockholder the cash amount payable to such holder at the Closing pursuant to Section 2.1(a)  as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to be rounded down to the nearest whole cent and excluding the portion of the Per Share Closing Consideration required to be reported on IRS Form W-2 as ordinary (wage) income of such holder in respect of each Disqualified Common Share held thereby as well as such holder’s contribution to the Escrow Cash and the Expense Fund as set forth on the Allocation Schedule), (ii) Parent shall cause its transfer agent to issue to each Accredited Stockholder the number of shares of Parent Common Stock issuable to such holder at the Closing pursuant to Section 2.1(a), Section 2.1(b) and Section 2.1(c), as applicable in each case, as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to be rounded down to the nearest whole share and excluding such holder’s contribution to the Escrow Cash and the Expense Fund as set forth on the Allocation Schedule), (iii) Parent shall cause the Paying Agent to pay to each Company Vested Optionholder the cash amount payable to such holder at the Closing solely in respect of Non-Employee Options pursuant to Section 2.1(b)  as set forth opposite such holder’s name in the Allocation Schedule, (iv) Parent shall cause the Surviving Corporation to pay, through the payroll processing system of the applicable Acquired Company in accordance with standard payroll practices and net of any applicable Tax withholding and deductions, (A) to each Company Stockholder the cash amount payable to such holder at the Closing that is equal to the portion of the Per Share Closing Consideration required to be reported on IRS Form W-2 as ordinary (wage) income of such holder in respect of each Disqualified Common Share held thereby as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to be rounded down to the nearest whole cent and excluding such holder’s contribution to the Escrow Cash and the Expense Fund as set forth on the Allocation Schedule), and (B) to each Company Vested Optionholder the cash amount payable to such holder at the Closing solely in respect of Employee Options pursuant to Section 2.1(b) as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to be rounded down to the nearest whole cent and excluding such holder’s contribution to the Escrow Cash and the Expense Fund as set forth on the Allocation Schedule), and (v) Parent shall cause the Paying Agent to pay to each Company Warrantholder the cash amount payable to such holder at Closing pursuant to Section 2.1(c) as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to be rounded down to the nearest whole cent and excluding such holder’s contribution to the Escrow Cash and the Expense Fund as set forth on the Allocation Schedule).  Without limitation to the foregoing, assuming the timely receipt by the Paying Agent or Parent, as applicable, of the Exchange Documents and other documentation required to be delivered by the Company Stockholders, Company Vested Optionholders and Company Warrantholders pursuant to this Section 2.3(b), Parent shall use commercially reasonable efforts to cause (x) the Paying Agent to make the payments contemplated by this Section 2.3(b) as soon as practicable following the Closing (and in any event within the later to occur of one Business Day following (A) the Closing and (B) the date that the recipient thereof delivers the documentation required to be delivered by it hereunder), and (y) its transfer agent to issue the Parent Common Stock contemplated by this Section 2.3(b) on the Closing Date.

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(c)At any time following the date that is one (1) year following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 2.2, and any and all interest thereon or other income or proceeds thereof, not disbursed to the Company Security Holders pursuant to Section 2.3, and thereafter the Company Security Holders shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts that may be payable to such holders pursuant to Section 2.3(b) upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 2.3(b).  No interest shall be payable to the Company Security Holders for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.3(c) and which are subsequently delivered to the Company Security Holders.

(d)Notwithstanding anything to the contrary in this Section 2.3, none of Parent, the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.4Escrow

.

(a)At the Closing, Parent shall deposit with the Escrow Agent (i) the Adjustment Escrow Cash on behalf of the Company Indemnitors for the purpose of partially securing the obligations of the Company Indemnitors to Parent regarding a Post-Closing Deficit Amount under Section 2.9 and (ii) the Indemnity Escrow Cash on behalf of the Company Indemnitors for the purpose of partially securing the obligations of the Company Indemnitors under Section 2.9 and Article VIII during the period through the eighteen (18) month anniversary of the Closing Date. The Adjustment Escrow Cash shall become issuable or payable, as applicable, to the Company Indemnitors, if at all, in accordance with each Company Indemnitor’s respective Pro Rata Share, subject to the terms and conditions of this Agreement (including Section 2.9). The Indemnity Escrow Cash shall become payable to the Company Indemnitors, if at all, in accordance with each Company Indemnitor’s respective Pro Rata Share, subject to the terms and conditions of this Agreement (including Section 2.9 and Article VIII).  The parties hereto agree that, for Tax purposes only, Parent shall be treated as the owner of the Escrow Cash and all interest on or other taxable income, if any, earned from the investment of the Escrow Cash pursuant to the Escrow Agreement shall be treated for Tax purposes as earned by Parent.  Within ten (10) days after the end of each calendar quarter and within ten (10) days after the final distribution of the Escrow Cash to the Company Indemnitors, Parent shall be entitled to a distribution equal to twenty eight percent (28%) of all interest and earnings from the investment and reinvestment of the Escrow Cash for such calendar quarter or portion thereof ending on such final distribution of the Escrow Cash, as applicable; provided that such rate shall be adjusted to reflect any subsequent change in the combined effective U.S. federal and state income tax rate applicable to corporate income of Parent.

(b)The approval and adoption of this Agreement and approval of the Merger by the Company Indemnitors, and the delivery of the Joinder Agreements and Warrant Cancellation Agreements by the Company Indemnitors, constitutes approval by such Company Indemnitors, as specific terms of the Merger, and the irrevocable agreement of such Company Indemnitors to be bound by and comply with, this Agreement and all of the arrangements and provisions of this Agreement relating to the matters set forth in this Section 2.4, including Parent’s deposit of the Escrow Cash with the Escrow Agent.

2.5Dissenting Shares

.

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(a)Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and with respect to which the Company Stockholder thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL, and who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the payments set forth in Section 2.1, but such Company Stockholder shall only be entitled to such rights as are provided by the DGCL.  Notwithstanding the provisions of this Section 2.5, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 2.1, without interest thereon, and subject to the escrow provisions set forth in this Article II and Article VIII and expense provisions in Section 8.6, upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 2.3.

(b)The Company shall give Parent (i) prompt notice of any demand for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the applicable provisions of the DGCL and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s prior written consent. Subject to Section 8.2, the payout of consideration under this Agreement to the Company Indemnitors (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 2.5 and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any other Company Security Holder.

2.6No Fractional Shares

. Despite anything to the contrary set forth herein, the number of shares of Parent Common Stock to be issued to each Accredited Stockholder pursuant to Section 2.1(a), Section 2.1(b) and Section 2.1(c), respectively, shall be rounded down to the nearest whole number of shares of Parent Common Stock.  Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued to any Accredited Stockholder in connection with the Merger and the Parent Stock Issuance and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock.  Parent shall pay, or cause each of the Paying Agent and/or Surviving Corporation, as applicable, to pay, to each Accredited Stockholder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock, including fractional shares, that would be issued to such Accredited Stockholder for the Paying Agent’s purposes and separately so aggregating all shares of Parent Common Stock, including fractional shares, that would be issued to such Accredited Stockholder for the Surviving Corporation’s payroll purposes), in lieu thereof and upon surrender thereof, an amount in cash (without interest) equal to the product obtained by multiplying (a) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled (after taking into account all Company Capital Stock held by such holder immediately prior to the Effective Time and allocated to receive any shares of Parent Common Stock) in accordance with Section 2.1 by (b) the Parent Stock Price, rounded to the nearest cent, in each case, as set forth in the Allocation Schedule. Each share of Parent Common Stock issuable in the Merger, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be book-entry security entitlements.

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2.7Withholding

. Notwithstanding any other provision of this Agreement, Parent, the Surviving Corporation, the Paying Agent, the Escrow Agent and any Affiliate of the foregoing shall be entitled to (a) deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law or Order (which deduction and withholding may be made solely from the cash consideration, or to the extent made with respect to the Merger Stock Consideration, at Parent’s election, by a reduction in the shares comprising the Merger Stock Consideration), and (b) be provided any necessary tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld and paid to the proper Governmental Entity or other appropriate Person, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.8Taking of Necessary Action; Further Action

. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

2.9Post-Closing Reconciliation

.

(a)At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent its good faith calculation of (i) the estimated Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”), (ii) the estimated Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (iii) the estimated Closing Cash Amount (the “Estimated Closing Cash Amount”), (iv) the estimated Transaction Expenses (the “Estimated Transaction Expense Amount”), and (v) the Total Merger Consideration calculated based on such estimated amounts (including the component pieces thereof) (the “Estimated Closing Statement”), in each case, accompanied by reasonably detailed back-up documentation for such calculations. The Company shall prepare the Estimated Closing Statement, including the respective components thereof set forth in this Section 2.9(a)(i)-(v), in accordance with the applicable definitions in this Agreement and with GAAP, except for such deviations from GAAP or other methodologies as expressly set forth on Schedule E.  The Company shall make available to Parent and its Representatives the books and records used in preparing the Estimated Closing Statement and reasonable access (on prior notice and during business hours) to employees of the Company as Parent may reasonably request in connection with its review of such statements, and will otherwise cooperate in good faith with Parent’s and its Representatives review of such statements and shall take into consideration in good faith any comments of Parent on the Estimated Closing Statement, as applicable.  The Estimated Closing Working Capital Adjustment Amount, the Estimated Closing Indebtedness Amount, the Estimated Closing Cash Amount, and the Estimated Closing Transaction Expense Amount set forth in the Estimated Closing Statement will be used for purposes of calculating the Total Merger Consideration at the Closing (which calculation shall be subject to adjustment pursuant to, and in accordance with, the terms of this Section 2.9).  Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Estimated Closing Statement, as applicable.

(b)As soon as reasonably practicable after the Closing Date, and in any event within one hundred and twenty (120) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) that shall set forth a calculation of (i) the Closing Working Capital Adjustment Amount, (ii) the Closing Indebtedness Amount, (iii) the

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Closing Transaction Expense Amount, (iv) the Closing Cash Amount and (v) the Total Merger Consideration, in each case accompanied by reasonably detailed back-up documentation for such calculations. Parent shall prepare such Post-Closing Statement, including the respective components thereof set forth in this Section 2.9(b)(i)-(v), in accordance with the applicable definitions in this Agreement and with GAAP, except for such deviations from GAAP or other methodologies as expressly set forth on Schedule E.  After the Stockholder Representative’s receipt of the Post-Closing Statement, the Stockholder Representative and its Representatives shall be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Post-Closing Statement and the calculation of the Closing Working Capital Adjustment Amount, Closing Indebtedness Amount, Closing Cash Amount, Closing Transaction Expense Amount and the Total Merger Consideration after signing a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to Parent’s independent accountants, as well as the relevant books and records of the Company, and Parent shall cause the Company and its Representatives to use commercially reasonable efforts to assist the Stockholder Representative and its Representatives in their reasonable review of the Post-Closing Statement.  The Stockholder Representative shall notify Parent in writing (the “Notice of Adjustment Disagreement”) within thirty (30) days of the Stockholder Representative’s receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Stockholder Representative disagrees with any portion of the Post-Closing Statement.  The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Stockholder Representative’s proposed adjustments to the Post-Closing Statement with reasonably detailed supporting documentation.  If the Stockholder Representative does not deliver to Parent a Notice of Adjustment Disagreement on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Stockholder Representative and shall become final and binding upon the parties hereto and the Company Indemnitors.  During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Stockholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement.  Any items agreed to by the Stockholder Representative and Parent in a written agreement executed and delivered by each of the Stockholder Representative and Parent, together with any items not disputed or objected to by the Stockholder Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.”  If at the end of the Adjustment Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Stockholder Representative and Parent, or either of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to Deloitte & Touche LLP (the “Independent Accountant”).  In the event that Deloitte & Touche LLP refuses or is otherwise unable to act as the Independent Accountant, the Stockholder Representative and Parent shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Stockholder Representative and Parent, in which event “Independent Accountant” means such firm.  Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto, of the appropriate amount of each of the Unresolved Matters. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Stockholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Stockholder Representative in the Notice of Adjustment Disagreement or Parent in the Post-Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Parent and the Stockholder Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this

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Section 2.9(b); provided, that the independent accountants of Parent or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.  The fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the Company Indemnitors) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Stockholder Representative (on behalf of the Company Indemnitors)).

(c)The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.9(b), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.9(b) as adjusted pursuant to the written agreement executed and delivered by Parent and the Stockholder Representative or (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.9(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 2.9(b).  The date on which the Final Closing Statement is finally determined in accordance with this Section 2.9(c) is hereinafter referred to as the “Determination Date.”

(d)If the Total Merger Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.9) is less than the Total Merger Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Deficit Amount”), then (i) Parent and the Stockholder Representative shall deliver a joint written instruction in accordance with the terms of the Escrow Agreement directing the Escrow Agent to distribute to Parent, and the Company Indemnitors hereby automatically and with no further action required on their part forever waive and discharge any rights in or to, an amount of Adjustment Escrow Cash with an aggregate value equal to the absolute value of the Post-Closing Deficit Amount (plus any costs allocated to the Stockholder Representative (on behalf of the Company Indemnitors) pursuant to Section 2.9(b)), and (ii) solely in the event that the absolute value of the Post-Closing Deficit Amount (plus any costs allocated to the Stockholder Representative (on behalf of the Company Indemnitors) pursuant to Section 2.9(b)) exceeds the Adjustment Escrow Value, Parent and the Stockholder Representative shall deliver a joint written instruction in accordance with the terms of the Escrow Agreement directing the Escrow Agent to distribute to Parent, and the Company Indemnitors hereby automatically and with no further action required on their part forever waive and discharge any rights in or to, an amount of Indemnity Escrow Cash equal to such deficiency.  Any Post-Closing Deficit Amount recovered from the Escrow Cash shall reduce the amount of Escrow Cash in the same proportion as Escrow Cash was withheld from the Company Indemnitors at the Closing (as set forth on the Allocation Schedule).

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(e)If the Total Merger Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.9) is more than the Total Merger Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Excess Amount”), then Parent shall promptly, and in any event within five (5) Business Days after the Determination Date, pay the Post-Closing Excess Amount in cash to the Paying Agent (for further distribution to the Company Indemnitors other than Company Optionholders in respect of Employee Options) and the Surviving Corporation (for further distribution to the Company Indemnitors who are Company Optionholders in respect of Employee Options) the portion of such amount payable pursuant to Section 2.1(a) and Section 2.1(c), as applicable; provided, that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the Post-Closing Excess Amount payable to each Company Indemnitor.

(f)Following the payment of any Post-Closing Deficit Amount to Parent in accordance with Section 2.9(d) or any Post-Closing Excess Amount to the Company Indemnitors in accordance with Section 2.9(e), or if the Total Merger Consideration set forth in the Final Closing Statement (finally determined in accordance with this Section 2.9) is equal to the Total Merger Consideration set forth in the Estimated Closing Statement, Parent and the Stockholder Representative shall deliver a joint written instruction in accordance with the terms of the Escrow Agreement directing the Escrow Agent to distribute or cause to be distributed promptly, but in any event within ten (10) Business Days after the Determination Date, to the Paying Agent (for further distribution to the Company Indemnitors other than Company Stockholders in respect of ordinary (wage) income attributable to Disqualified Common Shares, as then applicable, and Company Optionholders in respect of Employee Options) and the Surviving Corporation (for further distribution to the Company Indemnitors who are Company Stockholders in respect of ordinary (wage) income attributable to Disqualified Common Shares, as then applicable, and Company Optionholders in respect of Employee Options through the payroll processing system of the Surviving Corporation in accordance with standard payroll practices and net of any applicable Tax withholding and deductions) the portion of the Adjustment Escrow Cash (if any) that has not previously been released to Parent in accordance with Section 2.9(d); provided, that as a condition to Parent’s and Paying Agent’s obligation to make such distributions, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the Adjustment Escrow Cash deliverable to each Company Indemnitor; provided, further, that Parent shall cooperate with and provide to the Stockholder Representative such information as it may require to so update the Allocation Schedule, including all additional and incremental Transaction Payroll Taxes calculated with respect to each such deliverable portion of the Adjustment Escrow Cash (if any).

(g)Parent and the Surviving Corporation shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Indemnitor received the appropriate portion of any such distribution, and in no event will Parent, the Surviving Corporation or any of their Affiliates have any liability to any person on account of payments or distributions made in accordance with the updated Allocation Schedule delivered by the Stockholder Representative.

2.10Equitable Adjustments

.  If at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of Parent Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount or class contained in this Agreement which is based on the price of Parent Common Stock or the number or class of shares of Parent Common Stock shall be equitably adjusted to the extent necessary to provide the parties the same economic effect with respect to the Parent Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

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2.11Preliminary Allocation Schedule

. Attached hereto as Schedule D is a preliminary allocation schedule (the “Preliminary Allocation Schedule”) which sets forth, assuming that the Closing occurs on the date of this Agreement, the information required to be included in the Allocation Schedule.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures and exceptions set forth in the disclosure schedule of the Company dated as of the Agreement Date and delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) each of which disclosures correspond to the specific Section and, if applicable, the Subsection of this Article III to which it relates, and for the avoidance of doubt, regardless of whether the context of the language contained within such Section or Subsection of this Agreement is expressly stated to be specifically qualified thereby (provided that any information set forth in a section or subsection of the Disclosure Schedule shall be deemed disclosed for purposes of any other section or subsection of the Disclosure Schedule, and shall qualify the corresponding Section or Subsection of this Agreement, where it is reasonably apparent from the actual text of the disclosures or the actual text of such Section or Subsection of this Agreement that such information applies to such other section or subsection of the Disclosure Schedule and qualifies the corresponding Section or Subsection of this Agreement), the Company represents and warrants to Parent and Merger Sub as follows:

3.1Organization of the Acquired Companies

.

(a)The Company and each of its Subsidiaries is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation. The Company and each of its Subsidiaries has the requisite power and authority to own, operate, distribute and lease its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in a Material Adverse Effect to the Company.  None of the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(b)Section 3.1(b) of the Disclosure Schedule sets forth a correct and complete list of: (i) the names of the members of the board of directors or managers, as applicable, of the Company and each of its Subsidiaries and (ii) the names and titles of the officers of the Company and each of its Subsidiaries, in each case as of the Agreement Date.

(c)Section 3.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company and each of its Subsidiaries has Employees or facilities or otherwise conducts its business as of the Agreement Date (specifying the existence of Employees or facilities in each such state or jurisdiction).

(d)The Company has made available correct and complete copies of the Company’s and each of its Subsidiaries’ certificates of incorporation or equivalent organizational documents, as amended to date (the “Formation Documents”), and bylaws and equivalent governing documents, as amended to date, each in full force and effect on the Agreement Date (collectively, the “Charter Documents”).  The board of directors of the Company and each of its Subsidiaries has not approved or proposed, nor, to the Knowledge of the Company, has any Person proposed, any amendments to any of the current Charter Documents, other than in connection with the transactions contemplated by this Agreement.

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3.2Company Capital Structure

.

(a)As of the Agreement Date, the authorized capital stock of the Company consists of (i) 44,126,274 shares of Company Common Stock, $0.0001 par value, of which 12,009,654 shares are issued and outstanding, and (ii) 27,154,557 shares of Company Preferred Stock, $0.0001 par value, (A)  4,721,482 shares of which are designated Series Seed Preferred Stock and all of which are issued and outstanding, (B) 6,390,331 shares of which are designated Series A Preferred Stock, 6,360,696 of which are issued and outstanding, (C)  5,948,065 shares of which are designated Series B Preferred Stock and all of which are issued and outstanding and (D) 10,094,679 shares of which are designated Series C Preferred Stock, 8,953,211 of which are issued and outstanding.  Each share of Company Preferred Stock is convertible into Company Common Stock by dividing the applicable Original Issue Price (as defined in the Company’s Certificate of Incorporation) of such series by the applicable Conversion Price (as defined in the Company’s Certificate of Incorporation) of such series in effect at the time of conversion, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options under the Company Equity Plan and Company Warrants that are outstanding as of the Agreement Date and set forth on Section 3.2(a) of the Disclosure Schedule.  The Company holds no treasury shares. Section 3.2(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of the holders of issued and outstanding and authorized shares of Company Capital Stock and each other Equity Interest of the Company and each of its Subsidiaries with the number and type of such shares or other Equity Interests so owned by each such holder, and any beneficial holders thereof.  All issued and outstanding shares of Company Capital Stock  or other Equity Interests of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such shares are free of any Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Charter Documents or any written Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets are bound. None of the Company nor any of its Subsidiaries has ever declared or paid any dividends on any shares of Company Capital Stock or other Equity Interests. There is no Liability for dividends accrued and unpaid by the Company or any of its Subsidiaries. The Company is not under any obligation to register under the Securities Act or any other Law any shares of Company Capital Stock, any Company Securities or any other securities or Equity Interests of the Acquired Companies, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Capital Stock and all Company Options were issued in compliance with Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. No shares of Company Capital Stock are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, except for the shares of Company Common Stock set forth on Section 3.2(b)-1 of the Disclosure Schedule (such shares set forth, or required to be set forth, on Section 3.2(b)-1 of the Disclosure Schedule, the “Restricted Shares”). Each Contract pursuant to which any Restricted Shares are subject to vesting or a right of repurchase or a substantial risk of forfeiture is set forth on Section 3.2(b)-1 of the Disclosure Schedule. Duly and properly completed elections under Section 83(b) of the Code were timely and properly filed with the IRS with respect to all of the Restricted Shares and any other shares of Company Capital Stock that at any time were subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

(b)Section 3.2(b) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of the holders of any outstanding warrants (whether or not vested) to purchase or otherwise acquire shares of Company Capital Stock (each, a “Warrant”), including the number of shares of Company Capital Stock subject to each such Warrant, the grant date, and the exercise price for such Warrant, the extent to which such Warrant is vested and exercisable and the date on which such Warrant expires.

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(c)Section 3.2(c) of the Disclosure Schedule identifies as of the Agreement Date each Person with an offer letter or other Contract that contemplates a grant of Company Options or grant or issuance of other Equity Securities of the Company (including the number, series and class of shares, intended exercise price (had such Company Option been granted in the Ordinary Course of Business based on the offer letter or other Contract contemplating such grant, as applicable, that was executed by the Company or the applicable Subsidiary of the Company or otherwise in the Ordinary Course of Business in the absence of this Agreement and the transactions contemplated hereby) and vesting schedule (including, any accelerated vesting) if applicable), or who has otherwise been promised Company Options or other securities of the Company, which Company Options have not been granted, or other securities have not been granted or issued, as of the Agreement Date (each such individual required to be set forth on Section 3.2(c) of the Disclosure Schedule, an “Option Release Individual”).

(d)As of the Agreement Date, the Company has reserved 4,834,138 total shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plan, of which 3,624,918 shares are subject to outstanding and unexercised Company Options, and 1,209,220 shares remain available for issuance thereunder. Section 3.2(d)-1 of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of all Company Optionholders, and each Company Option, whether or not granted under the Company Equity Plan, including the number of shares of Company Capital Stock subject to each Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax Law), the term of each Company Option, the plan from which such Company Option was granted (if any), whether such option is subject to Section 409A of the Code, whether such Company Option was granted with an “early exercise” right in favor of the holder, and the country and state of residence of such Company Optionholder. All Company Options listed on Section 3.2(d)-1 of the Disclosure Schedule that are denoted as incentive stock options under Section 422 of the Code so qualify as of the Agreement Date, and shall continue to so qualify as of immediately prior to the consummation of the transactions contemplated by this Agreement. Section 3.2(d)-2 of the Disclosure Schedule indicates, as of the Agreement Date, which Company Optionholders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company.

(e)With respect to the Company Options, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective by all necessary corporate action, (ii) each award of Company Options has been made using the standard form of award agreement under the Company Equity Plan, a correct and complete copy of which has been made available to Parent, (iii) no Company Options differ in any material respect from such form of award agreement, and (iv) there is no Contract or binding arrangement to amend, modify or supplement any outstanding award agreement. No shares of Company Capital Stock are subject to vesting as of the Agreement Date and no Company Options are “early exercisable” as of the Agreement Date.  The treatment of Company Options under Section 2.1 hereof is permitted under the Company Equity Plan, applicable Laws, and the underlying individual agreements for such equity awards.  The Company has no outstanding commitments to grant Company Options or other awards. Except as set forth on Section 3.2(d) of the Disclosure Schedule, no Company Option that was granted so as to qualify as an incentive stock option as defined in Section 422 of the Code was early exercised by the holder of such Company Option.

(f)As of the Agreement Date, there are no authorized, issued or outstanding Company Securities other than shares of Company Capital Stock, Company Options and Company Warrants.

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(g)There is no Indebtedness of the Company or any of its Subsidiaries (i) granting a holder the right to vote on any matters on which any Company Security Holder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company or any of its Subsidiaries, issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(h)There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock or Equity Interests (i) between or among the Company or any of its Subsidiaries, on one hand, and any Company Security Holder or any holder of equity interests of any of the Company’s Subsidiaries, on the other hand, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, or (ii) to the Knowledge of the Company, between or among any Company Security Holders or any holder of equity interest of any of the Company’s Subsidiaries. Neither the Company Equity Plan nor any Contract of any character to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries or any of its assets is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options or the acceleration of any other benefits thereunder, in each case in connection with the transactions contemplated by this Agreement or upon termination of employment or service with the Company or any of its Subsidiaries or Parent, or in connection with any other event, whether before, upon or following the Effective Time.   As of the Closing Date, (i) the number of shares of Company Capital Stock set forth in the Allocation Schedule as being owned by a Person, or subject to Company Options or Company Warrants owned by such Person, shall constitute the entire interest of such Person in the issued and outstanding Company Capital Stock or any other Company Securities of the Company, (ii) no Person not disclosed in the Allocation Schedule shall have a right to acquire from the Company nor any of its Subsidiaries any shares of Company Capital Stock, Company Options, Warrants, Equity Interests or any other Company Securities and (iii) the shares of Company Capital Stock, and the Company Options and Company Warrants disclosed in the Allocation Schedule shall be free and clear of any Liens (other than Permitted Liens).

(i)As of the Effective Time, the Allocation Schedule will be correct and complete; provided, however, the parties agree and acknowledge that the Allocation Schedule shall be subject to updating after the Effective Time as expressly contemplated by this Agreement, including pursuant to Section 2.9, Section 8.4 and Section 8.6 hereof.

3.3Subsidiaries; Ownership Interests

.

(a)Section 3.3(a) lists the full legal name of each Subsidiary of the Company and indicates such Subsidiary’s jurisdiction of organization.

(b)No Acquired Company, directly or indirectly, owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest (including any convertible securities) in any other Person or Entity.

(c)All of the outstanding equity interests of the Company’s Subsidiary are wholly-owned directly by the Company and are so held free and clear of all Liens (other than Permitted Liens), and have not been issued in violation of any federal or state securities Law, purchase option, call option, right of first refusal or first offer, or co-sale, preemptive, subscription or similar right. There are no outstanding (i) shares of capital stock or other equity interests or voting securities of any Subsidiary which are owned by any Person other than the Company, (ii) securities convertible or exchangeable into equity interests of the Company’s Subsidiary, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company’s Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or

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redeem equity interests of the Company’s Subsidiary or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company’s Subsidiary.

3.4Authority and Enforceability

.

(a)The Company has all requisite power and authority to enter into this Agreement and the Company and each Subsidiary of the Company has all requisite power and authority to enter into any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary of the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Person and no further corporate action is required on the part of such Person to authorize this Agreement and any Related Agreements to which such Person is a party and the transactions contemplated hereby and thereby. The Company Stockholder Approval is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to adopt this Agreement and each of the Related Agreements and approve the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Company or any Subsidiary of the Company is a party have been, or, as of the Effective Time shall be, duly executed and delivered by such Person and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of such Person, as applicable, enforceable against it in accordance with their respective terms, subject to (A) Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (B) general principles of equity (the “Bankruptcy and Equity Exception”). The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (x) declared that this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (y) approved this Agreement in accordance with the provisions of the DGCL and (z) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger (collectively, the “Company Board Resolutions”).  Other than the Company Stockholder Approval, no other votes, approvals or consents on the part of the Company or any of the Company Security Holders are necessary under the DGCL, any of the Charter Documents or any Contracts to which the Company or any Subsidiary of the Company is a party to adopt this Agreement and the transactions contemplated by this Agreement and the Merger.

(b)No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, (ii) such filings as may be required, and the expiration or termination of the applicable waiting periods or the receipt of approvals or consents required under the HSR Act and other Antitrust Laws, (iii) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not have a material and adverse effect on, and would not reasonably be expected to have a material and adverse effect on, the Company or any of its Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of the Company or any of its Subsidiaries herein or to consummate the transactions contemplated by this Agreement in accordance with this Agreement and applicable Law.

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(c)The Company and each of its Subsidiaries, the Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Charter Documents shall not be applicable to any of Parent, the Company or the Surviving Corporation or to the execution, delivery or performance of the transactions contemplated by this Agreement, including the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.5No Conflict

. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party, and the consummation of the transactions contemplated hereby and thereby, shall not (a) (i) conflict with or result in any violation of any provision of the Charter Documents, (ii) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under, or require any consent, notice, approval or waiver from any Person pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which it is otherwise bound, or (iii) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) or (b) result in the imposition of any Lien on any of assets of the Company or any of its Subsidiaries or any of the shares of Company Capital Stock or Equity Interests of the Company or its Subsidiaries. Section 3.5 of the Disclosure Schedule sets forth all notices, consents, waivers and approvals of parties to any Contracts with the Company or any of its Subsidiaries that are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration immediately after the Closing so as to preserve all rights of, and benefits to, the Company or any of its Subsidiaries, as the case may be, under such Contracts from and after the Closing.   Immediately following the Closing, the Company and each of its Subsidiaries shall continue to be permitted to exercise all of its rights under such Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

3.6Company Financial Statements; No Undisclosed Liabilities

.

(a)(i) The Company has delivered to Parent correct and complete copies of (A) the consolidated audited financial statements of the Company and its Subsidiaries as of December 31, 2018 and for the twelve (12) month period then ended (including balance sheets, statements of income, statements of cash flows and the signed, unqualified opinion of Maxwell Locke & Ritter LLP, its auditor), (B) the consolidated audited financial statements of the Company and its Subsidiaries as of December 31, 2019 and for the twelve (12) month period then ended (including balance sheets, statements of income, statements of cash flows and the signed, unqualified opinion of Maxwell Locke & Ritter LLP, its auditor), (C) the unaudited financial statements of the Company for the twelve (12) month period ended December 31, 2020 and (D) the unaudited financial statements of the Company for the seven (7) month period ended July  31, 2021, and (ii) from the Agreement Date until the Closing Date, the Company will provide to Parent as promptly as practicable after they become available (A) similar unaudited financial statements following the end of the relevant calendar month and (B) customary audited year-end consolidated financial statements (including any related notes and schedules thereto) for the annual period ended December 31, 2020 (all of the foregoing audited and unaudited financial statements are referred to collectively as the “Financials”), which are included as Section 3.6(a) of the Disclosure Schedule.  The Financials (w) are derived from and in accordance with the books and records of the Company, (x) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (y) fairly and accurately present the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject,

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in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or shall be material in amount), and (z) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financials, applied on a consistent basis throughout the periods indicated and consistent with each other.

(b)None of the Company nor any of its Subsidiaries has any Liabilities of any nature other than (i) those set forth on or adequately provided for on the face of the balance sheet (the “Current Balance Sheet”) included in the Financials as of July 31, 2021, (ii) those set forth on or adequately provided for on the face of the balance sheet as of June 30, 2021 (the “Reference Date”), (iii) those incurred in the conduct of the Company’s or its Subsidiaries’ business since the Reference Date in the Ordinary Course of Business that are of the type that ordinarily recur and do not result from the breach of Contract, warranty, infringement, tort or violation of Law, (iv) those incurred by the Company or any of its Subsidiaries in connection with the execution of this Agreement and (v) those arising under Material Contracts in accordance with their terms (other than the payment of liquidated damages or arising as a result of a default or breach thereof). Except for Liabilities as are required to be reflected in, and are reflected in, the Financials, none of the Company nor any of its Subsidiaries has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries has ever guaranteed any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP consistently applied and are adequate in all material respects.

(c)Section 3.6(c) of the Disclosure Schedule sets forth a correct and complete list of all Indebtedness of the Company and each of its Subsidiaries as of the Agreement Date, including, for each such item of Indebtedness, the agreement governing the Indebtedness, any assets securing such Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Indebtedness at the Closing.

(d)The Company and each of its Subsidiaries has established and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and each of its Subsidiaries is being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and each of its Subsidiaries and (iv) that the amount recorded for assets on the books and records of the Company and each of its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company nor any of its Subsidiaries, the Company’s independent auditors nor, to the Knowledge of the Company, any current or former employee, consultant or director of  each of the Company and its Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves the Company or any of its Subsidiaries’ management or other current or former employees, consultants or directors of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries, or any claim or allegation regarding any of the foregoing. None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or its internal accounting controls or any material inaccuracy in the Company or any of its Subsidiaries’ financial statements. No attorney representing the Company or any of its Subsidiaries has reported to the Board or

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any committee thereof or to any director or officer of the Company or any of its Subsidiaries evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their Representatives.  There are no significant deficiencies or material weaknesses in the design or operation of the Company or any of its Subsidiaries’ internal controls that will adversely affect the ability of the Company or any of its Subsidiaries’ to record, process, summarize and report financial data. At July 31, 2021, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Current Balance Sheet as required by Statement No. 5. There has been no material change in the Company or any of its Subsidiaries’ accounting policies the past three (3) years, except as described in the Financials. No Acquired Company holds any cash outside of the United States.

3.7No Changes

. Since the Reference Date: (a) the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business, (b) there has not occurred a Material Adverse Effect with respect to the Company or any of its Subsidiaries, (c) none of the Company nor any of its Subsidiaries has taken any action that, if taken after the Agreement Date, would constitute a breach of, or require the consent of Parent under, Section 6.1, and (d) none of the Company nor any of its Subsidiaries has taken any action that would constitute a breach of, or require the consent of Parent, under Section 6.2.

3.8Tax Matters

.

(a)General Tax Matters.

(i)Each of the Acquired Companies has (A) prepared and timely filed (taking into account any extension of time within which to file) all of its Tax Returns, and such Tax Returns are true, correct, and complete in all material respects and (B) timely paid all Taxes required to be paid by it (whether or not shown on a Tax Return). None of the Acquired Companies is a beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions).

(ii)Each of the Acquired Companies has (A) withheld or collected with respect to its Employees, stockholders, independent contractors, customers and other third parties, all Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld or collected, and has timely paid over any such Taxes and other amounts to the appropriate Governmental Entity in accordance with applicable Law, (B) filed correct and complete information Tax Returns to the extent required to be filed by the Acquired Companies with respect thereto, and (C) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, deduction, collection and remittance of Taxes.

(iii)There is no Tax deficiency outstanding, assessed or proposed in writing against any of the Acquired Companies, and none of the Acquired Companies has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax and no request for any such waiver or extension has been filed or is currently pending.

(iv)No audit or other examination of any Tax Return of the Acquired Companies is presently in progress, nor have the Acquired Companies been notified in writing of any request for such an audit or other examination. No claim has ever been made by any Tax authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax, or required to file Tax Returns, in that jurisdiction. No adjustment relating to any Tax Return filed by an Acquired Company has been proposed by any Tax authority. None of the Acquired Companies is a party to or bound by any closing or other agreement or ruling with any Governmental Entity

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with respect to Taxes. There are no matters relating to Taxes under discussion between any Tax authority and an Acquired Company.

(v)As of July 31, 2021, none of the Acquired Companies has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and none of the Acquired Companies has incurred any liability for Taxes other than in the Ordinary Course of Business (or recognized any extraordinary gain) since the Reference Date.

(vi)The Company has delivered to Parent correct and complete copies of all income, sales and use, value added, and other material Tax Returns filed by the Acquired Companies for all taxable periods remaining open under the applicable statute of limitations, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Acquired Companies. Section 3.8(a)(vi) of the Disclosure Schedule sets forth each jurisdiction where each of the Acquired Companies will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.  No power of attorney with respect to Taxes has been granted with respect to the Acquired Companies.

(vii)There are no Liens on the assets of the Acquired Companies relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(viii)None of the Acquired Companies has been, during the applicable period provided in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix)The Company has made available to Parent complete and accurate copies of any written analysis (whether in final or draft form) prepared by, or on behalf of, any Acquired Companies regarding whether any of the tax attribute carryforwards of the Acquired Companies (including, but not limited to, net operating losses and tax credits) are subject to limitation pursuant to Sections 382, 383 or 384 of the Code.

(x)None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(xi)None of the Acquired Companies has (i) participated in any “reportable transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder, (ii) engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule), (iii) consummated or participated in any transaction which was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the United States Treasury Regulations promulgated thereunder, or (iv) participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax Law.  None of the Acquired Companies has taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(xii)None of the Acquired Companies, nor any predecessor of the Acquired Companies has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return other than the affiliated group of which the company is the common parent, (B) ever been a party to, or bound by, any Tax sharing, indemnification,

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reimbursement or allocation agreement, or owes any amount under any such agreement other than commercial agreements entered into in the Ordinary Course of Business the primary purpose of which is not Taxes, (C) any potential liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of Law, by contract, or otherwise, or (D) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xiii)None of the Acquired Companies, nor Parent as a result of its acquisition of the Acquired Companies, will be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof ending after the Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting, or use of an improper method of accounting, or otherwise for a taxable period that ends on or prior to the Closing Date or as a result of the transactions contemplated by this Agreement, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into on or prior to the Closing Date, (C) any intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring before the Closing, (D) any installment sale or open transaction disposition made on or prior to the Closing Date, or (E) any deferred revenue or prepaid amount received on or prior to the Closing Date. The Company has not made an election under Section 965(h) or Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(xiv)Each of the Acquired Companies uses the accrual method of accounting for income Tax purposes.

(xv)The Company has in its possession official foreign government receipts for any Taxes paid by it, or paid on its behalf, to any foreign Governmental Entity. None of the Acquired Companies has, or has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention), an office or fixed place of business, or otherwise is or has been subject to Tax, in any country other than the country in which it is organized.

(xvi)None of the Acquired Companies has ever (i) participated in an international boycott as defined in Section 999 of the Code, (ii) been subject to any accumulated earnings Tax or personal holding company Tax, (iii) had branch operations in any foreign country, (iv) been party to a gain recognition agreement under Section 367 of the Code, or (v) incurred a dual consolidated loss within the meaning of Section 1503 of the Code.  None of the Acquired Companies has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No Tax ruling, clearance or consent has been issued to the Acquired Companies, and none of the Acquired Companies has applied for any Tax ruling, clearance or consent.  None of the Acquired Companies has entered into any Contract or arrangement with any Governmental Entity that requires it to take any action or to refrain from taking any action relating to Taxes.  To the extent required by applicable Law, each of the Acquired Companies has timely filed all reports and have created or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any non-U.S. Tax Law).

(xvii)  All transactions and agreements entered into between the Acquired Companies and any related parties have been made on arm’s length terms. Each of the Acquired Companies has properly and in a timely manner documented its transfer pricing methodologies in compliance with the Code and the United States Treasury Regulations thereunder, including Section 482 and Treasury

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Regulations Section 1.6662-6, and any comparable provisions of any state, local or non-U.S. Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology to the extent required by such Laws.

(xviii)Section 3.8(a)(xviii) of the Disclosure Schedule lists all Tax holidays and similar Tax benefits which have current applicability to the Acquired Companies.  The Company has made available to Parent all documentation relating to such Tax holidays and similar Tax benefits.  The Acquired Companies are currently in compliance with the requirements for all such Tax holidays and similar Tax benefits and have been in compliance since such holiday or benefit was originally claimed by the applicable Acquired Company. No Tax holiday or similar Tax benefit of the Acquired Companies will terminate or be subject to recapture or clawback in connection with the transactions contemplated by this Agreement.

(xix)Since January 1, 2015 the Company has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes, and at all times prior to January 1, 2015 the Company was a validly electing S corporation under Section 1361 and Section 1362 of the Code (and under similar provisions of applicable state or local Law). Section 3.8(a)(xix) of the Disclosure Schedule sets forth the entity classification of each of the other Acquired Companies for U.S. federal income Tax purposes.

(xx)There is no property or obligation of the Acquired Companies, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar applicable Laws.

(xxi)No Company Securities are a “covered security” within the meaning of Section 6045(g) of the Code. The Company has delivered or made available to Parent correct and complete copies of all election statements under Section 83(b) of the Code (together with evidence of timely filing of such election statements with the appropriate IRS Center) in the Company’s possession with respect to any share of Company Capital Stock or other property that was initially subject to a vesting arrangement issued by any of the Acquired Companies to any of employees, non-employee directors, consultants or other service providers.

(xxii)None of the Acquired Companies has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) failed to properly comply with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act,  (iii) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, or (iv) sought, or intends to seek, a covered loan under Section 7(a)(36) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(xxiii)The zlabs Entity has been a “controlled foreign corporation” as defined in Section 957 of the Code with respect to the Company at all times since the Company acquired an ownership interest in the zlabs Entity.  The Company has never owned an interest in a “controlled foreign corporation” as defined in Section 957 of the Code (other than the zlabs Entity) and the Company has never owned an interest in a “passive foreign investment company” within the meaning of Section 1297 of the Code.  The zlabs Entity does not own any “United States property” as defined in Section 956 of the Code. The Company would not be required to include any amount as income under Sections 951 or 951A of the Code if the taxable year of the zlabs Entity were deemed to close on the Closing Date.

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(b)Tax Matters related to Compensation. Section 3.8(b) of the Disclosure Schedule lists all service providers of the Company and each of its Subsidiaries who are reasonably believed by the Company to be “disqualified individuals” (within the meaning of Section 280G of the Code). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) result in any payment or benefit that would be, individually or in combination with any other payment or benefit, characterized or reasonably expected to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Tax law). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for Taxes paid pursuant to Section 4999 of the Code and the regulations thereunder or any similar state Law. Other than the Restricted Shares, none of the shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(c)409A Compliance. The Company and each of its Subsidiaries is not, nor has been, a party to any Contract, arrangement or plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). Each nonqualified deferred compensation plan is and has been in documentary and operational compliance in all material respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. The per share exercise price for each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant (and as of any later modification thereof) within the meaning of Section 409A of the Code and as determined in a manner consistent with Code Treas. Reg. 1.409A-1(b)(5)(iv)(B)(2)(i). No compensation is includable in the gross income of any Employee as a result of Section 409A of the Code with respect to any arrangements or agreements covering any Employee. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for Taxes paid pursuant to Section 409A of the Code and the regulations thereunder or any similar state Law.

3.9Restrictions on Business Activities

. There is no Contract or Order to which the Company or any of its Subsidiaries is a party or any Contract or Order which is otherwise binding upon the Company or any of its Subsidiaries (or any of their respective assets) which has or may reasonably be expected to have the effect of (a) limiting, restricting, prohibiting or otherwise impairing (i) any current or currently anticipated business practice of, or any current or currently anticipated business practice of, or the conduct of business by, the Company or any of its Subsidiaries or (ii) any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, including any Contract: (A) that contains covenants of non-competition, rights of first refusal or negotiation, non-solicitation of customers or employees, exclusive dealings, or other provisions that restrict the ability of the Company to compete with any Person that are binding on the Company or its Subsidiaries or an exclusive grant of rights by the Company or its Subsidiaries, (B) under which the Company or any of its Subsidiaries is restricted from hiring or soliciting potential employees, consultants or independent contractors; or (C) that restricts the Company or any of its Subsidiaries from manufacturing, selling, licensing, delivering or otherwise distributing or commercializing any Company Owned IP or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or from purchasing or otherwise obtaining any software, components, parts or services, or (b) otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, including with respect to any Company Products or the Company Owned IP. Without limiting the generality of the foregoing, none of the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries is restricted from selling, licensing, delivering or otherwise distributing or commercializing any of Company Owned IP or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

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3.10Title to Properties; Absence of Liens; Condition and Sufficiency of Assets

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(a)None of the Company nor any of its Subsidiaries owns any real property.

(b)Section 3.10(b) of the Disclosure Schedule sets forth a list, as of the Agreement Date, of all leases, lease guaranties, subleases, and other similar agreements for the use or occupancy of, or otherwise granting a right in or  relating to all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property to which the Company or any of its Subsidiaries is bound. There is no rent past due under any of such Lease Agreements, or any existing default (or event which with notice or lapse of time, or both, would constitute a default) which would be material to the operation of the business of the Company or any of its Subsidiaries. The Lease Agreements are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.  None of the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Each of the Company and its Subsidiaries has good title to, or valid leasehold interest in, all of its properties, and interests in properties and assets, real and personal, reflected on the Current Balance Sheet or acquired after the Reference Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Reference Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford each of the Company and its Subsidiaries, as applicable, valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.

(c)All material machinery, equipment, and other tangible assets of the Acquired Companies (other than real property) currently being used in the conduct of the Acquired Companies in the Ordinary Course of Business have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear), are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put. No maintenance of such assets has been materially deferred by the Acquired Companies.

3.11Intellectual Property

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(a)Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)“Company IP” means (A) all Technology and Intellectual Property Rights in the Company Products, and (B) all Company Owned IP.

(ii)“Company Owned IP” means any and all Intellectual Property Rights, including Registered IP that are owned or purported to be owned by the Company or any of its Subsidiaries.

(iii)“Company Products” means all products and services that have been or are as of the Agreement Date commercially provided, made available, marketed, distributed, offered online, offered for sale, sold, leased, loaned, or licensed by or on behalf of the Company or any of its Subsidiaries, at any time prior to the date of the Agreement (including through resellers and other channel partners), including the Company’s cloud based payment documentation and information management platform, and any product or service currently under development by or on behalf of the Company or any of its Subsidiaries.

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(iv)“Company Software” means the software that embodies any Company Owned IP or that is used in the operation, design, development, production, distribution, testing, provision, maintenance or support of any Company Product.

(v)“Company Source Code” means any software source code authored by or on behalf of the Company or any of its Subsidiaries, and any software source code of any Company Product.

(vi)“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “malware,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device or any information contained thereon or processed thereby; or (B) damaging or destroying any data or file without the user’s consent.

(vii)“Customer Data” means any and all information (A) collected by the Company or any of its Subsidiaries which either (1) identifies such customer or its employees, contractors, visitors or users, (2) is unique to such customer or its employees, contractors, visitors or users (whether or not Personal Information) or (3) could provide insight into such employees, contractors, users’ or visitors’ behavior if analyzed, aggregated or otherwise examined or (B) collected, accessed, held, used, stored, adapted, displayed, distributed or otherwise processed by the Company or any Subsidiary for or on behalf of a customer, employee, contractor or user.

(viii)“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

(ix) “Intellectual Property Rights” means all rights in, arising out of, or associated with Technology and intellectual property rights, including: (A) rights in, arising out of, or associated with works of authorship, including any such rights granted under US federal and state law and under the law of any other jurisdiction; (B) rights in, arising out of, or associated with databases; (C) rights in, arising out of, or associated with inventions, including any such rights granted under the Patent Act (collectively, “Patent Rights”) and under the law of any other jurisdiction; (D) rights in, arising out of, or associated with trademarks, service marks, trade dress and trade names including any such rights granted under U.S. Federal and state law and under the law of any other jurisdiction; (E) rights in, arising out of, or associated with confidential information and trade secrets, including any such rights described under the Uniform Trade Secrets Act and under the law of any other jurisdiction; (F) rights of attribution and integrity and other moral rights of an author; (G) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, publicity or similar rights; (H) rights in, arising out of, or associated with domain names; and (I) any similar rights arising in any jurisdiction in the world.

(x)“Open Source Material” means any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).

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(xi)“Personal Information” means (A) data in the possession, care, custody or control of the Company or any of its Subsidiaries (or a third party on or on behalf of the Company or any of its Subsidiaries), which relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address, identification number, location data, an online identifier, bank account number, credit card number, one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or any other data which may be used to identify an individual and (B) any other information which is classified as “personal data,” “personal information,” “personally identifiable information” (or similar term) under the Security Policies, Privacy Statement, or applicable Laws, including the Privacy and Security Laws.

(xii)“Privacy and Security Laws” means all applicable Laws, rules, regulations or directives, all guidance issued by any Governmental Entity thereunder and any applicable self-regulatory guidelines regarding the Processing of Personal Information, concerning the privacy, security, confidentiality, integrity or availability of Personal Information or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding: (A) data privacy and information security, (B) data breach notification (as applicable), (C) unfair or deceptive practices, (D) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data, (E) communications via email, telephone, or text message, and (F) online behavioral advertising. “Privacy and Security Laws” shall include, to the extent applicable, the General Data Protection Regulation (and any laws and regulations of any European Union Member States or the United Kingdom implementing them) (GDPR), Telephone Consumer Protection Act (TCPA)  Payment Card Industry Data Security Standards and programs (PCI-DSS), the Federal Trade Commission Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, Canada’s Personal Information Protection and Electronic Documents Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm Leach Bliley Act (GLBA), the Fair Credit Reporting Act (FCRA), the Fair and Accurate Credit Transactions Act (FACTA), the California Consumer Privacy Act of 2018 (CCPA), and federal, state and foreign laws that regulate unfair or deceptive acts and consumer protection, health care Laws, state social security number protection Laws, and any other applicable data protection laws of the jurisdictions in which the Company or any of its Subsidiaries operate or which are applicable to their respective businesses.

(xiii)“Privacy Statements” means, collectively, all of the Company’s and its Subsidiaries’ internal privacy policies, privacy statements made to customers, publicly posted privacy policies (including if posted on or in connection with the Company’s or its Subsidiaries’ products and services) and any other representation or statement by Company regarding receipt, collection, monitoring, maintenance, modification, hosting, creation, processing, transmission, use, analysis, disclosure, storage, retention, disposal or security of Personal Information.

(xiv)“Process or Processing” means any collection, use, disclosure retention, storage, disposal, transfer, security, protection, or other processing of data.

(xv)“Registered IP” means domain names and all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patents.

(xvi)“Security Policies” has the meaning set forth in Section 3.11(r)(iii).

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(xvii)“Sensitive Company Information” means confidential and proprietary information of the Company, its subsidiaries, Customer Data and Personal Information.

(xviii)“Shrink-Wrap Software” means any generally commercially available, non-customized software in executable code or hosted form that is available for an annual cost of not more than U.S. $15,000 for a single user or work station (or $75,000 in the aggregate for all users and work stations) pursuant to click-through, browse-wrap, click-wrap, or other standard, non-negotiated customer or end user terms or agreements and not distributed by the Company or any of its Subsidiaries or incorporated into or used in the Company Products.

(xix)“Technology” means all forms of technology and content, including any or all of the following: (A) published and unpublished works of authorship, including audiovisual works, collective works, computer programs or software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings; (B) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (C) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (D) databases, data compilations and collections and technical data; and (E) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

(b)Registered IP. Section 3.11(b)(1) of the Disclosure Schedule lists, as of the Agreement Date: (i) each item of Registered IP that is owned, filed in the name of, or purported to be owned by the Company or any of its Subsidiaries or subject to a valid obligation of assignment to the Company or any Subsidiary (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”); (ii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; (iii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable title, registration and application numbers; (iv) the filing date, and issuance/registration/grant date of such item of Registered IP; and (v) a brief descriptions of the prosecution status thereof. Section 3.11(b)(2) of the Disclosure Schedule lists, as of the Agreement Date: (y) any formal actions that must be taken by the Company or any of its Subsidiaries within ninety (90) days of the Closing Date with respect to any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (z) any Legal Proceedings before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP. All necessary registration, maintenance and renewal fees in connection with the Company Registered IP that are or shall be due for payment on or before the Closing Date have been or shall be timely paid and all necessary documents and certificates in connection with the Company Registered IP that are or shall be due for filing on or before the Closing Date have been or shall be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP. To the maximum extent provided for by, and in accordance with, applicable Laws, each of the Company and its Subsidiaries has recorded each assignment of Registered IP with each relevant Governmental Entity, in accordance with applicable Laws. The Company has made available to Parent correct and complete copies of all applications, correspondence and other material documents related to each such item of Registered IP.  Section 3.11(b)(1) and Section 3.11(b)(2) of the Disclosure Schedule sets forth a true, correct and complete list of all applications for Company Registered IP filed by or on behalf of the Company that has been abandoned or has lapsed as of the Agreement, and except as set forth

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therein, no application for Company Registered IP filed by or on behalf of the Company has been abandoned, or allowed to lapse. The Company has not claimed “small entity status” or “micro entity status” in the application for or registration of any Registered IP. To the maximum extent provided for by, and in accordance with, applicable Laws, each of the Company and its Subsidiaries has recorded each assignment of Registered IP with each relevant Governmental Entity, in accordance with applicable Laws. The Company has made available to Parent correct and complete copies of all applications, correspondence and other material documents related to each such item of Registered IP.

(c)Title, Validity and Enforceability. The Company solely and exclusively owns all right, title, and interest to and in the Company Owned IP free and clear of all Liens (other than Permitted Liens). All Company Registered IP is valid, subsisting, and (except with respect to applications, which are validly applied for) enforceable.  The Company (and not any of its Subsidiaries) is, and has always been, the beneficial and legal owner of all right, title and interest in and to all Company IP for all economic and Tax purposes. All of the Company IP is, and has always been, located in the United States for all Tax purposes. All Company IP created, conceived or developed by employees of, or otherwise created, conceived or developed by or on behalf of, any Subsidiary of the Company was created, conceived, developed or acquired on behalf of the Company pursuant to an intercompany agreement and was assigned to the Company immediately upon the creation, conception, development or acquisition of Company IP by such Subsidiary.

(d)Contracts.

(i)Section 3.11(d)(i)  of the Disclosure Schedule lists, as of the Agreement Date, all licenses or Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound pursuant to which any Intellectual Property Right or Technology is licensed to the Company or any of its Subsidiaries (other than, for listing purposes only (A) non-exclusive software licenses or software-as-a-service agreements with respect to Shrink-Wrap Software and Open Source Materials, (B) nondisclosure agreements entered in the Ordinary Course of Business, and (C) licenses of Intellectual Property Rights that are contained in a Standard Form Agreement without material deviation from the Intellectual Property Rights provisions set forth therein), (collectively “Inbound Licenses”).

(ii)Section 3.11(d)(ii)  of the Disclosure Schedule lists, as of the Agreement Date, each license or Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound pursuant to which the Company or any of its Subsidiaries has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP (other than, for listing purposes only (A) nondisclosure agreements entered in the Ordinary Course of Business; (B) nonexclusive licenses to provide the Company Products to the Company or any of its Subsidiaries’ customers entered in the Ordinary Course of Business pursuant to one of the Company’s Standard Form Agreements for customer contracts providing for non-exclusive use of or access to the Company Products; and (C) access or incidental licenses to Company IP granted to Company Employees, consultants, and independent contractors solely for use in connection with providing services to the Company pursuant to Personnel Agreements) (collectively, “Outbound Licenses”).

(iii)The Company has made available to Parent a correct and complete copy of each standard form of Contract used by each of the Company and any of its Subsidiaries at any time in connection with its business, including (as applicable) each of its unmodified standard forms of: (A) employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (B) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (C) confidentiality or

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nondisclosure agreement; and (D) customer contract providing for non-exclusive use of or access to the Company Products (collectively, the “Standard Form Agreements”).

(e)Company Owned IP.  Each of the Company and its Subsidiaries has the exclusive right to bring infringement actions with respect to the Company Owned IP.  Neither the Company nor any of its Subsidiaries has (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license were, owned or purported to be owned by the Company or its Subsidiaries; or (B) permitted Intellectual Property Rights that are or, were at the time, owned or purported to be owned by the Company or its Subsidiaries to enter into the public domain.

(f)Development of Company IP. Neither the Company nor any Subsidiary has jointly developed any Company IP with any other Person with respect to which such other Person has retained any rights in the developed subject matter. Without limiting the generality of the foregoing:

(i)Each Person who is or was an employee, consultant or contractor of the Company or any Subsidiary and that was involved in the development of any Technology or Intellectual Property Rights for or on behalf of the Company or its Subsidiaries has signed a valid, enforceable agreement (A) containing a present assignment to the Company or such Subsidiary (or such other assignment as is sufficient under applicable Law) of such Person’s rights, title and interest in and to the resulting Technology and Intellectual Property Rights, and (B) which also contains customary confidentiality provisions protecting the rights of the Company or such Subsidiary in trade secrets and other Company or Subsidiary proprietary information (the “Personnel Agreements”), and the Company or such Subsidiary and all other parties thereto are in compliance in all material respects with the provisions of the Personnel Agreements;

(ii)No current or former member, manager, officer, director, consultant, contractor or employee, of the Company or any Subsidiary (A) has made any claim of ownership with respect to any Company Owned IP, or (B) has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP;

(iii)No current or former employee of the Company or any Subsidiary is: (A) bound by or otherwise subject to any Contract with a third Person restricting such employee from performing (or in the case of former employees, having performed) such employee’s duties for the Company or such Subsidiary; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee or contractor of the Company or such Subsidiary; and

(iv)No funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used directly to develop or create, in whole or in part, any Technology or Intellectual Property Right for or on behalf of the Company or its Subsidiaries.

(g)Standards Bodies. Neither the Company nor any of its Subsidiaries is, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Company Owned IP. Neither the Company nor any of its Subsidiaries is a party to any Contract with a standards body or any similar organization involving the license to the Company or its Subsidiaries of “standards essential” Technology or Intellectual Property Rights, and neither the

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Company nor any Subsidiary has reasonable basis to believe that in the absence of such Contract, it has any Liability therefor.

(h)Protection of Trade Secrets.  The Company and its Subsidiaries have taken reasonable steps and precautions necessary to maintain the confidentiality of, and otherwise protect and enforce its rights in, all proprietary and confidential information that the Company and its Subsidiaries hold, or purport to hold, as a trade secret or maintains, or purport to maintain, as confidential.

(i)Enforcement. Except as set forth on Section 3.11(i) of the Disclosure Schedule, to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. Section 3.11(i) of the Disclosure Schedule lists (and the Company has made available to Parent a correct and complete copy of) each letter or other written or electronic communication, or correspondence or claim that has been sent or otherwise delivered to any other Person by the Company, any Subsidiary, or any of their representatives, regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP.

(j)Non-Infringement. The operation of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated by the Company and its Subsidiaries to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, sale, provision, and licensing out of any Company Product, has not and does not infringe, violate or misappropriate, and shall not infringe, violate or misappropriate when conducted as so contemplated or in substantially the same manner as currently conducted by Surviving Corporation or the Company and its Subsidiaries following the Closing, any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction. Without limiting the generality of the foregoing:

(i)No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Intellectual Property Rights of another Person is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or its Subsidiaries with respect to such Legal Proceeding; and

(ii)Neither the Company nor any Subsidiary has received any notice or other communications (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company or any Subsidiary of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company or any Subsidiary obtain a license to any Intellectual Property Rights of another Person in a manner that reasonably implies infringement or violation in the absence of a license thereto.

(k)Company Software. The Company Product, Company Software  and Systems do not contain any bug, vulnerability, defect or error (including any bug, vulnerability, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that: (A) materially and adversely affects the use, availability, integrity, functionality or performance of such Company Product, Company Software, Systems or any product or system containing or authorized or intended to be used in conjunction with such Company Software, Company Product or Systems; or (B) causes or would cause the Company or any Subsidiary to fail to comply, with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product, Company Software, Systems or any product or system containing or authorized or intended to be used in conjunction with such Company Product, Company Software, or Systems. No Company Software Company Product, or Systems contains any Contaminant.  The Company has implemented and maintains

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reasonable measures to prevent the introduction of Contaminants into the Company Product, Company Software and Systems, including firewall protections and regular virus scans and for taking and storing on-site and off-site back-up copies of Company Software and critical data. The Company has implemented a vulnerability management program to promptly detect, manage, mitigate and patch all material bugs, vulnerabilities, defects and errors in Company Software, Company Products and Systems.  The Company has documented and remediated all known material bugs, errors and defects in all the Company Products, Company Software and Systems, and such documentation is retained and is available internally at the Company.

(l)Company Source Code. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an Employee of the Company or any Subsidiary using such Company Source Code solely in connection with providing services for the Company or any Subsidiary subject to a Personnel Agreement. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code to any other Person.

(m)Open Source.

(i)Section 3.11(m)(i) of the Disclosure Schedule lists, as of the Agreement Date: (A) each item of Open Source Materials that is contained in, distributed with, linked with  the current version any Company Software or from which any part of the current version of any Company Software is derived; (B) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Material that is software; (C) the Company Software to which each such item of Open Source Material relates; and (D) whether such Open Source Material has been modified or distributed by or on behalf of the Company or its Subsidiaries.

(ii)No Company Software contains or has contained, is or has been linked with, is or has been derived from, or is or has been distributed with, any Open Source Materials in a manner that requires or has required pursuant to the applicable Open Source License: (A) that the Company or its Subsidiaries grant a license under, or refrain from asserting any one or more of its Patent Rights or that any Company Software or part thereof (except for the applicable, unmodified third party Open Source Material itself): (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) that otherwise imposes any limitation, restriction or condition on the Company’s or any Subsidiary’s commercial exploitation of any Company Software or part thereof other than with respect to attribution obligations with respect to the Open Source Materials (in each case (A) and (B), except for the applicable, unmodified third party Open Source Material itself).

(iii)The Company and its Subsidiaries are and have been in compliance with all Open Source Licenses governing Open Source Materials contained in, distributed with, or linked with the current version any Company Software or from which any part of the current version of any Company Software is derived.

(n)Neither the Company nor any of its Subsidiaries has distributed any Company Source Code pursuant to an Open Source License.

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(o)Privacy.

(i)Compliance with Privacy Statements. The Company and each of its Subsidiaries have provided legally adequate notice of its privacy practices in its Privacy Statements and the Company’s and its Subsidiaries’ privacy and security practices conform, and at all times have conformed, to all of the Privacy Statements. No disclosure made or contained in any of the Company’s or its Subsidiaries’ Privacy Statements is, or has, been inaccurate, misleading, deceptive or in violation of the Privacy and Security Laws (including by containing any material omission).  Each of the Company and its Subsidiaries have at all times complied, and the Company and its Subsidiaries have no knowledge or reason to know that any of their respective suppliers or service providers in their provision of services to Company or its Subsidiaries have failed to comply, and the Software when used for its intended purpose, complies with, all applicable Law, including applicable Privacy and Security Laws.

(ii)Disclosure of Privacy Policies. Section 3.11(o)(ii) of the Disclosure Schedule lists each privacy policy of the Company (“Company Privacy Policy”) in effect at any time in the five (5) years prior to the Agreement Date. The Company and its Subsidiaries have, at all times, posted Company Privacy Policies on the Company’s, its Subsidiaries’ websites, mobile applications, or where otherwise required under applicable Privacy and Security Laws.

(iii)Contractual Obligations. The Company and each of its Subsidiaries have contractually obligated all third parties that have access to Sensitive Company Information to comply with the Security Policies and handle Sensitive Company Information in a manner sufficient to meet the Company’s, its Subsidiaries’ obligations under Privacy and Security Laws and the Company’s and its Subsidiaries’ other contractual obligations, including any confidentiality obligations.  No third parties to whom the Company or any of its Subsidiaries have provided access to Sensitive Company Information have failed to comply with such obligations, Security Policies, Privacy Statements, or applicable Legal Requirements, including the Privacy and Security Laws. Neither the Company nor any of its Subsidiaries has been and none of them is in breach of any contractual obligation relating to the privacy, security, or Processing of Sensitive Company Information.

(iv)Compliance with Privacy and Security Laws. The Company and each of its Subsidiaries have at all times: (1) complied, in all material respects, with (A) all applicable Privacy and Security Laws governing the Processing of Personal Information and Customer Data, (B) all of the Company’s and its Subsidiaries’ policies regarding privacy and data security, including all Privacy Statements and similar disclosures published on the Company’s, its Subsidiaries ’ websites or otherwise communicated to third parties and (C) requirements of self-regulatory organizations that apply to the Company or any of its Subsidiaries  (including, to the extent applicable, the Payment Card Industry Data Security Standards and the self-regulatory requirements of the Digital Advertising Association and Network Advertising Initiative), (2) implemented and maintained commercially reasonable measures that provide reasonable assurance that the Company and each of its Subsidiaries complies with such Privacy and Security Laws and that neither the Company nor any of its Subsidiaries will acquire, fail to secure, or Process such Personal Information or Customer Data in a manner that (A) violates such Privacy and Security Laws, (B) is inconsistent with any notice to or consent from the provider of Personal Information or Customer Data, (C) violates any policy adopted by the Company or any of its Subsidiaries, (D) breaches any requirement of or contractual commitment made by the Company, any of its Subsidiaries that is applicable to such Personal Information or Customer Data, or (E) violates any Privacy Statement.

(v)Effects of Execution of Agreement. Neither the execution, delivery nor performance of this Agreement nor the consummation of transactions contemplated hereby, including the transfer or Processing of any Personal Information to Parent, shall result in any violation of any Privacy Statement of the Company or any of its Subsidiaries, any contractual obligation of the Company or any of

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its Subsidiaries governing the privacy or security of Personal Information, or any Privacy and Security Laws.

(vi)Customer Data.  The Company and each of its Subsidiaries has: (A) provided adequate notice and obtained any necessary consents required for the Processing of Personal Information and Customer Data under applicable Laws (including the Privacy and Security Laws), the Security Policies, and Privacy Statements, (B) complied with any contractual obligation, agreement, permit, license, government filing or other obligation regarding the Processing of Personal Information and Customer Data; and (C) abided by any applicable opt-outs related to Personal Information and Customer Data, which the Company has identified in the Disclosure Schedule. The consummation of the transactions contemplated by this Agreement will not cause any such permit or license to be invalidated or be required under applicable Privacy and Security Laws to be amended.

(vii)Audits, Claims, Complaints. Neither the Company nor any of its Subsidiaries has received any written audits, claims, notices or complaints regarding the Company or any of its Subsidiaries’ privacy, data protection, or information security practices or the Processing of any Sensitive Company Information.  The Company has no Knowledge of any circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Body or any other Person) that has given rise to or would reasonably be expected to give rise to, any notice, court order, warrant, regulatory opinion, audit result, or allegation, from a Governmental Body, tribunal or court in any jurisdiction or any other Person: (A) alleging or confirming non-compliance with any applicable Privacy and Security Law or Privacy Statements; (B) requiring or requesting the Company or its Subsidiaries to amend, rectify, cease Processing, de-combine, permanently anonymize, block, or delete any Personal Information, or to decommission or materially alter the exploitation or operation of the Company’s or its Subsidiaries’ operations, in whole or in part; (C) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (D) permitting or mandating any Governmental Body to investigate, requisition information from, or enter the premises of, the Company.  Neither the Company nor its Subsidiaries are under investigation by any Governmental Body for a violation of any Privacy and Security Laws. Neither the Company nor its Subsidiaries have received any audit, inquiry, notice of or request for any investigation or subpoena, from any Governmental Body pertaining to its policies or practices in any way relating to the collection, retention, storage, disposal, use, processing, disclosure, transfer, protection, security, or distribution, of Personal Information. Neither the Company nor its Subsidiaries have acted or failed to act in a manner that would trigger a notification or reporting requirement to any Person or Governmental Body under any Privacy and Security Laws related to the Processing of Sensitive Company Information.

(p)Disputes. Neither the Company nor its Subsidiaries have been involved in a dispute in respect of any actual or alleged violation of applicable Privacy and Security Laws or Privacy Statement.  Neither the Company nor its Subsidiaries have received, and the Company has no Knowledge of any circumstance that would reasonably be expected to give rise to, any written notice from a data subject or another Person claiming a right to compensation against the Company or its Subsidiaries under an applicable Privacy and Security Law.

(q)Training. All of the Company’s and its Subsidiaries’ employees and contractors who have access to Sensitive Company Information, including Personal Information that is subject to Privacy and Security Laws, have received appropriate training with respect to compliance with such Privacy and Security Laws and obligations under Privacy Statements or the Company’s and any Subsidiaries’

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material contractual obligations relating to privacy, cybersecurity, data protection, Customer Data, or Personal Information.

(r)Security Measures.

(i)Implementation of Security Measures and Written Program.  The Company and each of its Subsidiaries  have implemented and maintained, consistent with Privacy and Security Laws, customary industry practices, and any obligations to third parties, security practices, policies, controls and other measures designed to ensure the security, confidentiality, integrity and availability of Systems and Sensitive Company Information, Subsidiaries, and to protect Sensitive Company Information and Systems from any Security Incident, Malicious Code, loss, theft and interruption, and any unauthorized Processing, access, use, disclosure or modification.

(ii)Security Incidents.  Except as set forth in Section 3.11(r)(ii) of the Disclosure Schedule, neither the Company nor any Subsidiaries has experienced any actual or reasonably suspected breach of security, unlawful, unauthorized or accidental loss, destruction, modification, acquisition, unavailability, or Processing of, or access to, Systems or Sensitive Company Information (a “Security Incident”). No actual or reasonably suspected security vulnerabilities exist in the Company Products which present a material risk of a Security Incident. No circumstance has arisen: (A) in which applicable Privacy and Security Laws would require the Company or its Subsidiaries to notify a Governmental Body, the media, any of its employees, customers or any other Person of a Security Incident, or (B) in which applicable guidance or codes of practice promulgated under applicable Privacy and Security Laws would recommend the Company, its Subsidiaries to notify any of the foregoing of a Security Incident.

(iii)Compliance with Security Policies. The Company and each of its Subsidiaries have implemented and maintained information security policies and programs that govern the Processing, security, confidentiality, integrity and availability of Customer Data, Sensitive Company Information and Systems (collectively, “Security Policies”), a true, correct and complete list of which is included in Section 3.11(r)(iii) of the Disclosure Schedule.  The Company and its Subsidiaries have at all times complied with such Security Policies. The Security Policies and / or the implementations of such policies: (A) identify internal and external risks to the security of the Systems and Sensitive Company Information; (B) implement adequate and effective administrative, electronic and physical safeguards to control those risks and safeguard the security, confidentiality, integrity, and availability of the Systems and Sensitive Company Information; (C) protect against unauthorized access to the Systems and Sensitive Company Information (including on the systems of third parties with access to such Systems or Sensitive Company Information); (D) maintain notification procedures in compliance with applicable Laws, including the Privacy and Security Laws, in the case of any breach of security compromising Sensitive Company Information; (E) prohibit any unauthorized access to any non-Company systems; and (F) comply with all applicable Privacy and Security Laws, the Privacy Statements, and the Company’s and each of its subsidiaries’ material contractual obligations relating to privacy, cybersecurity, data protection, Customer Data, or Personal Information.

(iv)Systems. The computer, information technology and data processing systems, facilities and services owned, licensed, used, or leased by or on behalf of the Company or any of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the operation of the business of the Company and its Subsidiaries. The Systems are in good working condition (ordinary wear and tear excepted) to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and its Subsidiaries  as currently conducted. Neither the Company nor its Subsidiaries have experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error,

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or other failure or deficiency of any System. The Company and its Subsidiaries have implemented and routinely tested commercially standard business continuity and disaster recovery plans relating to its IT Systems.

(s)Effect of Transaction. All Company Owned IP is (and immediately following Closing shall be) fully transferable, alienable and licensable by the Company or any of its Subsidiaries (or Parent or Surviving Corporation, as applicable) without restriction and without payment of any kind to any third party.  Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Owned IP or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Company Product or Company Software; (ii) an obligation for Parent to offer any discount or be bound by any “most favored pricing” terms under any Contract to which the Company or any of its Subsidiaries is a party or bound; (iii) Parent or its Affiliates being bound by any exclusivity, non-compete, or similar restriction on Parent’s or its Affiliates’ respective businesses to which Parent or its Affiliates would not have been bound but for the transactions contemplated by this Agreement; (iv) any obligation for the Company or its Subsidiaries to pay any amounts, royalties, or consideration with respect to any Intellectual Property Rights or Technology licensed to or used by the Company or its Subsidiaries other than fees, royalties or payments that the Company or its Subsidiaries would otherwise have been required to pay in the absence of this Agreement or had such transactions not occurred; or (v), the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person (other than Parent and its Representatives, as required pursuant to the Agreement and consummation of the transactions); or (vi) or the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Company IP or any other Technology or the Intellectual Property Rights of Parent.

3.12Agreements, Contracts and Commitments

.

(a)Except for this Agreement, the Related Agreements and the Contracts specifically identified on Section 3.11(d) of the Disclosure Schedule (with each of such Contracts specifically identified or cross-referenced under subsection(s) of such Section 3.12 of the Disclosure Schedule that correspond to the Subsection or Subsections of this Section 3.12 of the Disclosure Schedule), as of the Agreement Date, none of the Company nor any of its Subsidiaries is a party to, bound by or uses the benefits of any of the following Contracts:

(i)(A) any employment, independent contractor or consulting Contract with any current Employee (other than any Personnel Agreements), identifying whether any such Contract is not immediately terminable at-will by the Company without contractual severance, advance notice or other cost or liability (B) any Contract for severance, change of control payments or vesting acceleration, retention bonuses, or termination pay (in cash or otherwise) to any Employee or other separation agreement, (C) any other form of Employee Agreement with a current Employee (other than any Personnel Agreements), (D) any bonus or commission plan, or any bonus agreements or commission agreements with any Employee, and a schedule of bonus or commission commitments made to Employees, or (E) any settlement agreement with any Employee or other Person, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Entity, (1) pursuant to which claims for harassment or discrimination were released; or (2) under which the Company or any of its Subsidiaries has any current actual or potential Liability (in each case, other than waiver and releases in exchange for severance in the normal course);

(ii)any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which (A) shall be increased, or the vesting of

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benefits of which shall be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or (B) the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)any lease of any real property or personal property;

(iv)any Contract relating to capital expenditures and involving future payments in any amount in excess of $5,000 individually or $100,000 in the aggregate, in each case in any fiscal year;

(v)any Contract relating to the disposition or acquisition of ownership of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(vi)any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness;

(vii)any purchase order or Contract for the purchase of tangible items of equipment or related services in any amount in excess of $5,000 individually or $100,000 in the aggregate, in each case in any fiscal year;

(viii)any Inbound License;

(ix)any Outbound License;

(x)any Contract with a Top Customer;

(xi)any Contract with a Top Supplier;

(xii)any Contract pursuant to which (A) the Company resells, distributes, or acts as a sales agent, OEM or other channel partner with respect to any products or services of a third party; or (B) any third party product or service is incorporated into, integrated with, or offered through or as a part of the Company Products;

(xiii)any Contract with a third party service provider to provide services to the Company’s customers as part of or in connection with Company Products;

(xiv)any confidentiality and non-disclosure agreements (whether the Company or any of its Subsidiaries is the beneficiary or the obligated party thereunder), other than with Parent or any of its Subsidiaries or those related to commercial transactions in the Ordinary Course of Business that are not individually material;

(xv)any Contract with non-Employee third parties providing for “offshore” or outsourced development of any material items of Technology by, for or on behalf of the Company or any of its Subsidiaries;

(xvi)any Contract required to be disclosed on Section 3.9 of the Disclosure Schedule;

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(xvii)any Contract with federal, state, city, county, parish, municipal or other Governmental Entities, or with another entity pursuant to that entity’s or any higher tier entity’s Contract with federal, state, city, county, parish, municipal or other Governmental Entities;

(xviii) (A) any management service, legal partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person by the Company or any Subsidiary;

(xix)any agency, dealer, distribution, sales representative, remarketer, reseller, or other Contract for the distribution of Company Products;

(xx)any Contract pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms;

(xxi)any Contract granting any license or other rights to or from the Company or any of its Subsidiaries with respect to Personal Information, other than grants to service providers to use such Personal Information in connection with the provision of services to the Company or any of its Subsidiaries;

(xxii)other than with respect to this Agreement and the Letter of Intent, any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries or otherwise seeking to influence or exercise control over the Company or any of its Subsidiaries, or any Contract pursuant to which it has any material ownership in any other person;

(xxiii)any Contract pursuant to which the Company or any of its Subsidiaries has acquired a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise;

(xxiv)any agreement of indemnification with officers, directors or managers of the Company or any of its Subsidiaries;

(xxv)any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby;

(xxvi)any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened or reasonably anticipated Legal Proceeding;

(xxvii)any Contract relating to a referral or partner arrangement under which the Company pays or receives compensation in exchange for the referral of a customer;

(xxviii)any Contract with a third party payor, including Governmental Entities; and

(xxix)any other Contract that involves the payment or receipt by the Company or any of its Subsidiaries of $5,000 individually or $100,000 in the aggregate or more, in each case in any fiscal year, and is not cancelable without penalty within ninety (90) days.

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(b)The Company has made available correct and complete copies of each Contract required to be disclosed pursuant to Sections 3.2, 3.9, 3.10, 3.11 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement and each Contract that is excluded for listing purposes only but is otherwise applicable to the Section), 3.12 and 3.19(a). For the purposes of this Agreement, each of the foregoing Contracts referenced in this subsection  as well as any Contracts entered into subsequent to the Agreement Date and prior to the Closing Date that would have been required to be disclosed pursuant to Sections 3.2, 3.9, 3.10, 3.11 (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement and each Contract that is excluded for listing purposes only but is otherwise applicable to the Section), 3.12 and 3.19(a) if such Contract had been in effect as of the Agreement Date, shall each be a “Material Contract” and collectively are the “Material Contracts.”

(c)Each of the Company and its Subsidiaries has performed all the obligations required to be performed by it and is entitled to all benefits under, and has not received notice or other communication that it is in default of, any Material Contract. Each of the Material Contracts is valid, binding and enforceable against the Company or its Subsidiaries (to the extent such entity is a party to such Material Contract), and is in full force and effect, subject only to the effect, if any, of the Bankruptcy and Equity Exception. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, or to the Knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Material Contract or (ii) give any third party (A) (A) the right to declare a material default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. None of the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or alleged violation or breach of, default under, or intention to cancel or modify any Material Contract. None of the Company nor any of its Subsidiaries has any Liability for renegotiation of Contracts with Governmental Entities. The Company has heretofore made available to Parent correct and complete copies of each written Material Contract, together with any and all material amendments and supplements thereto and “side letters” and similar documentation relating thereto.

3.13Interested Party Transactions

.

(a)No officer, director or manager of the Acquired Companies, or, to the Knowledge of the Company, any Company Stockholder (nor, to the Knowledge of the Company, any members, directors, officers, employees, Affiliates or “associates” (or members of any of their “immediate family”) of such Company Stockholder (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act)) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, or proposes to furnish or sell, services, products, or technology that the Company or any of its Subsidiaries furnishes or sells, (ii) any interest in any entity that purchases from or sells or furnishes to the Acquired Companies, any goods or services, (iii) any interest in, or is a party to, any Contract to which the Acquired Companies is a party (except for any Contract relating to normal compensation or welfare or benefits provided for services as an officer, director or employee of any Acquired Company), (iv) is the beneficiary of any management or other fees paid by any of the Acquired Companies, (v) is indebted to or has borrowed money from or lent money to, or is a guarantor or indemnitor of any Acquired Company (other than any such indebtedness, guarantee or indemnity that will be discharged or extinguished at or prior to Closing) or (vi) any rights to any amounts receivable from any Acquired Company; provided, that ownership of no more than one percent (1%) of the outstanding voting securities of a publicly traded entity shall not be deemed to be an “interest in any entity” for purposes of this Section 3.13.

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(b)All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any of its Subsidiaries that were entered into on or after the inception of such Acquired Company, have been on an arms’-length basis on terms no less favorable to the Company or any of its Subsidiaries than would be available from an unaffiliated party.

3.14Company Authorizations

. Section 3.14 of the Disclosure Schedule sets forth, as of the Agreement Date, each consent, license, permit, registration, grant or other authorization (other than intellectual property licenses and registrations) (a) pursuant to which the Company or any of its Subsidiaries currently operates, provides any services or holds any interest in any of their properties, or (b) which is required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or the holding of any such interest, in each case, except for any such consent, license, grant or other authorization the lack of which would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole; provided, however, that any consents, licenses, permits, registrations, grants or other authorizations related to the practice of law or legal document preparation or similar services shall be disclosed in Section 3.14 of the Disclosure Schedule regardless of materiality (collectively, including any such items that are required to be disclosed in Section 3.14 of the Disclosure Schedule, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company or any of its Subsidiaries, and are in full force and effect. Each of the Company and its Subsidiaries is in compliance with all such Company Authorizations, and as of the Closing Date shall have applied for and not been denied any required renewals of such Company Authorizations.

3.15Litigation

.

(a)There is no Legal Proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any of the Company’s Subsidiaries, or any of their respective properties or assets (tangible or intangible) or any of the officers, directors or managers of the Company or any of its Subsidiaries (in their capacities as such). No Governmental Entity has challenged or investigated the legal right of the Company or any of its Subsidiaries to conduct its respective operations as presently conducted or as currently contemplated to be conducted.  There is no Legal Proceeding of any nature pending or threatened against any Person who has a contractual right or a right pursuant to the laws of the State of Delaware to indemnification from the Company or any of its Subsidiaries related to facts and events existing prior to the Effective Time.

(b)There are no claims asserted, against the Company or any of its Subsidiaries, its properties (tangible or intangible) or any of the directors, officers, managers or employees of the Company or any of its Subsidiaries (in their capacities as such) based upon: (i) the Company or any of its Subsidiaries entering into this Agreement, the Related Agreements or any of the transactions contemplated by hereby or thereby, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company or any of its Subsidiaries regarding its assets or (iii) any claim that the Company or any of its Subsidiaries has agreed to sell or dispose of any of its assets to any party other than Parent, whether by way of merger, consolidation, sale of assets or otherwise.

(c)None of the Company nor any of its Subsidiaries has any Legal Proceeding of any nature pending against any other Person.

3.16Books and Records

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(a)The Company has made available to Parent correct and complete copies of (i) all documents identified on the Disclosure Schedule, and (ii) the Charter Documents, each as currently in

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effect. The minute books of each of the Company and its Subsidiaries provided to Parent contain a correct and complete summary of all meetings of directors and of the Company Stockholders or actions by written consent since the time of incorporation of each of the Company and its Subsidiaries through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects.

(b)Each of the Company and its Subsidiaries has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are correct and complete and fairly reflect, in all material respects, the business activities of each of the Company and its Subsidiaries. None of the Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.  At the Closing, the minute books and other Books and Records of the Acquired Companies shall be in the possession of the Company.

3.17Environmental, Health and Safety Matters

. Each of the Company and its Subsidiaries is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the Knowledge of the Company, threatened allegations by any Person that the properties or assets of the Company or any of its Subsidiaries are not, or that its business has not been conducted, in compliance in all material respects with all Environmental, Health and Safety Requirements. None of the Company nor any of its Subsidiaries has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements.

3.18Brokers’ and Finders’ Fees

. None of the  Company nor any of its Subsidiaries has incurred and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor shall Parent or the Company or any of its Subsidiaries incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.19 Employee Benefit Plans and Compensation

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(a)Section 3.19(a) of the Disclosure Schedule contains a correct and complete list, as of the Agreement Date, of each Company Employee Plan and each Employee Agreement, indicating the applicable jurisdiction of each International Employee Plan. None of the Company nor any ERISA Affiliate has made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan or Employee Agreement.

(b)Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each material Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with each summary of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (v) all current material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts,  (vi) all

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material written communications relating to any Company Employee Plan relating to any amendments, terminations, establishments, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Acquired Companies, to the extent not reflected in the documentation constituting such Company Employee Plan, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) current policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, if any, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (x) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available.

(c)Employee Plan Compliance. The Company and each Subsidiary of the Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and, as of the date hereof, has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance in all material respects with its terms and in material compliance with all applicable Laws, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable IRS determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and there has been no event or condition that has adversely affected or could reasonably be expected to have a adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or Legal Proceeding pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company and its Subsidiaries are not subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its Subsidiaries have made all contributions and other payments required by and due under the terms of each Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(d)International Employee Plan. Each International Employee Plan (if any) has been established, maintained and operated in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws applicable to such International Employee Plan. The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under and is not in material default under or in violation of any International Employee Plan. Furthermore, all required contributions to all International Employee Plans have been made as of the Agreement Date, and no International Employee Plan has unfunded liabilities, that as of the Effective Time, shall not be fully offset by insurance or are not accurately and fully reflected on the Company’s financial statements and accrued in accordance with applicable accounting principles consistently applied. Except as required by Law, no condition exists that would prevent the Company or any of its Subsidiaries or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits). As of the Agreement Date, no action is pending or, to the Knowledge of the Company, threatened in writing that would result in a liability under an International Employee Plan to the Company or its ERISA Affiliates.

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(e)No Pension Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.

(f)No Self-Insured Plan. Except as set forth in Section 3.19(f) of the Disclosure Schedule, none of the Company nor any ERISA Affiliate has within the six years preceding the Agreement Date maintained, established, sponsored, participated in or contributed to, or had any Liability with respect to. any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).

(g)Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time have the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-employment or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-employment or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute or as set forth in Section 3.19(h) of the Disclosure Schedule.

(i)Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any additional or subsequent events)  shall (i) result in any payment or benefit (including severance, bonus or otherwise) becoming due to any Employee of the Company or any of its Subsidiaries, (ii) result in any forgiveness of Indebtedness with respect to any Employee, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the obligation to fund benefits or result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code or as otherwise determined by the Board.

(j)COVID-19 Measures. The Company and each Subsidiary of the Company is in compliance with all mandatory quarantine, isolation, “shelter in place”, “stay at home”, social distancing, shut down, closure, state or county health officer order, published occupational health standard, or any other Law in connection with or in response to COVID-19 (“COVID-19 Measures”) applicable to any location in which the Company or any Subsidiary of the Company operates, except where the failure to be in compliance has not been and would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received any complaint or concern from any Employee alleging that the Company or any Subsidiary of the Company is not in material compliance with workplace COVID-19 Measures or failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.

(k)Employment Matters. The Company and each Subsidiary of the Company is in material compliance with all applicable Laws, rules and regulations, collective bargaining agreements and arrangements and extension orders respecting employment, including but not limited to: employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), Tax

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withholding, prohibited discrimination, harassment, and retaliation, equal employment opportunity, fair employment practices, statutory leaves of absence, meal and rest periods, vacation, sick and other paid time off, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work, pay equity, background investigations, and in each case, with respect to Employees and : (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, health and welfare, or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  The Company and each Subsidiary of the Company has paid in full to all current and former Employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons.  There are no Legal Proceedings, administrative matters, complaints, grievances, or investigations pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of the Employees relating to any Employee, Employee Agreement or Company Employee Plan, including, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, compensation, misclassification of workers, or any other employment related matter arising under applicable Law.  There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries or any trustee under any worker’s compensation policy or long term disability policy. None of the Company nor any Subsidiary of the Company is a party to a conciliation agreement, consent decree or other agreement or Order with any Governmental Entity with respect to employment practices. The employment of each Employee is terminable at the will of the Company or applicable Subsidiary of the Company, and none of the Company nor any Subsidiary of the Company has any obligation to provide any particular form or period of notice prior to terminating the employment of any Employee, and any such termination would result in no Liability to the Company or any of its Subsidiaries other than claims for severance pay and benefits as set forth in Section 3.19(k) of the Disclosure Schedule). The Company has a reasonable good faith basis for its classification of: (1) any Person as an independent contractor rather than as an employee under applicable federal and state law, (2) any Employee leased from another employer, or (3) any Employee currently or formerly classified as exempt from overtime wages under applicable federal and state law. No former Employee (or spouse or other dependent of any former Employee) of the Company or any Subsidiary of the Company is receiving, scheduled to receive, owed, entitled to, or eligible for any benefits (whether from the Company or any of its Subsidiaries or otherwise) relating to such former Employee’s service with the Company or any of its Subsidiaries, other than benefits provided for under the terms of the Company Employee Plans.

(l)Labor. There is no labor organization representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any Employees of the Company or of any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company has experienced any labor dispute, strike, slowdown, work stoppage, boycott, picketing, lockout, job action, or threat of any of the foregoing, or union organizing activity (of unrepresented Employees) or question concerning representation, by or with respect to any of its Employees.  There is not currently pending or threatened against the Company or any Subsidiary of the Company any:  (i) labor dispute, strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute; (ii) unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Entity; (iii) request or demand by any labor organization for recognition as the collective bargaining representative of any Employees of the Company or of any Subsidiary of the Company, or union organizing activity (of unrepresented Employees); (iv) representation petition or question concerning representation regarding any Employees of the Company or of any Subsidiary of the Company; (v) Legal Proceeding, or labor disputes or grievances relating to any labor matters involving any current Employee, including charges of unfair labor practices. None of the

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Company nor any Subsidiary of the Company is presently, nor has been in the past, a party to, or bound by, or obligated to negotiate, any collective bargaining agreement or other contract with a labor organization, a trade or labor union, employees’ association, works council, or similar organization representing any of the Employees of the Company or of any Subsidiary of the Company (collectively, “Labor Agreements”), nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of the Company or any Subsidiary of the Company to bargain with any labor organization or representative for any Labor Agreement.  None of the Company nor any Subsidiary of the Company has engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and none of the Company nor any Subsidiary of the Company has received any correspondence, charges, complaints, notices or orders from the National Labor Relations Board or any state labor relations agency or any labor organization, and there are no arbitration opinions interpreting and enforcing any Labor Agreement to which the Company or any Subsidiary of the Company is a party, or by which the Company or any Subsidiary of the Company is bound. None of the Company nor any Subsidiary of the Company has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act or incurred any liability or obligation under the WARN Act that remains unsatisfied, including as a result of the COVID-19 pandemic or any Law, Order, directive, guidelines or recommendations by any Governmental Entity. No terminations within the one-year period prior to the Closing (not associated with this Agreement or the transactions thereby) would trigger any notice or other obligations under the WARN Act. No material reduction in salary or wages or employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, or material work schedule change or reduction in hours that could reasonably be expected to trigger notice under the WARN Act, has occurred within the past six months or is currently contemplated, planned or announced, including as a result of the COVID-19 pandemic or any Law, Order, directive, guidelines or recommendations by any Governmental Entity.

(m)No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee of the Company or any Subsidiary of the Company is obligated under any contract or agreement, or subject to any Order of any Governmental Entity, that would conflict with such Person’s employment with the Company or any Subsidiary of the Company, interfere with such Person’s efforts to promote the interests of the Company or any Subsidiary of the Company or that would interfere with the business of the Company or any Subsidiary of the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or any Subsidiary of the Company as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the business of the Company or any Subsidiary of the Company as presently conducted or proposed to be conducted shall, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(n)Certain Employee Matters. Section 3.19(n) of the Disclosure Schedule contains a correct and complete list of the current Employees of the Company and each Subsidiary of the Company as of the Agreement Date and shows with respect to each such Employee (i) the Employee’s name (or employee identification number if the Employee’s name must be redacted as required by applicable Laws), position held, base salary or hourly wage rate, as applicable, including each Employee’s designation as either exempt or non-exempt, an accurate and succinct description of such Employee’s duties and responsibilities, and all other remuneration payable and other benefits provided or which the Company or any Subsidiary of the Company is bound to provide (whether at present or in the future) to each such Employee, and includes, if any, particulars of all profit sharing, incentive, commissions, and bonus arrangements to which the Company or any Subsidiary of the Company is a party, (ii) the date of hire, (iii) vacation or paid time off eligibility for the current calendar year (including accrued paid time off or sick leave from prior years), (iv) leave status (if applicable), (v) visa status, (vi) the name of any union,

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collective bargaining agreement or other similar labor agreement covering such Employee, (vii) employing entity and location of employment, (viii) relevant prior notice period required in the event of termination, (ix) any severance or termination payment (in cash or otherwise) to which any Employee could be entitled, and (x) any promises or commitments made to them with respect to changes or additions to their compensation or benefits.  No Employee has given notice to the Company or any Subsidiary of the Company to terminate his or her employment with the Company or applicable Subsidiary of the Company and to the Knowledge of the Company, no Employee listed on Section 3.19(n) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.  There are no performance improvements or disciplinary actions contemplated or pending against any of the Employees.

(o)Contractor List. Section 3.19(o) of the Disclosure Schedule lists, as of the Agreement Date, (i) all current independent contractors, consultants and advisors to the Company or any Subsidiary of the Company (ii) the location at which such independent contractors, consultants and advisors are providing services;  (iii) the dates of engagement, and the notice or termination provisions applicable to the individual; (iv) the amounts paid to such independent contractors, consultants and advisors in calendar years 2018, 2019, 2020, and 2021, and the terms of the compensation; and (v) description of the independent contractor’s services.  All independent contractors, consultants and advisors to the Company or any Subsidiary of the Company can be terminated immediately and without advance notice or Liability on the part of the Company or applicable Subsidiary of the Company.

(p)Misconduct.  Within the five-year period preceding the Agreement Date, no allegations of sexual harassment or sexual misconduct while employed by, or providing services to, the Company or any Subsidiary of the Company have been made in writing, or to the Company’s Knowledge, threatened or anticipated, (i) against any Key Employee, or any current or former officer, director, manager, or supervisor of the Company or of any Subsidiary of the Company or (ii) by any Employee of the Company or any Subsidiary of the Company.  Within the five-year period preceding the Agreement Date, none of the Company nor any Subsidiary of the Company has entered into any settlement agreement (other than waiver and releases in exchange for severance in the normal course) or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any current or former Employee, contractor, director, manager, officer or other representative of the Company or any Subsidiary or the Company.  To the extent required by applicable Law, the Company and each Subsidiary of the Company has established and distributed to its Employees a policy against harassment and a complaint procedure.

(q)Work Authorization.  To the Knowledge of the Company, all of the Employees of the Company and each Subsidiary of the Company are authorized and have appropriate documentation and licenses to work in the jurisdiction in which they are working.

3.20Insurance

. Section 3.20 of the Disclosure Schedule lists, as of the Agreement Date, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of the Company or any of its Subsidiaries, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. There are and have been no claims in the last five (5) years for which an insurance carrier under any of such insurance policies has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, shall be paid if incurred prior to the Closing Date), and the Company and each of its Subsidiaries is otherwise in material compliance with the terms of such policies and bonds.

3.21Compliance with Laws

. The Company and each Subsidiary of the Company has complied in all material respects with, and is not in violation of, any Law.  None of the Company or any Subsidiary of the Company has been alleged to be engaged in the unauthorized practice of Law in any applicable

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jurisdiction, and the Company nor any Subsidiary is not currently engaged in the unauthorized practice of law in any applicable jurisdiction.  None of the Company nor any Subsidiary of the Company has received any notices of suspected, potential or actual violation of any Law or Order related to the unauthorized practice of law, or any other Law or Order, or has provided any written notice to any Governmental Entity (including any state bar, bar association, or similar organization regulating the practice of law or the preparation of legal documents in any applicable jurisdiction) regarding any material violation by the Company or any of its Subsidiaries of any Law or Order. Each of the Company and its Subsidiaries has been and is in compliance with all Orders, settlement agreements, and Contracts resolving or partially resolving Legal Proceedings related to the practice of law or provision of legal services.  Each Acquired Company holds all licenses, permits, registrations, and similar authorizations from a Governmental Entity (including any state bar, bar association, or similar organization regulating the practice of law or the preparation of legal documents in any applicable jurisdiction) required by Law to engage in its current activities.

3.22Export Control and Sanctions Laws

.  The Company and each of its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls and sanctions laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company or any Subsidiary of the Company conducts business. None of the Company nor any Subsidiary of the Company has, to the Knowledge of the Company, engaged in any transactions or dealings with, or exported any products, technology, or services to, (a) any country or territory that is subject to a U.S. Government embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea Region) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country; or (c) any individual or entity identified on any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (collectively, the “Prohibited Party Lists”).  To the Knowledge of the Company, none of the Company nor any Subsidiary of the Company nor any of their respective officers, directors, managers or employees (in such capacities as officers, directors, managers or employees of the Company or any of its Subsidiaries) are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions laws and regulations.

3.23	Anti-Corruption Laws

. None of the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, Affiliate, employee, manager or agent of any of the Company or any of its Subsidiaries (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), has directly or indirectly made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services in violation of applicable Law (including Anti-Corruption Laws). The Company and its Subsidiaries have established and maintain internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies and procedures to promote and ensure compliance with Anti-Corruption Laws and to ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in

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reasonable detail, all material transactions and dispositions of funds and assets.  None of the Company nor any of its Subsidiaries or any of their respective directors, officers, or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action pursuant to the Anti-Corruption Laws.

3.24Customers and Suppliers

.

(a)Section 3.24(a) of the Disclosure Schedule sets forth a correct and complete list of: (i) the twenty (20) largest customers of the Company and its Subsidiaries based on the Dollar amount of revenue received during each of (A) the fiscal year ended December 31, 2020 and (B) the six-months ended June 30, 2021 (the “Top Customers”); and (ii) the twenty (20) largest suppliers or vendors of the Company and its Subsidiaries based on the Dollar amount of spend during each of (A) the fiscal year ended December 31, 2020 and (B) the six-months ended June 30, 2021 (the “Top Suppliers”).

(b)None of the Company nor any of its Subsidiaries has received any notice, letter, complaint or other communication from any Top Customer or Top Supplier to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner that is, or is reasonably likely to be, adverse to the Company or any of its Subsidiaries, or (ii) shall fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of its Subsidiaries in any manner that is, or is reasonably likely to be, adverse to the Company or any of its Subsidiaries.

3.25Acknowledgement of Restricted Stock

. The Company is aware that the Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of the Securities Act.

3.26No Other Representations or Warranties

. Except for the representations and warranties contained in Article III, any Related Agreement or any certificate delivered hereunder, neither the Company nor any other Person makes any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, in respect of the Company or its Subsidiaries, or the business and operations or the assets of the Company or its Subsidiaries. Except for the representations and warranties in Article IV or the representations or warranties expressly made by Parent or Merger Sub in any Related Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company in connection with this Agreement, and the Company hereby expressly disclaims reliance upon any such representation or warranty.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed and publicly available prior to the Agreement Date (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature),  each of Parent and Merger Sub hereby represents and warrants as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to the Company as follows:

4.1Organization

. Each of Parent and Merger Sub is duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate or other legal power and authority, as applicable, to own, lease and operate its assets and properties to carry on its business as it is now being conducted, and is duly qualified to do business and

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is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would have a Material Adverse Effect on Parent or Merger Sub.  Parent owns beneficially and of record all outstanding capital stock of Merger Sub, free and clear of any Liens, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub.

4.2Authority and Enforceability

. Each of Parent and Merger Sub has all requisite corporate or other legal power and authority, as applicable, to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action, as applicable, on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which any of Parent and/or Merger Sub is a party have been, or (in the case of the Related Agreements executed after the Agreement Date) as of the Effective Time, shall be, duly executed and delivered by Parent and Merger Sub, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or (in the case of Related Agreements executed after the Agreement Date) shall constitute when executed and delivered, the valid and binding obligations of Parent and Merger Sub, as the case may be, enforceable against each of Parent and Merger Sub, as the case may be, in accordance with their terms, subject to the Bankruptcy and Equity Exception.

4.3Capitalization

.  Immediately prior to the Closing, the shares of Parent Common Stock to be issued to the Accredited Stockholders in connection with the Parent Stock Issuance will be duly and validly reserved for issuance. Upon consummation of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof, the shares of Parent Common Stock to be issued to the Accredited Stockholders in connection with the Parent Stock Issuance shall be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens or other restrictions other than (i) Liens created by the Company Stockholders and (ii) restrictions imposed by securities Laws. The Parent Stock Issuance will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person.  As of the Agreement Date, the authorized capital stock of Parent consists of 1,000,000,000 shares, par value $0.0001 per share, all of which are designated as Parent Common Stock and, of which [•] shares are issued and outstanding.  As of the Agreement Date, an aggregate of 15,819,123 shares of [•] are reserved for issuance, and no other shares of capital stock are reserved or required to be reserved for issuance.

4.4 No Conflict; Governmental Consents and Approvals

.

(a)The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreement to which Parent or Merger Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to any right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under (i) the Parent Organizational Documents or analogous organizational documents of Merger Sub or (ii) any Law or Order applicable to Parent or Merger Sub.

(b)No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such filings as may be required, and the expiration or termination of the applicable waiting periods or the receipt

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of approvals or consents required, under the HSR Act other Antitrust Law, (iii) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would materially impair or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

4.5Litigation

4.6. As of the Agreement Date, there is no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub, and neither Parent nor Merger Sub are subject to any Order that, individually or in the aggregate, challenges, has had, or that may have a Material Adverse Effect on Parent or Merger Sub or the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

4.6No Prior Activities of Merger Sub

.  Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.  Merger Sub was formed solely for the purpose engaging in the transactions contemplated by this Agreement. Merger Sub has (a) engaged in no business activities or operations and (b) conducted its operations only as contemplated by this Agreement.

4.7 Parent SEC Documents, Financial Statements

.

(a)Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since Parent’s initial public offering (all such documents and reports filed or furnished by Parent or any of its subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, as well as the listing and corporate governance rules and regulations of the New York Stock Exchange, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)The unaudited consolidated financial statements of Parent and its subsidiaries (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since August 6, 2021 and included in the Parent SEC Documents have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments as permitted by GAAP).

(c)Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of Parent contained in Parent’s quarterly report on Form 10-Q for the period ended June 31, 2021; (ii) for liabilities or obligations incurred in the ordinary course of business since June 31, 2021; (iii) for liabilities or obligations which have been discharged or paid in full prior to the

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date of this Agreement, and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

(d)Parent has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

4.8R&W Policy

.  Parent has obtained the commitment for the R&W Insurance Policy, a true, correct and complete copy of which has been provided to the Company. The R&W Insurance Policy will be bound concurrently with the execution of this Agreement.

4.9No Other Representations or Warranties

. Except for the representations and warranties contained in Article IV or any Related Agreement, neither Parent, Merger Sub nor any other Person makes any other representation or warranty, express or implied, at law or in equity, on behalf of Parent or Merger Sub, or the business and operations or the assets of Parent and Merger Sub. Except for the representations and warranties contained in Article III, any Related Agreement or any certificate delivered hereunder, each of Parent and Merger Sub hereby acknowledges and agrees that none of the Company, any of its Subsidiaries, any of their respective Representatives, or any other Person, has made or shall be deemed to have made any representation or warranty of any kind whatsoever, express or implied, written or oral, to Parent or Merger Sub, and each of Parent and Merger Sub hereby expressly disclaims reliance upon any such representation or warranty and acknowledges and agrees that it is not relying upon any other express or implied representation or warranty, written or oral.

STOCKHOLDER AND TAX MATTERS

5.1Company Board Recommendation; Stockholder Notice; Security Holder Notice.

(a)Once the Company Stockholder Approval of Company Stockholders shall have been obtained, effective as of the Agreement Date, neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.

(b)Within ten (10) days following the Agreement Date, the Company shall prepare, with the cooperation of Parent, and send to each Company Stockholder (other than the Company Stockholders who previously executed the Company Stockholder Approval of Company Stockholders as of the Agreement Date), a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Company Stockholders. The Stockholder Notice shall include (x) a statement to the effect that the Board had recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby, and (y) such other information as Parent and the Company may agree is required or advisable under the

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DGCL to be included therein. Following the mailing of the Stockholder Notice, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or advisable to be included under the DGCL in the Stockholder Notice or in any amendment or supplement thereto, and Parent and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.

(c)Prior to the Effective Time, the Company shall provide the Company Security Holders (other than the Company Stockholders so notified pursuant to Section 5.1(b)) with valid and timely notification of the Merger to the extent required by the terms and conditions of this Agreement, the Charter Documents, any Laws, or any agreement or instruments governing the Company Securities (other than the Company Capital Stock).

5.2Tax Matters

.

(a)Preparation of Tax Returns.

(i)The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns that are required to be filed by the Acquired Companies (taking into account any extension properly obtained) on or before the Closing Date (“Company Prepared Returns”), and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date.  All Company Prepared Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the applicable Acquired Company with respect to such items, except as otherwise required by applicable Law.  At least twenty (20) days prior to filing a Company Prepared Return that is an income Tax Return and a reasonable period (which shall be at least ten (10) days if reasonably practicable) prior to the filing of any other Company Prepared Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall consider such revisions to such Tax Returns as are requested by Parent.

(ii)Parent shall prepare or cause to be prepared and file or cause to be filed, all Tax Returns for the Acquired Companies for a Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (the “Parent Prepared Returns”). All such Parent Prepared Returns that are not for a Straddle Period shall be prepared in a manner consistent with the applicable Acquired Company’s past practice, except as contemplated in Section 5.2(f) with respect to the Specified Tax Matters or as otherwise required to be in compliance with applicable Law. In the event that any Parent Prepared Return shows any material Unpaid Pre-Closing Taxes that are subject to indemnification by the Company Indemnitors pursuant to this Agreement, Parent will submit such Parent Prepared Return to the Stockholder Representative for review and comment at least twenty (20) days (or, if such Parent Prepared Return is required to be filed within twenty (20) days after the Agreement Date, as soon as practicable after the Agreement Date) prior to the filing of such Parent Prepared Return (taking into account any validly obtained extensions of time to file) that is an income Tax Return or a reasonable period (which shall be at least ten (10) days if reasonably practicable) prior to the filing of any other such Parent Prepared Return; provided that any failure or delay in providing any Parent Prepared Return to the Stockholder Representative shall not relieve the Company Indemnitors of any indemnification obligations with respect to such Tax Return except to the extent the Company Indemnitors are actually prejudiced as a result thereof.  Parent will consider in good faith all reasonable comments timely received in writing from the Stockholder Representative.  The Company Indemnitors shall be responsible for reimbursing Parent for any Unpaid Pre-Closing Taxes shown as due on such Parent Prepared Returns promptly upon request by Parent (to the

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extent such Unpaid Pre-Closing Taxes are not reflected in the Closing Indebtedness Amount or Closing Transaction Expenses Amount).

(b)Cooperation. Parent and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Acquired Companies or their operations and any pending or threatened audit, Legal Proceedings or assessments with respect thereto or to Taxes owed by the Acquired Companies. Such cooperation shall include the retention and provision of records and information that are reasonably relevant to any such audit or other Legal Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. In furtherance of the foregoing, the Company (before the Closing Date) and the Stockholder Representative (after the Closing Date) agree to cooperate with Parent and provide any relevant information within their possession (or reasonably available) requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on any of the Acquired Companies’ Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Acquired Companies.  Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Company or the Stockholder Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Company for taxable periods ending on or prior to the Closing Date).

(c)Pre-Closing Tax Period Tax Returns. Except as otherwise contemplated by Section 5.2(f), none of the Parent, the Company or any of its Affiliates shall (or shall cause or permit any other Person to) (i) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Acquired Companies with respect to any Pre-Closing Tax Period (other than a Straddle Period); (ii) make any Tax election that has retroactive effect to any Pre-Closing Tax Period (other than a Straddle Period); (iii) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Acquired Companies for a Pre-Closing Tax Period (other than a Straddle Period); or (iv) enter into or initiate any voluntary disclosure agreement with any taxing authority regarding any Tax or Tax Returns of the Acquired Companies for a Pre-Closing Tax Period (other than a Straddle Period), in each case, without the prior written consent of the Stockholder Representative, not to be unreasonably withheld, conditioned or delayed, if such action could result in additional Taxes owed by the Company Stockholders or in additional Taxes subject to indemnification by the Company Indemnitors pursuant to this Agreement.

(d)Transfer Taxes. All Transfer Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne 50% by the Company Indemnitors and 50% by Parent. The party required to do so by applicable Law shall file all related Tax Returns, and each of Parent and the Company Indemnitors shall cooperate in connection with any such filings.

(e)Tax Treatment. The Merger is intended to be a taxable sale of the Company Capital Stock by the Company Stockholders for United States federal income Tax purposes.  Parent makes no representations or warranties to the Company or to any Stockholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Stockholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.  The Company acknowledges that the Company and the Stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

(f)Post-Closing Tax Actions. For the avoidance of doubt, and without limiting the generality of Section 5.2(a)(ii), Parent shall have the right, in its sole discretion exercised in good faith, to amend or cause to be amended any previously filed Tax Return of any Acquired Company or any predecessor of an Acquired Company for any Pre-Closing Tax Period, and to initiate voluntary disclosure procedures, Tax filings or any other discussions with applicable Tax authorities, including in jurisdictions

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in which an Acquired Company or such predecessor has not filed Tax Returns, in each case with respect to sales and use, value added, goods and services and other similar Taxes (such amended or newly filed Tax Returns, voluntary disclosures, Tax filings or discussions, collectively, “Specified Tax Matters”). At least twenty (20) days prior to filing or initiating any such Specified Tax Matter, Parent shall notify the Stockholder Representative, and provide a copy of any amended Tax Return or voluntary disclosure application or Tax filing relating thereto to the Stockholder Representative for the Stockholders’ Representative’s review and comment.  Following delivery to the Stockholder Representative of such copy of such amendment, application or filing, Parent shall, if requested by the Stockholder Representative, engage in good faith discussions in respect thereof prior to such filing or initiating any such Specified Tax Matter, and Parent shall consider in good faith any reasonable comments timely provided in writing by the Stockholder Representative.

5.3Allocation Schedule

.

(a)The Company shall prepare and deliver to Parent a spreadsheet (the “Allocation Schedule”) at least three (3) Business Days prior to the Closing and reasonably satisfactory to Parent, which Allocation Schedule shall be dated as of the Closing Date and shall set forth all of the information (in addition to the other required data and information specified therein) set forth on Schedule C hereto, as of immediately prior to the Closing.

(b)The Allocation Schedule shall be accompanied by reasonably detailed back-up documentation for the calculations contained therein. The Company shall make available to Parent and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Allocation Schedule and reasonable access to Employees of the Company and each of its Subsidiaries as Parent may reasonably request in connection with its review of the Allocation Schedule, and will otherwise cooperate in good faith with Parent’s and its Representatives review and shall take into consideration in good faith any comments of Parent on the Allocation Schedule.  Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Allocation Schedule, as applicable.

5.4Indemnification of Directors and Officers of the Company

.

(a)During the period ending six (6) years after the Effective Time, the Surviving Corporation or its respective successors shall, or Parent shall cause the Surviving Corporation or their respective successors to, fulfill their obligations to the present and former members of the Board, present and former managers and present and former officers of the Company and each of its Subsidiaries (such directors, managers and officers being herein called the “Company Indemnitees”) pursuant to the terms of the Charter Documents as in effect on the Agreement Date and any indemnification agreements between the Company or any of its Subsidiaries and such Company Indemnitees set forth on Section 5.4(a) of the Disclosure Schedule (such obligations, collectively, the “D&O Indemnifiable Matters”). Notwithstanding the foregoing, the obligations of Parent and the Surviving Corporation or their respective successors in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by applicable Law, the terms of the Charter Documents or the terms of the applicable indemnification agreement and (ii) shall not be deemed to release any Company Indemnitee who is also an officer, manager or director of the Company or any of its Subsidiaries from his or her obligations pursuant to this Agreement or any Related Agreement.

(b)Prior to the Effective Time, the Company shall purchase and fully pay (and such purchase price shall be included in the Closing Transaction Expense Amount) for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a

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form reasonably acceptable to Parent that shall provide the Company Indemnitees with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall not, and shall cause the Surviving Corporation to not, take any action to eliminate such D&O Tail Policy. The cost of any D&O Tail Policy shall be considered a Transaction Expense for purposes of this Agreement. At or prior to the Closing, the Company shall provide a copy of the D&O Tail Policy to Parent, along with written confirmation from the insurance provider that the D&O Tail Policy will be bound at Closing.

(c)Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.4 applies without the consent of such affected Company Indemnitee, it being understood and agreed that the Company Indemnitees are intended to be express third party beneficiaries of this Agreement with rights of enforcement.

5.5Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance

.

(a)Notwithstanding anything in this Agreement to the contrary, the shares of Merger Stock Consideration constitute “restricted securities” under the Securities Act and may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state, federal or foreign securities Laws.  All certificates or other instruments representing the shares of Merger Stock Consideration subject to this Agreement will bear a legend substantially to the following effect (the “Private Placement Legend”) and that appropriate no transfer restrictions may be issued to Parent’s transfer agent:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION UNDER SAID ACTS.  THE SECURITIES REPRESENTED HEREBY CANNOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES UNLESS SUCH SALE, ASSIGNMENT OR OTHER TRANSFER IS (I) MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH EACH APPLICABLE STATE LAW AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED OR (II) IS EXEMPT FROM, OR NOT SUBJECT TO, THE SECURITIES ACT AND EACH APPLICABLE STATE ACT.

THE SALE, ASSIGNMENT OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF SECTION 5.5 OF THE AGREEMENT AND PLAN OF MERGER BY AND AMONG PROCORE TECHNOLOGIES, INC., LUCKY STRIKE MERGER SUB, INC. AND EXPRESS LIEN, INC., DATED AS OF SEPTEMBER 20, 2021 AND IN SECTION 1.10 OF THE JOINDER AGREEMENT BY AND AMONG PROCORE TECHNOLOGIES, INC. AND [●], DATED AS OF SEPTEMBER 20, 2021. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

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(b)To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required to (i) transfer on its books any shares of Merger Stock Consideration that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the requirements of the Securities Act or any applicable state, federal or foreign securities Laws, or (ii) treat as owner of such shares of Merger Stock Consideration, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Merger Stock Consideration has been purportedly so transferred.

(c)Subject to compliance with Rule 144 of the Securities Act (“Rule 144”) and other applicable securities Laws, at any time from and after (i) the six (6) month anniversary of the Closing Date (prior to such date, the “Restrictive Period”), upon request of a Company Security Holder (such request made either directly or through one or more of its Representative(s)) (a “Requesting Security Holder”) who is not an “affiliate” of Parent (as defined under Rule 144) at the time of such request or during the three months prior to such request, or (ii) in the event of a request of a Requesting Shareholder that is an “affiliate” of Parent (as defined under Rule 144), the earliest time following the Restrictive Period if and as permitted by applicable law, Parent shall cooperate with such Requesting Security Holder to timely effect removal of any Private Placement Legend, including (x) prompt delivery to Parent’s transfer agent (the “Transfer Agent”) of irrevocable instructions for the Transfer Agent to effect the removal of the Private Placement Legend and any related “stop-transfer” instructions, (y) causing delivery to the Transfer Agent by counsel to Parent of an opinion or instruction letter reflecting that the removal of the Private Placement Legend may be effected under the Securities Act of 1933 and (z) such other documentation or information as the Transfer Agent may reasonably request in connection therewith.

(d)Notwithstanding anything to the contrary contained in this Agreement, nothing herein will prevent any holder of shares of Parent Common Stock in connection with the consummation of the transactions contemplated by this Agreement that is a partnership, limited liability company, corporation or other entity from making a distribution of such shares to the partners, members, stockholders or other equityholders thereof or a transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth herein, including the inclusion of the Private Placement Legend, or participating in any merger, acquisition or similar change of control transaction.

5.6Piggyback Registration

.

(a)Piggyback Rights. If, at any time on or after the date hereof, the Parent proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Parent (or by Parent and by the shareholders of Parent), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to Parent’s existing shareholders or (iii) for an offering of debt that is convertible into equity securities of Parent or (iv) for a dividend reinvestment plan, then Parent shall give (or cause to be given) written notice of such proposed filing to all of the holders of Merger Stock Consideration as soon as practicable before the anticipated filing date of such Registration Statement, but in no event later than ten (10) days prior to the proposed filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the holders of Merger Stock Consideration the opportunity to register the sale of such number of shares of Merger Stock Consideration as such holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). Parent shall, in good faith, cause such Merger Stock Consideration to be included in such Piggyback Registration and shall use its commercially reasonable

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efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Merger Stock Consideration requested by the holders pursuant to this Section 5.6(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Parent included in such Registration and to permit the sale or other disposition of such Merger Stock Consideration in accordance with the intended method(s) of distribution thereof. All such holders proposing to distribute their Merger Stock Consideration through an Underwritten Offering under this Section 5.6(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Parent.

(b)Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises Parent and the holders of Merger Stock Consideration participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Parent Common Stock that Parent desires to sell, taken together with (i) the shares of Parent Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than with respect to Merger Stock Consideration as contemplated by this Agreement, (ii) the Merger Stock Consideration as to which registration has been requested pursuant to this Section 5.6, and (iii) the shares of Parent Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of Parent, exceeds the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then:

(i)If the Registration is undertaken for the Parent’s account, Parent shall include in any such Registration (A) first, the shares of Parent Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Merger Stock Consideration as to which holders of Merger Stock Consideration have exercised their rights to register pursuant to Section 5.6(a) of this Agreement (pro rata based on the respective number of Merger Stock Consideration that such holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Parent Common Stock, if any, as to which Registration has been requested or pursuant to written contractual piggy-back registration rights of other shareholders of Parent, which can be sold without exceeding the Maximum Number of Securities;

(ii)If the Registration is pursuant to a request by other persons or entities in accordance with separate written contractual registration rights, then Parent shall include in any such Registration (A) first, the shares of Parent Common Stock or other equity securities, if any, of such requesting persons or entities, other than the holders of Merger Stock Consideration, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Parent Common Stock or other equity securities for the account of other persons or entities that Parent is obligated to register pursuant to such separate written contractual arrangements with such persons or entities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Merger Stock Consideration as to which holders of Merger Stock Consideration have exercised their rights to register pursuant to Section 5.6(a), pro rata based on the respective number of Merger Stock Consideration that each holder has requested be included in such Underwritten Registration and the aggregate number of Merger Stock Consideration that the holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing

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clauses (A), (B) and (C), the shares of Common Stock or other equity securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities.

Article VI
ADDITIONAL AGREEMENTS

6.1Conduct of the Business of the Company

. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except to the extent expressly required by applicable Law  or as consented to by Parent in writing (which shall not be unreasonably withheld, conditioned or delayed), use its commercially reasonable efforts to (a) conduct its business in the Ordinary Course of Business, (b) maintain its properties and other assets in good working condition (normal wear and tear excepted); and (c) maintain its business and employees, customers, assets, and operations as a going concern in accordance with historical practice.

6.2Restrictions on Conduct of the Business

. Without limiting the generality or effect of the provisions of Section 6.1 and to the extent not prohibited by applicable Law, except as (i) expressly set forth on Section 6.2 of the Disclosure Schedule (ii) expressly provided otherwise in this Agreement or the Related Agreements or (iii) consented to in advance in writing by Parent (which shall not be unreasonably withheld, conditioned or delayed), during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(a)amend its Charter Documents or equivalent organizational or governing documents;

(b)merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(c)declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except for purchases from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service and issuances in connection with the exercise of any Company Options that are outstanding as of the Agreement Date;

(d)(i) enter into, amend, renew or modify any (A) Contract that would (if entered into, amended, renewed or modified prior to the Agreement Date) constitute a Material Contract, (B) other material Contract, except entry into Contracts in the Ordinary Course of Business that do not substantially deviate from the Company’s Standard Form Agreements, or (C) except in the Ordinary Course of Business, Contract requiring a novation or consent in connection with the Merger or the other transactions contemplated by this Agreement, (ii) knowingly violate, terminate, renew, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts, or (iii) enter into, amend, renew, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company or any of its Subsidiaries (or, following consummation of the Merger, Parent or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Stockholder Representative to perform their respective obligations under

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this Agreement or (C) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated hereby;

(e)issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the Agreement Date, (ii) the issuance of shares of Company Common Stock pursuant to the exercise of the Company Warrant and (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(f)(i) hire, or offer to hire, any additional (A) officers or employees at the level of director or higher or (B)  any consultants or independent contractors with annual compensation or fee rates greater than $100,000, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities or terms and conditions of employment of any officer or employee at the level of director or higher of the Company or any Subsidiary of the Company other than for cause, (iii) enter into, amend or extend the term of any employment or consulting agreement, bonus arrangement, severance agreement, retention bonus, or change of control agreement with, or Company Option held by, any officer, employee, consultant or independent contractor if the agreement (A) provides for annual compensation in excess of $100,000, or (B) limits at-will employment, or (C) provides any severance benefits, (iv) enter into any Contract with a labor organization or collective bargaining agreement (unless required by Law), (v) implement any plant closing, mass layoff or any other employment action that could reasonably incur WARN Act obligations, or (vi) add any new members to the Board;

(g)other than in the Ordinary Course of Business, make any loans or advances (other than routine expense advances to employees of the Company or any Subsidiary of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(h)except for non-exclusive licenses in connection with the provision of the Company Products (not including rights in any Company Source Code) and the Company services in the Ordinary Course of Business, transfer, sell, or license to any Person any rights to any Intellectual Property Rights the Company Products;

(i)transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any Subsidiary of the Company or any contractor or commercial partner of the Company or any Subsidiary of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company or any Subsidiary of the Company actually involved in the development of the Company Products on a need to know basis in the Ordinary Course of Business and provided each such employee or consultant has executed a Personnel Agreement);

(j)enter into any agreement with respect to the development of any Intellectual Property Rights or Technology by or for a third party;

(k)[intentionally omitted];

(l)assign, transfer, exclusively license, abandon, fail to maintain, let lapse, or take (or fail to take) any other action that would result in the assignment, loss, transfer, exclusive license, abandonment, or invalidity of any item of Company Owned IP, other than prosecution activities pertaining

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to registration, maintaining, perfecting and renewing Company Registered IP in the Ordinary Course of Business;

(m)amend or modify any Privacy Statement of the Company or any of its Subsidiaries;

(n)enter into any license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement (other than nonexclusive arrangements entered in the Ordinary Course of Business);

(o)sell, lease, license or otherwise dispose of or encumber (other than Permitted Liens) any material portion of its personal properties or assets, or enter into any Contract with respect to the foregoing;

(p)enter into any operating lease in excess of $15,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(q)(i) incur any indebtedness for borrowed money or guarantee any such indebtedness in excess of $50,000 or (ii) issue or sell any debt securities or guarantee any debt securities of others;

(r)make any capital expenditures, capital additions or capital improvements in excess of $5,000 individually or $100,000 in the aggregate;

(s)materially change the amount of, or terminate, any insurance coverage;

(t)cancel, release or waive any claims or rights held by the Company or any Subsidiary of the Company;

(u)(i) adopt, establish, enter into, terminate, discontinue or amend any Company Employee Plan, except in each case as required under ERISA, applicable Law or as necessary to maintain the qualified status of such plan under applicable Law, (ii) except in the Ordinary Course of Business, in connection with the Transaction in the manner contemplated by this Agreement, or pursuant to preexisting plans, policies or Contracts that have been furnished to Parent and are set forth on Section 6.2(u) of the Disclosure Schedule (A) accelerate the payment, funding or vesting of any compensation or benefits of any Employee or any employee of any Subsidiary of the Company, (B) pay any bonus or other incentive compensation to any Employee, or (C) increase the compensation or benefits of any Employee;

(v)grant or pay, or enter into any Contract providing for the granting or payment of any severance, change of control, retention or termination pay or benefits to any Person (other than payments or benefits provided pursuant to preexisting plans, policies or Contracts that have been disclosed to Parent and are set forth on Section 6.2(v) of the Disclosure Schedule);

(w)(i) commence a Legal Proceeding other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or operations (provided that, in such case, it consults with Parent prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(x)except with respect to the zlabs Equity Purchase, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division

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thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(y)make, change or revoke any Tax election, make any adoption or change to any Tax accounting method or period, file any federal, state, or non-U.S. income Tax Return or any other material Tax Return except in accordance with Section 5.2(a)(i), file any amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law), voluntary disclosure application or agreement or similar process, apply for any Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, assume or agree to indemnify any liability for Taxes of another Person, surrender any right to claim a Tax refund, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Parent or its Affiliates for any Tax period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(z)change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Parent;

(aa)enter into any agreement for the purchase, sale or lease of any real property; or

(bb)take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (aa).

Nothing in this Section 6.2 is intended to or shall cause Parent or Merger Sub to directly or indirectly control the Company or any of its Subsidiaries in violation of the HSR Act or other Antitrust Law.

6.3No Solicitation

.

(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not, and will cause its Subsidiaries not to, and the Company will not authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, willingly encourage others to solicit, or willingly encourage, facilitate or accept any discussions, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any stockholders of the Company. The Company will, and will cause its Subsidiaries and its and their Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or any of its Subsidiaries in connection with an Acquisition Proposal and request from each Person (other than

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Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company or any of its Subsidiaries previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s or its Subsidiaries’ Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.3 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.3.

(b)The Company shall immediately (but in any event, within 24 hours) notify Parent in writing after receipt by the Company (or, to the Knowledge of the Company, by any of its Representatives), of (i) any Acquisition Proposal,  (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or any of its Subsidiaries or for access to any of the properties, books or records of the Company or any of its Subsidiaries by any Person or Persons other than Parent and its Representatives reasonably expected to be in connection with a potential Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal and the Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto, provided that to the extent the disclosure of the identity of such Person making such Acquisition Proposal would violate the terms and condition of any non-disclosure, confidentiality or similar agreement executed prior to the Agreement Date, the Company shall not have any obligation to disclose the identity of such party. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.

6.4Access to Information

.

(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Parent and its Representatives reasonable access during business hours to (A) the properties, personnel, books, Contracts and records of the Company and each of its Subsidiaries and (B) all other information concerning the business, properties and personnel of the Company and each of its Subsidiaries as Parent may reasonably request and (ii) the Company shall provide to Parent and its Representatives correct and complete copies of the Company’s and each of its Subsidiaries’ (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and work papers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company or any Subsidiary of the Company has been a party, and (D) receipts received for any Taxes paid to foreign Tax authorities; provided, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (1) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (2) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (4) access would, in light of COVID-19, jeopardize the health and safety of any officer or employee of the Company; or (5) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, further, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (1) through (5).

(b)Subject to compliance with applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time

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as requested by Parent with one or more Representatives of Parent to discuss any material changes or developments in the operational matters of the Company and its Subsidiaries and the general status of the ongoing operations of the Company and its Subsidiaries.

(c)No information obtained by Parent during the pendency of the Merger in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

6.5Notification of Certain Matters.

(a)Each of Parent and the Company shall give prompt notice to the other of the occurrence or non-occurrence of any event that is reasonably likely to cause the failure of any of the conditions set forth in Article VII; provided, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to Parent or the Company. No disclosure by Parent or the Company pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.

(b)Subject to compliance with applicable Law and to the extent reasonably practicable, each of the Company and Parent shall give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, keep such notified party informed as to the status of any such Legal Proceeding or threat, and permit authorized Representatives of such notified party to be present at each meeting or conference relating to any such Legal Proceeding, to participate in, or review, any material communication before it is made to any Governmental Entity, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding, including by providing such notified party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving party shall consider any such received comments in good faith; provided, that notwithstanding anything contained in this Section 6.5(b) to the contrary, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information or (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; provided, further, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of this Section 6.5(b)(i) or (ii). Notwithstanding anything contained in the contrary in this Agreement, nothing herein shall require the Company to disclose information subject to an applicable privilege regarding this Agreement.

(c)Subject to compliance with applicable Law, the Company shall give Parent prompt notice of any communication from any Governmental Entity (i) relating to the Merger, (ii) indicating that a Company Authorization is or about to be revoked, (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Parent (following the Effective Time) or the Company and its Subsidiaries, taken as a whole, or (iv) related to the unauthorized practice of law or unauthorized provision of legal services.

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6.6Section 280G

.

(a)The Company shall obtain and deliver to Parent prior to the initiation of the requisite stockholder approval procedure under Section 6.6(b), a parachute payment waiver (the “Parachute Payment Waiver”), from each Person who the Company or Parent reasonably believes could be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 6.6(b), and who might otherwise have received, receive or have the right or entitlement to receive a Section 280G Payment (as defined below), to the extent the value thereof equals or exceeds three times such Person’s “base amount” determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the 280G Stockholder Approval (as defined below) is obtained pursuant to Section 6.6(b).  For the avoidance of doubt, the delivery of  the Parachute Payment Waiver shall not be required if the Company and Parent agree that no payments to “disqualified individuals” will result in a loss of deduction under Section 280G of the Code or an excise tax under Section 4999 of the Code.

(b)If the Company and Parent determine that a Parachute Payment Waiver is required, then at least five (5) Business Days prior to the Closing Date, the Company shall submit to the Company Stockholders, for approval by such Company Stockholders holding the number of shares of stock required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the regulations thereunder inapplicable to all Section 280G Payments. “Section 280G Payments” means any payments or benefits provided pursuant to Company Employee Plans or other plans, programs, arrangements or Contracts that might reasonably be expected to result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that causes the payments or benefits to not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code. Prior to delivery of documents to the stockholders in connection with the stockholder approval contemplated by this Section 6.6(b), the Company shall provide Parent and its counsel with a reasonable opportunity (but, in any event, no less than three (3) Business Days prior to such delivery) to review and approve all documents to be delivered to the stockholders in connection with such stockholder approval. Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.  Prior to the Closing, the Company shall deliver to Parent written notification and documentation reasonably satisfactory to Parent that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and benefits shall not be made or provided (or shall be returned) to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 6.6(b).

6.7Confidentiality

. The parties hereto acknowledge that Parent and the Company have previously executed that certain Nondisclosure Agreement, dated August 13, 2021, by and between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall the Company or any of its Affiliates or Representatives disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of Parent. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms (i) to its financial, tax and legal advisors (each of whom is

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subject to a similar obligation of confidentiality), and (ii) to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed. Notwithstanding anything herein to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information as required by law or to advisors and representatives of the Stockholder Representative and to the Company Indemnitors, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

6.8Public Disclosure

. So long as this Agreement is in effect, neither the Company nor its Representatives shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Merger, without the prior written consent of Parent; provided, the Company and its Representatives may, without further consent of Parent, make statements with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Merger, that are consistent with (and do not otherwise include or refer to any terms or conditions that are not otherwise contained in) public statements with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Merger, that have previously been made by Parent.

6.9Commercially Reasonable Efforts.

(a)Each of the parties hereto agrees to use its respective commercially reasonable  efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall take, cause or permit to be taken, any action which such party reasonably expects, or should reasonably expect, to delay or prevent consummation of the transactions contemplated herein.

(b)Each of the parties hereto (except the Stockholder Representative) agrees to use its reasonable best efforts to promptly make all filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other applicable Antitrust Law and, in any event, shall each file the Notification and Report Form under the HSR Act no more than ten (10) days after the Agreement Date. The parties agree to request at the time of filing early termination of the applicable waiting period under the HSR Act. To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the transactions contemplated by this Agreement (and if in writing, furnish the other party with a copy of such communication). If the Company or Parent or any affiliate thereof shall receive any formal or informal request for information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Company or Parent (as applicable) shall respond as soon as reasonably practicable to such request. Without limiting the generality or effect of Section 6.9(a), to the extent permitted by applicable Law and except as may be prohibited by any Governmental Entity, the Company and Parent shall (i) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Entity relating to the transaction contemplated by this Agreement; (ii) not participate in any substantive meeting or telephone or video conference, or have any substantive communication, with any Governmental Entity unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent not prohibited by such Governmental

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Entity, gives the other the opportunity to attend and participate therein; (iii) furnish the other party’s outside legal counsel with copies of all communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby; provided that such material (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to preserve any legal privilege, or (3) to remove references concerning the valuation of the Company and (B) may be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient or other persons without the advance written consent of the party providing such materials; and (iv) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of submissions to any such Governmental Entity. If there is a dispute between the Company and Parent, Parent shall control the strategy, after considering in good faith any comments provided by the Company, with respect to such filings and investigations, pursuant to this Section 6.9.  Parent shall not extend any waiting period, enter into any agreement with any Governmental Authority to delay, or not to consummate the transactions contemplated by this Agreement, without the consent of the Company.  Parent shall not pull and refile its HSR filing without the consent of the Company, which consent shall not be unreasonably withheld. All filing fees in connection with filings required by the HSR Act shall be borne 50% by the Sellers (as a Transaction Expense) and 50% by Buyer. The Company and Parent shall each bear its own legal fees and expenses in connection with compliance with this Section 6.9.

(c)Notwithstanding the foregoing, nothing in this Section 6.9 or otherwise in this Agreement shall require Parent: (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent of any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Affiliates (including the Acquired Companies), or compel Parent to divest, dispose of, hold separate or license any portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its Affiliates (including the Acquired Companies); or (ii) to propose or agree to or effect any divestiture or hold separate any business or assets.

6.10[intentionally omitted]

6.11Restricted Stock Units

.  Subject to the approval of the board of directors of Parent or the compensation committee thereof, and as soon as reasonably practicable following Closing, certain Company Employees will receive an employee restricted stock unit award (the “New RSUs”) that will vest over a four (4) year period in accordance with a vesting schedule to be determined by Parent, subject to each such Company Employee’s continued employment with the Surviving Corporation as of the date of the grant and through each applicable vesting date.  The allocation of New RSUs among the Company Employees shall be determined by Parent in consultation with the Company’s Chief Executive Officer. The aggregate number of New RSUs available for allocation among the Key Employees will be determined at Closing and shall be a number equal to $75,000,000 divided by the Parent Stock Price.  Any award of New RSUs will be made subject to applicable Law and the terms and conditions of the Parent Equity Plan.

6.12Consents

.

(a)The Company shall, upon Parent’s request and using forms reasonably acceptable to Parent, use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, notice, waivers and approvals under each Contract listed or described on Section 3.5(a)(ii) of the Disclosure Schedule (and any Contract entered into after the Agreement Date that would have been required to be listed or described in Section 3.5(a)(ii) of the Disclosure Schedule if entered into prior to the Agreement Date) (as applicable).

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(b)The Company shall give all notices and other information required to be given to the Employees of the Company or any of its Subsidiaries, any labor organization or other representative representing any group of Employees of the Company or any of its Subsidiaries, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, the Code, COBRA and other applicable Law in connection with the transactions contemplated by this Agreement.

6.13Terminated Agreements

. Prior to the Closing, the Company shall cause each of the Contracts set forth on Schedule A-3 attached hereto (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including by sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise) such that the Surviving Corporation shall not have any Liability under any Terminated Agreement following the Closing Date.

6.14Resignation of Officers and Directors

. Prior to the Closing, the Company shall have caused each officer, director and manager of each of the Acquired Companies to execute a Resignation Letter, effective as of the Effective Time.

6.15Expenses

. Whether or not the Merger is consummated, except as otherwise set forth herein, each of the Company and Parent shall bear its own, and its respective legal, auditors’, financial advisors’ and other representatives’ fees and other expenses incurred with respect to this Agreement and the Merger.

6.16Corporate Matters

. The Company shall retain at its main office, and make available to Parent, any original minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the boards of directors and the stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

6.17Joinder Agreements

.  The Company shall use commercially reasonable efforts to cause the Joinder Agreements to be executed and delivered to the Company on or prior to the Closing Date by each of the Company Stockholders.

6.18Suitability Documentation

.  The Company shall use its commercially reasonable efforts to cause each Company Stockholder to deliver the Suitability Documentation, at least five (5) Business Days prior to the Closing.  Notwithstanding the delivery of any Suitability Documentation to Parent prior to the Closing, any Company Stockholder may be deemed an “Accredited Stockholder” or “Unaccredited Stockholder” for purposes of this Agreement based on a good faith determination of the same by Parent.

6.19Warrant Cancellation Agreements

. The Company shall use commercially reasonable efforts to obtain, prior to the Closing Date, a Warrant Cancellation Agreement, duly executed by each Company Warrantholder and the Company, and Suitability Documentation duly executed by each Company Warrantholder certifying that each such Company Warrantholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

6.20Option Surrender Agreements

. The Company shall use commercially reasonable efforts to cause each Vested Company Optionholder to deliver a duly executed Option Surrender Agreement and Suitability Documentation.  Notwithstanding the delivery of any Suitability Documentation to Parent prior to the Closing, any Vested Company Optionholder may be deemed an “Accredited Stockholder” or “Unaccredited Stockholder” for purposes of this Agreement based on a good faith determination of the same by Parent.

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6.21Other Closing Deliverables

. The Company shall use commercially reasonable efforts to procure the delivery to Parent of the closing deliverables required to be delivered by it pursuant to Section 1.5(a) (and not otherwise specifically addressed by this Article VI).

6.22Provision of Benefits

.  Parent will treat, and use commercially reasonable efforts to cause any applicable benefit plans to treat, the service of the Continuing Employees with the Acquired Companies attributable to any period before the Effective Time as service rendered to Parent or any Subsidiary of Parent for purposes of any such benefit plan. Parent will use commercially reasonable efforts to (x) waive all limitations as to preexisting conditions, exclusions, service conditions, and waiting period limitations, and any evidence of insurability requirements applicable to any Continuing Employees and dependents of Continuing Employees other than such limitations, exclusions, and conditions that were in effect with respect to such persons as of the Closing, in each case, under the corresponding benefit plans of Parent, and (y) honor any deductibles, out-of-pocket maximums, and co-payments incurred by Continuing Employees and dependents of Continuing Employees under the corresponding Company Employee Plans in satisfying the applicable deductibles, out-of-pocket expenses, or co-payments under the corresponding benefit plans of Parent for the calendar year in which the Closing occurs.   Nothing contained herein, express or implied, (a) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (b) shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (c) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

6.23R&W Insurance Policy

. Parent or an Affiliate thereof shall cause the R&W Insurance Policy to become conditionally bound on the Agreement Date, and at the Closing, Parent or an Affiliate shall obtain and cause the R&W Insurance Policy to be bound. Parent acknowledges and agrees that the R&W Insurance Policy shall at all times provide that the insurer thereof shall have no, and shall waive and not pursue, any and all rights of subrogation against the Stockholder Representative, any Company Indemnitor or any Representative thereof, except in the case of claims for Fraud with respect to the representations and warranties set forth in Article III. The R&W Insurance Premium Amount, other than any due diligence fee, shall be borne 50% by Parent or an Affiliate thereof and 50% by the Company, in accordance with the terms of such R&W Insurance Policy. Parent shall take or cause its applicable Affiliates to take commercially reasonable actions necessary to cause the R&W Insurance Policy to remain in full force and effect from and after the Effective Date.  For the avoidance of doubt, the parties acknowledge and agree that the conclusive binding of the R&W Insurance Policy is a condition to the Closing.

6.24Promised Options

. Prior to the Closing, in consultation with Parent, the Company shall use commercially reasonable efforts to obtain from each Option Release Individual (and any other Person who would be an Option Release Individual had the Company’s commitment to grant Company Options or other securities of the Company arose on or prior to the Agreement Date) a non-revocable waiver and release, pursuant to which such Person will waive any and all claims relating to or arising from, directly or indirectly, such committed Company Securities, in a form reasonably acceptable to Parent (each, a “Promised Option Waiver”).  All agreements, notices or other documents prepared by the Company in connection with the Promised Option Waiver shall be subject to the prior review, comment and reasonable approval of Parent.  The Company will provide Parent with a copy of each such Promised Option Waiver as promptly as practicable following its execution.

6.25zlabs Equity Purchase

. Prior to the Closing, in consultation with Parent, the Company shall purchase (the “zlabs Equity Purchase”) substantially all of the outstanding equity interests in the zlabs Entity permitted pursuant to Law.

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6.26Certain Post-Closing Matters

.

(a)Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)“Handle Litigation” means any and all Legal Proceedings arising out of or related to Express Lien, Inc. v. Handle, Inc. and Jeffrey Nadolny, Civil Action No. 19-10156, in the United States District Court for the Eastern District of Louisiana.

(ii)“Handle Settlement” means the settlement agreement to be entered into by and between Handle, Inc. and the Company, conclusively resolving the Handle Litigation, as read into the transcript of the United States District Court for the Eastern District of Louisiana on June 25, 2021.

(iii)“Handle Settlement Note” means that certain convertible note to be issued by Handle Inc. to the Company pursuant to the Handle Settlement.

(iv)“Handle Settlement Payments” means those certain cash payments owed by Handle, Inc. to the Company pursuant to the Handle Settlement which remain unpaid as of the Agreement Date, in the aggregate amount of (A) $1,500,000, to be paid (x) $500,000 on or prior to June 30, 2022, (y) $500,000 on or prior to June 30, 2023, and (z) $500,000 on or prior to June 30, 2024; (B) $1,250,000, if paid in full by June 30, 2022, or  (C) $1,000,000, if paid in full by December 31, 2021.

(v)“Louisiana Incentive Payments” means (A) the aggregate cash value of Louisiana Incentive Program Available Benefits monetized or, with respect to transferable tax credits and other cash equivalent benefits, received by or on behalf of Parent or any of its Affiliates (including, after the Closing Date, the Acquired Companies), less (B) the aggregate amount of reasonable and documented out-of-pocket third-party costs and expenses incurred by or on behalf of Parent or its Affiliates in connection therewith (provided, such costs and expenses are incurred in a manner and amount substantially consistent with the costs and expenses historically incurred by the Acquired Companies in the Ordinary Course of Business prior to the Closing in filing for, obtaining, collecting and monetizing Louisiana Incentive Program Benefits).

(vi)“Louisiana Incentive Program(s)” means, individually or collectively as the context may require, the (A) Louisiana State Digital Interactive Media and Software Program and (B) the Louisiana Quality Jobs Program.

(vii)“Louisiana Incentive Program Available Benefits” means any and all Louisiana Incentive Program Benefits to which the Acquired Companies are entitled as a result of their participation in the Louisiana Incentive Programs prior to the Effective Time, including the Unclaimed Louisiana Incentive Program Benefits.

(viii) “Louisiana Incentive Program Benefits” means any and all incentive payments, transferrable tax credits and other cash and cash equivalent benefits available to participants under and pursuant to the Louisiana Incentive Programs.

(ix)“Louisiana Incentive Program Documentation” means any and all contracts, instruments, certifications, letters and similar documentation required to be executed, submitted or delivered under the Louisiana Incentive Programs in order to participate in such programs and/or file for, obtain, collect and monetize any Louisiana Incentive Program Benefits.

(b) Handle Litigation.

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(i)Parent shall use commercially reasonable efforts to (A) finalize and enforce the Handle Settlement and otherwise definitively resolve the Handle Litigation, in the event that the Handle Litigation has not been definitively resolved prior to the Closing, in a manner substantially consistent with the Handle Settlement, and (B) pursue and collect all amounts owed to the Company pursuant thereto (including the Handle Settlement Payments), and Parent and the Stockholder Representative shall cooperate reasonably and in good faith, as and to the extent reasonably requested by the other party, in connection therewith. Parent shall not take or cause any of its Affiliates (including, from and after the Closing, the Acquired Companies), subject in each case to the reasonable discretion of Parent’s board of directors, to take any action that could reasonably be expected to reduce the amount of the Handle Settlement Payments or amounts payable to the Company Indemnitors hereunder on account of the Handle Litigation without the prior consent of the Stockholder Representative (not to be unreasonably withheld, conditioned or delayed).  For the avoidance of doubt, the Company Indemnitors shall have no right to receive any payments under this Section 6.26(b) on account of the Handle Settlement Note.

(ii)Upon receipt by the Parent or any of its Affiliates (including, from and after the Closing, the Acquired Companies) of each Handle Settlement Payment, Parent shall promptly, and in any event within five (5) Business Days after receipt of such Handle Settlement Payment, pay the amount thereof in cash to the Paying Agent and the Surviving Corporation for further distribution to the Company Indemnitors in accordance with Section 2.1, less any reasonable and documented out-of-pocket costs, fees and expenses incurred by Parent or such Affiliates (including, from and after the Closing, the Acquired Companies) in connection with the finalization and enforcement of and pursuit and collection of amounts owed to the Company under the Handle Settlement; provided, that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of such Handle Settlement Payment payable to each Company Indemnitor; provided, further, that Parent shall cooperate with and provide to the Stockholder Representative such information as it may require to so update the Allocation Schedule, including all additional and incremental Transaction Payroll Taxes calculated with respect to each such Handle Settlement Payment (if any).  Parent and the Paying Agent shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Indemnitor received the appropriate portion of any such distribution.

(c) Louisiana Incentive Payments.

(i)The Acquired Companies (A) have historically participated in, and as of the Agreement Date are participating in, the Louisiana Incentive Programs (including pursuant to the Company’s Quality Jobs Program Contract #20151287 and the various certification letters issued in connection therewith), (B) have historically submitted Louisiana Incentive Program Documentation and obtained, collected and monetized certain Louisiana Incentive Program Benefits, and (C) estimate that, as of the Agreement Date, they have approximately $1,400,000 of accumulated but unclaimed Louisiana Incentive Program Benefits with respect to periods prior to the Agreement Date (net of expenses associated therewith) (the “Unclaimed Louisiana Incentive Program Benefits”) which the Acquired Companies are eligible under the Louisiana Incentive Programs to file for and seek to obtain, collect and monetize from and after Closing (inclusive of approximately $223,000 of Louisiana Incentive Program Benefits for which the Company has submitted Louisiana Incentive Program Documentation prior to the Agreement Date).

(ii)Parent agrees to use commercially reasonable efforts, substantially consistent with the Company’s Ordinary Course of Business prior to the Closing Date, but subject in each case to the reasonable discretion of Parent’s board of directors, to take all actions and do all things reasonably necessary to obtain, collect and monetize the Louisiana Program Available Benefits for the benefit of the Company Indemnitors, including timely submitting and filing any and all Louisiana Incentive Program Documentation and using commercially reasonable efforts to obtain, collect and monetize such

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Louisiana Incentive Program Available Benefits. Without limiting the generality of the foregoing, but subject in each case to the reasonable discretion of Parent’s board of directors, Parent shall use commercially reasonable efforts, substantially consistent with the Company’s Ordinary Course of Business prior to the Closing, to continue to participate in (and to cause the Acquired Companies to continue to participate in) the Louisiana Incentive Programs until such time as all Louisiana Incentive Payments, if any, have been paid to the Company Indemnitors or Parent has determined in accordance with subsection (iii) below that no further Louisiana Incentive Payments are available or otherwise due and payable.

(iii)Parent and the Stockholder Representative shall cooperate reasonably and in good faith, but subject in each case to the reasonable discretion of Parent’s board of directors, as and to the extent reasonably requested by the other party, in connection with the Louisiana Incentive Programs, Louisiana Incentive Program Benefits and Louisiana Incentive Payments as described in this Section 6.26(c). Upon Parent’s reasonable good faith determination, in consultation with the Stockholder Representative, that Parent and its Affiliates (including, after the Closing, the Acquired Companies) have obtained and/or monetized all Louisiana Incentive Program Available Benefits, Parent shall promptly, and in any event within five (5) Business Days after such determination, pay the amount of all Louisiana Incentive Payments in cash to the Paying Agent and the Surviving Corporation for further distribution to the Company Indemnitors in accordance with Section 2.1; provided, that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the Louisiana Incentive Payments payable to each Company Indemnitor; provided, further, that Parent shall cooperate with and provide to the Stockholder Representative such information as it may require to so update the Allocation Schedule, including all additional and incremental Transaction Payroll Taxes calculated with respect to such Louisiana Incentive Payments (if any). Parent and the Paying Agent shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Indemnitor received the appropriate portion of any such distribution.

(iv)The Company Indemnitors, upon the written request of Parent accompanied by the applicable Order requiring repayment thereof, shall repay (and Parent shall be entitled to make a claim for indemnification pursuant to and in accordance with Article VIII with respect to) any amount paid over to the Company Indemnitors pursuant to this Section 6.26(c), plus any penalties, interest or other charges imposed by the relevant Governmental Entity, in the event that such amounts are required to be repaid to such Governmental Entity, other than as a result of Parent’s breach of its obligations under this Section 6.26(c).

(d)Treatment of Payments

. Any payment under this Section 6.26 shall be treated by the parties, including for U.S. federal, state, local and non-U.S. income Tax purposes, as a purchase price adjustment unless otherwise required by applicable Law.

Article VII
CONDITIONS TO THE MERGER

7.1Conditions to Obligations of Each Party to Effect the Merger

.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)No Order; Restraints. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of making the

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Merger illegal or otherwise prohibiting or preventing the consummation of the Merger (each, as applicable, a “Restraint”).

(b)Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(c)Company Stockholder Approval.  The Company Stockholder Approval shall have been validly obtained under the DGCL and the Charter Documents and shall be in full force and effect.

(d)R&W Insurance Policy. The R&W Insurance Policy shall be conclusively bound and in full force and effect as of the Effective Time; provided, that to the extent that the failure of the R&W Insurance Policy to be conclusively bound and in full force and effect as of the Effective Time results from a breach by Parent (or its Affiliated purchaser of the R&W Insurance Policy) of the R&W Insurance Policy or Parent’s obligations set forth in Section 6.23 hereof, the foregoing condition shall be deemed satisfied or waived by Parent and Merger Sub as it relates to their respective obligations to effect the Merger.

7.2Conditions to the Obligations of Parent and Merger Sub

. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)Representations, Warranties and Covenants.

(i)(A) The Fundamental Representations (other than the representations set forth in Section 3.8 (Tax Matters)) shall be true and correct in all material respects (without giving effect to materiality, Material Adverse Effect or any similar qualification), in each case both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (or, if given as of a specific date, at and as of such date) and (B) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, in each case both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (or, if given as of a specific date, at and as of such date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, without giving effect to any materiality, Material Adverse Effect or any similar qualification, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company; and

(ii)The Company shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.

(b)No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to the Company of which the existence or consequences are still continuing as of immediately prior to the Effective Time.

(c)No Pending Investigation or Litigation. No Governmental Entity shall have commenced an investigation of this Agreement or the transactions contemplated thereby that remains pending and no litigation shall have been commenced challenging the acquisition that shall remain pending.

(d)Company Certificate.  Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied (the “Company Bring-Down Certificate”).

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(e)Board Approval.  This Agreement shall have been approved by the Board, which approval shall not have been altered, modified, changed or revoked, in each case, without the prior written approval of Parent.

(f)Employment Arrangements.  (i) Each Key Employee Non-Competition and Non-Solicitation Agreement and Offer Letter, in each case, executed concurrently with this Agreement by a Key Employee shall not have been revoked or repudiated prior to the Closing; (ii) no Key Employee shall have terminated their employment with the Company or applicable Subsidiary of the Company at or prior to the Closing or delivered written notice prior to the Closing announcing an intention to terminate employment with the Company or applicable Subsidiary of the Company (except for any terminations as a result of death or long-term disability);

(g)Certificate of Merger.  Parent shall have received the Certificate of Merger, duly executed by the Company.

(h)Invention Assignments.  All Persons set forth on Section 7.2(h) of the Disclosure Schedule shall have executed:  (i) Personnel Agreement, as applicable, effective as of such Person’s first date of employment or service with the Company, respectively, or (ii) an assignment or confirmatory assignment to the Company, in each case, in form and substance satisfactory to Parent, and such agreements shall have been delivered as promptly as practicable following the execution and delivery of this Agreement and each such agreement shall be in full force and effect.

(i)Closing Deliverables.  The Company shall have delivered or cause to be delivered to Parent the items required by Section 1.5(a).

(j)zlabs Equity Purchase.  The zlabs Equity Purchase shall have been completed and the Company shall own substantially all of the outstanding equity interests in the zlabs Entity as permitted pursuant to applicable Law.

7.3Conditions to Obligations of the Company

. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants.

(i)Each representation and warranty of Parent and Merger Sub contained in this Agreement on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or any other Related Agreement shall be true and correct in all respects, in each case both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (or, if given as of a specific date, at and as of such date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, without giving effect to any materiality, Material Adverse Effect or any similar qualification, have not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or any other Related Agreement.

(ii)Each of Parent and each Merger Sub shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or prior to the Closing.

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(b)Certificate of Parent. The Company shall have received a certificate executed for and on behalf of Parent by an officer of Parent to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) been satisfied.

(c)Closing Deliverables.  Parent shall have delivered or cause to be delivered to Parent the items required by Section 1.5(b).

Article VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

8.1Survival

. The representations and warranties of the Company (other than the Fundamental Representations and the representations set forth in Section 3.8 (Tax Matters)) contained in this Agreement, and the right of any Parent Indemnified Party to assert a claim for indemnification hereunder with respect thereto, shall survive the Closing Date until 11:59 p.m. (Pacific time) on the date that is eighteen (18) months following the Closing Date, the Fundamental Representations (other than the representations set forth in Section 3.8 (Tax Matters)) shall survive until ten (10) years following the Closing Date and the representations set forth in Section 3.8 (Tax Matters) shall survive until the date that is ninety (90) days following the expiration of the applicable statute of limitations, provided that in the event of a claim for Fraud, such representation or warranty shall survive indefinitely following the Closing Date.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall terminate as of the Effective Time.  Each covenant and agreement of any party herein, other than those covenants and agreements that by their terms apply or are to be performed in whole or in part (but only to the extent of such part) at or after the Closing (collectively, the “Post-Closing Covenants”), shall terminate at the Closing.  Each Post-Closing Covenant shall survive until such covenant is performed or otherwise expires in accordance with its terms.  If an indemnification claim or notice is given under, and in accordance with, this Article VIII with respect to any claim for indemnification prior to the applicable expiration date, such claim shall be preserved until such claim is finally resolved.  For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties and covenants and the right to make indemnification claims in respect thereof under this Agreement, and the Company Indemnitors waive any defenses to a claim for indemnification brought by a Parent Indemnified Party in compliance with this Article VIII based on the statute of limitations to the extent inconsistent with the survival periods expressly applicable to such claim for indemnification set forth herein.  Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that any survival periods and termination dates set forth herein shall not in any way restrict the ability of the Parent Indemnified Parties to make any claim or recover any losses under the R&W Insurance Policy, including to the extent any survival periods and termination dates conflicts with the survival periods and termination dates set forth therein.

8.2Indemnification

.

(a)From and after the consummation of the Merger, subject to the limitations set forth in Section 8.3, the Company Indemnitors shall (x) jointly, to the extent of the Indemnity Escrow Cash, and (y) as to any amounts exceeding the Indemnity Escrow Cash (and specifically, without limitation to any other limitations set forth in this Article VIII, solely to the extent not covered by the R&W Insurance Policy), severally, and not jointly, in accordance with each Company Indemnitor’s Pro Rata Share, indemnify and hold harmless Parent and its directors, officers, employees, affiliates (including the Surviving Corporation), agents and other representatives (the “Parent Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them, relating to, resulting from or arising out of any of the following:

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(i)the failure of any representation or warranty of the Company in this Agreement or the Company Bring-Down Certificate to be true and correct as of the Closing Date, except that any such representations and warranties which by their express terms are made solely as of a specified earlier date shall be true and correct as of such specified earlier date; provided, that all materiality qualifications (such as “material” and “Material Adverse Effect”) in such representations and warranties (other than Section 3.7(b) and with respect to any “Material Contract(s)”) shall be disregarded for purposes of this Article VIII, including in connection with determining whether a breach has occurred and the amount of Losses incurred;

(ii)regardless of the disclosure of any matter set forth in the Disclosure Schedule, (A) any inaccuracy in any information set forth in the Allocation Schedule, or (B) any claim by or on behalf of any actual or purported present or former equityholder of the Company or any of its Subsidiaries, in his, her or its capacity as such, that such Person is entitled to amounts that are in excess of the consideration specifically payable to such Person under this Agreement (other than claims to enforce such Person’s rights under this Agreement or any Related Agreement);

(iii)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claims by any Company Indemnitees in respect of D&O Indemnifiable Matters that are not otherwise fully covered by the D&O Tail Policy;

(iv)any Fraud on the part of the Company in connection this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Merger;

(v)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Unpaid Pre-Closing Taxes, Closing Transaction Expense Amount or Closing Indebtedness, in each case, to the extent not taken into account in the Final Closing Statement or otherwise accounted for pursuant to Section 2.9;

(vi)the exercise by any Company Stockholder of appraisal rights under Section 262 of the DGCL, including payments in respect of such Person’s Dissenting Shares to the extent such payments exceed the value of the consideration to which such Person would have been entitled pursuant to Section 2.5 in respect of such Dissenting Shares if such Person had not exercised appraisal rights in respect thereof; or

(vii)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any matter set forth on Schedule 8.2(a)(vii).

(b)The rights of the Parent Indemnified Parties to indemnification, compensation, reimbursement, or payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any representation or warranty.  The waiver of any condition based on the accuracy of any such representation or warranty will not affect the right to indemnification, compensation, reimbursement, or payment of Losses or any other remedy based on any such representation or warranty.  Other than with respect to any claim for Fraud, no Parent Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Parent Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.  Nothing in this Agreement shall limit the right of Parent or any other Parent Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

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8.3Certain Limitations

.

(a)Except in the case of Fraud and indemnification claims related to any breach of or inaccuracy in the Fundamental Representations, the Parent Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 8.2(a)(i) unless and until the Parent Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $2,500,000 in Losses in the aggregate (the “Deductible”), at which time the Parent Indemnified Parties shall be entitled to recover in excess of the Deductible.

(b)Notwithstanding anything to the contrary herein, the liability of the Company Indemnitors for Losses arising  (x) under Section 8.2(a)(i) (other than for breaches of Fundamental Representations) shall be capped at the Indemnity Escrow Cash, and the Parent Indemnified Parties’ sole and exclusive source of recovery for such indemnification claims shall be recourse against the Indemnity Escrow Cash and the R&W Insurance Policy), (y) under any other provision of Section 8.2(a) (including pursuant to Section 8.2(a)(i) with respect to any breach of a Fundamental Representation) shall be capped at the Total Merger Consideration actually received by such Company Indemnitor (including, for the avoidance of doubt, the Indemnity Escrow Cash, if and to the extent released to such Company Indemnitor), unless, in each case of (x) and (y), such indemnity claim is being made in respect of Fraud committed by such Company Indemnitor (in which event there shall be no limitation on the liability of such Company Indemnitor hereunder with respect to such Fraud), and (z) notwithstanding anything contained in this Agreement to the contrary, including this Article VIII, with respect to Specified Tax Matters shall be capped at $1,000,000.  In furtherance of and without limitation to the foregoing, and subject in all respects to the limitations set forth in this Section 8.3 (including Sections 8.3(c), (d) and (e)), the Parent Indemnified Parties shall satisfy their rights under this Article VIII in respect of a claim for indemnification hereunder as follows:

(i)With respect to any claim for indemnification under Section 8.2(a)(i) or with respect to Unpaid Pre-Closing Taxes, (A) first, until such time as the retention under the R&W Insurance Policy is eroded, from the Indemnity Escrow Cash to the extent of any Indemnity Escrow Cash then remaining in escrow, (B) thereafter, by recourse against the R&W Insurance Policy, (C) thereafter, upon the coverage limit under the R&W Insurance Policy being reached (but subject to the final paragraph of this Section 8.3(b)), from the Indemnity Escrow Cash to the extent of any Indemnity Escrow Cash then remaining in escrow, and (D) thereafter, if (and only if) (I) such indemnification claim arises out of a breach of or inaccuracy in any Fundamental Representation or Unpaid Pre-Closing Taxes and (II) no Indemnity Escrow Cash remains available in escrow, from the Company Indemnitors in accordance with Section 8.3(c).

(ii)With respect to any other claim for indemnification pursuant to Section 8.2(a), from the Indemnity Escrow Cash to the extent of any Indemnity Escrow Cash then remaining, and if (and only if) no Indemnity Escrow Cash remains available, from the Company Indemnitors in accordance with Section 8.3(c).

The conditions and limitations set forth in this Section 8.3(b) will apply even if (i) the R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance, or (ii) Parent (or any other Parent Indemnified Party claiming by or through Parent under the R&W Insurance Policy) makes a claim under the R&W Insurance Policy and such claim is denied by the insurer.

(c)Subject to the limitations set forth in this Section 8.3, the Parent Indemnified Parties shall be entitled to bring indemnification claims directly against the Company Indemnitors (in accordance with each Company Indemnitor’s Pro Rata Share) pursuant to the claims procedures in Section 8.4; provided that any Losses with respect to such Claims shall first be recovered in the order and priority,

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and subject to the limitations set forth in Section 8.3(b); and provided, further, that in no event shall the aggregate liability of any Company Indemnitor for all indemnification claims under this Agreement exceed the amount of Total Merger Consideration actually received by such Company Indemnitor (including, for the avoidance of doubt, the Indemnity Escrow Cash, if and to the extent released to such Company Indemnitor), unless such indemnity claim is being made in respect of Fraud committed by such Company Indemnitor (in which event there shall be no limitation on the liability of such Company Indemnitor hereunder with respect to such Fraud).  In no event shall any Company Indemnitor have any liability for any Fraud committed by any other unaffiliated Company Indemnitor.

(d)The amount of any Losses that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Parent Indemnified Parties from third parties (other than the Company Indemnitors or Parent or any other Person (in respect of the Indemnity Escrow Cash)) in respect of such Losses (net of any reasonable out-of-pocket costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery, except with respect to the R&W Insurance Policy), provided, that, other than with respect to the R&W Insurance Policy, nothing in this Section 8.3(d) shall be construed as or give rise to an obligation to seek any such insurance, indemnification or reimbursement.  In the event that an insurance recovery is received by any Parent Indemnified Party with respect to any Losses for which a Parent Indemnified Party has been indemnified from the Company Indemnitors (including by recourse against the Indemnity Escrow Cash hereunder), then a refund equal to the aggregate amount of the recovery (subject to the limitations described in the first sentence of this Section 8.3(d)) shall be made promptly to the Paying Agent and Surviving Corporation, as applicable, for distribution to the Company Indemnitors in accordance with the proportions in which such Company Indemnitors satisfied such indemnity.  The Parent Indemnified Parties shall use commercially reasonable efforts to first seek recovery under (i) the R&W Insurance Policy with respect to any applicable Losses in excess of the retention under the R&W Insurance Policy for all matters to which are not expressly excluded from the R&W Insurance Policy and (ii) the D&O Tail Policy with respect to any applicable Losses.

(e)For purposes of determining the maximum liability under this Article VIII in respect of a Company Indemnitor who received Parent Common Stock in the Merger, each share of Parent Common Stock shall be deemed to have a value equal to the Parent Stock Price.

(f)For the avoidance of doubt, any Losses for indemnification under this Agreement shall be determined without duplication of recovery (i) due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement or (ii) as to any amounts paid to Parent pursuant to Section 2.9.

(g)Parent and Merger Sub acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise resulting from or arising out of this Agreement will be pursuant to the indemnification provisions set forth in this Article VIII; provided, that the foregoing clause of this sentence shall not be deemed a waiver by any party of (i) any right to specific performance, equitable or injunctive relief to the extent available, (ii) any right or remedy of a party under any Related Agreement to which it is party or (iii) any right or remedy with respect to Fraud committed by a Company Indemnitor, and all claims related thereto shall survive until ninety (90) days following the expiration of the applicable statute of limitations.  Subject to the other limitations contained herein, the obligations of the Company Indemnitors under this Article VIII shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Company Indemnitors, not the Company, shall have the sole obligation for the indemnification obligations under Article VIII.

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8.4Claims for Indemnification; Resolution of Conflicts.

(a)Subject to the survival periods in Section 8.1 and the limitations set forth in Section 8.3, if a Parent Indemnified Party wishes to make an indemnification claim under this Article VIII, such Parent Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (i) stating that such Parent Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses and (ii) specifying such Losses and the amount thereof (to the extent known and reasonably quantifiable or estimable) in reasonable detail, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.  A Parent Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof, but not to allege a breach of a representation or warranty that expired pursuant to Section 8.1 prior to the date such update is delivered to the Stockholder Representative.

(b)If the Stockholder Representative on behalf of the Company Indemnitors does not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery to Parent of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Company Indemnitors that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.  In such event, Parent and the Stockholder Representative shall deliver a joint written instruction, duly executed by each of Parent and the Stockholder Representative to the Escrow Agent directing the Escrow Agent to transfer and release to Parent an aggregate amount of Indemnity Escrow Cash equal to the amount of the Losses so acknowledged (or as much Indemnity Escrow Cash as is then available in the event such Losses exceed the then available Indemnity Escrow Cash). Any Losses recovered under this Article VIII from the Indemnity Escrow Cash shall reduce the amount of Indemnity Escrow Cash in the same proportion as Indemnity Escrow Cash was withheld from the Company Indemnitors at the Closing (as set forth on the Allocation Schedule). Should the Indemnity Escrow Cash be insufficient to satisfy in whole the amount of Losses agreed upon or acknowledged to be paid to a Parent Indemnified Party in accordance with this Section 8.4(b), then, subject to the limitations set forth in this Article VIII (including the limitations set forth in Sections 8.3(a)-(e)), each Company Indemnitor shall, within ten (10) Business Days following the date of written notice from the Stockholder Representative, pay to the Parent Indemnified Party such Company Indemnitor’s Pro Rata Share of such shortfall in cash; provided, however, that in respect of a Company Indemnitor who received Parent Common Stock in the Merger, such Company Indemnitor may elect, in its sole discretion, whether to satisfy such shortfall in cash, in shares of Parent Common Stock, or a combination thereof, with such shares to be valued at an amount equal to the Parent Stock Price.

(c)In the event that the Stockholder Representative shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(b) (or in the event indemnification is being sought hereunder directly from a Company Indemnitor, if such Company Indemnitor shall object to any claim(s) made in any Indemnification Claim Notice to recover directly from such Company Indemnitor within 30 days after delivery of such Indemnification Claim Notice), the Stockholder Representative (or such objecting Company Indemnitor) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholder Representative (or such objecting Company Indemnitor) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  Parent shall be entitled to conclusively rely on any such memorandum.  In such event, Parent and the Stockholder Representative shall deliver a joint written instruction, duly executed by each of Parent and the Stockholder Representative to the Escrow Agent directing the Escrow Agent to transfer and release to Parent an aggregate amount of Indemnity Escrow Cash equal to the amount of the Losses agreed to in such memorandum (or as much Indemnity

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Escrow Cash as is then available in the event such Losses exceed the then available Indemnity Escrow Cash). Should the Indemnity Escrow Cash be insufficient to satisfy in whole the amount to be paid to a Parent Indemnified Party in accordance such memorandum, then, subject to the limitations set forth in this Article VIII, each Company Indemnitor shall, within ten (10) Business Days following the date the Stockholder Representative delivers to the Company Indemnitors a copy of such memorandum, pay to the Parent Indemnified Party, such Company Indemnitor’s Pro Rata Share of such shortfall in cash.

(d)In the event that there is a dispute relating to any Indemnification Claim Notice or Indemnification Claim Objection Notice that cannot be settled in accordance with Section 8.4(c) after good faith negotiation for not less than thirty (30) days after delivery of an Indemnification Claim Objection Notice, each of Parent or the Stockholder Representative may file suit with respect to such dispute in any court having jurisdiction in accordance with Section 10.11.  No Losses being disputed under this Section 8.4(d) shall be paid until a final determination is made by a court of competent jurisdiction or is settled pursuant to a settlement agreement or is agreed to by the Stockholder Representative (or objecting Company Indemnitor) in writing (in each case, a “Final Determination”).  Any Losses set forth in such Final Determination shall be paid out of the Indemnity Escrow Cash or by the Company Indemnitors, as applicable, within ten (10) Business Days following the date of such Final Determination.

(e)Promptly after the date that is eighteen (18) months following the Closing Date (the “Indemnity Escrow Expiration Date”), Parent will notify the Stockholder Representative in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted in any Indemnification Claim Notice that was delivered to the Stockholder Representative at or prior to 11:59 p.m. (Pacific time) on the Indemnity Escrow Expiration Date, but not resolved at or prior to such time (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”).  Within ten (10) Business Days following the Indemnity Escrow Expiration Date, Parent and the Stockholder Representative shall deliver a joint written instruction, duly executed by each of Parent and the Stockholder Representative, to the Escrow Agent directing the Escrow Agent to transfer and release to the Paying Agent and the Surviving Corporation for further distribution to the Company Indemnitors in accordance with Section 2.1 (i) the Indemnity Escrow Cash then remaining as of the Indemnity Escrow Expiration Date (as reduced by distributions from time to time expressly authorized pursuant to the terms of this Agreement and the Escrow Agreement) minus (ii) an amount equal to the Retained Escrow Amount. Parent shall cause any such Indemnity Escrow Cash, if any, to be released and delivered by the Escrow Agent to the Paying Agent or the Surviving Corporation for further distribution to the Company Indemnitors in accordance with Section 2.1.

(f)Following the Indemnity Escrow Expiration Date, after resolution and payment of all Continuing Claims, Parent and the Stockholder Representative shall deliver a joint written instruction, duly executed by each of Parent and the Stockholder Representative, to the Escrow Agent directing the Escrow Agent to transfer and release to the Paying Agent and/or the Surviving Corporation for further distribution to Company Indemnitors in accordance with Section 2.1 any then remaining Indemnity Escrow Cash.

(g)Each of the parties acknowledges and agrees that as a condition to Parent’s, Surviving Corporation’s and Paying Agent’s obligation to make any distributions or payments pursuant to Section 8.4(e) and Section 8.4(f), the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the amounts distributable or payable to each Company Indemnitor in accordance with such sections; provided, that Parent shall cooperate with and provide to the Stockholder Representative such information as it may require to so update the Allocation Schedule, including all additional or incremental Transaction Payroll Taxes calculated with respect to such distributable or payable amounts (if any).  Parent and the Paying Agent shall be entitled to conclusively rely upon the updated

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Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Indemnitor received the appropriate portion of any such distribution.

(h)Notwithstanding the foregoing, (i) any notice that is required to be delivered to any Company Indemnitors pursuant to this Article VIII shall be deemed satisfied by delivery of such notice to the Stockholder Representative and (ii) any notices required to be delivered by, or any actions that are required to be taken by, any Company Indemnitors pursuant to this Article VIII shall be satisfied by delivery by, or action taken by the Stockholder Representative.

8.5Third Party Claims

. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a claim for indemnification pursuant to this Article VIII, Parent shall promptly notify the Stockholder Representative of such claim with an Indemnification Claim Notice (a “Third Party Notice”), and shall provide a copy of such Third Party Notice to the Escrow Agent if prior to the Indemnity Escrow Expiration Date and any Indemnity Escrow Cash remains available in escrow for indemnification, and the Third Party Notice shall be accompanied by copies of any documentation submitted by the third party making such Third Party Claim (except that Parent may exclude from the Third Party Notice and accompanying materials such communications with its legal counsel to the extent that legal counsel to Parent advises that providing such communication could result in the loss of any attorney-client privilege or right under the work-product doctrine of Parent or any Parent Indemnified Party in respect of such claim, after giving due consideration to any “community of interest” or similar privilege, if any); provided, that no delay or failure on the part of Parent in delivering a Third Party Notice shall cause any Parent Indemnified Party to forfeit any indemnification rights under this Article VIII except to the extent that the Company Indemnitors are actually and materially prejudiced by such delay or failure. Upon receipt of a Third Party Notice, the Stockholder Representative shall be entitled (on behalf of the Company Indemnitors and at their expense) to participate in, but not to control, determine or conduct, the defense (including any settlement or compromise) of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Stockholder Representative shall not be entitled to control any negotiation of settlement, adjustment or compromise with respect to any such Third Party Claim; provided, that except with the express written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement, adjustment or compromise of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter; provided, further, that the consent of the Stockholder Representative with respect to any settlement, adjustment or compromise of any such Third Party Claim shall be deemed to have been given unless the Stockholder Representative shall have objected within thirty (30) days after a written request for such consent by Parent. In the event that the Stockholder Representative has consented to any such settlement, adjustment or compromise in accordance with this Section 8.5, the Company Indemnitors shall have no power or authority to object under any provision of this Article VIII to the amount of such settlement, adjustment or compromise.

8.6Stockholder Representative

.

(a)By voting in favor of the adoption of this Agreement, the approval of the Merger and the consummation of the Merger, executing a Joinder Agreement, and receiving the benefits of the Merger, including the right to receive the consideration payable in connection with the Merger, each Company Indemnitor shall be deemed to have agreed to appoint Shareholder Representative Services LLC as the representative, agent and attorney-in-fact for and on behalf of the Company Indemnitors to, as of the Closing, give and receive notices and communications with respect to any indemnification or similar claims to be recovered against the Escrow Cash, to authorize payment to any Parent Indemnified Party from the Escrow Cash in satisfaction of claims hereunder by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, in each case relating to this Agreement or the

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transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) expressly mandated or permitted by the terms of this Agreement and any Related Agreements. The Stockholder Representative may resign at any time upon at least ten (10) days prior written notice to the Company Indemnitors. Such agency may be changed by the Company Indemnitors from time to time upon not less than 30 days prior written notice to Parent; provided, that the Stockholder Representative may not be removed unless the former holders of a majority of Company Capital Stock agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, any vacancy in the position of Stockholder Representative may be filled by the former holders of a majority of Company Capital Stock. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services other than pursuant to the terms of the Engagement Letter. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Indemnitors.

(b)Neither the Stockholder Representative nor any member of the Advisory Committee (as defined in that certain engagement letter entered into between the Stockholder Representative and certain of the Company Indemnitors in connection with the transactions contemplated hereby (the “Engagement Letter”)) shall incur liability of any kind with respect to any action or omission by the Stockholder Representative or the Advisory Committee in connection with their services pursuant to this Agreement, the Engagement Letter and the agreements ancillary hereto, except to the extent resulting from the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. For the avoidance of doubt, the first sentence of this Section 8.6(b) shall not prejudice the Stockholder Representative’s right to indemnification from the members of the Advisory Committee (in their capacity as Company Indemnitors) pursuant to the following sentence. The Company Indemnitors shall, severally and not jointly in accordance with their respective Pro Rata Shares, indemnify, defend and hold harmless the Stockholder Representative and each member of the Advisory Committee from and against any and all losses, liabilities, damages, penalties, fines, forfeitures, actions, fees, and reasonable out-of-pocket costs and expenses (including the out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) to the extent arising out of or in connection with the Stockholder Representative’s or the Advisory Committee’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable, the Stockholder Representative or such member of the Advisory Committee, as applicable, shall promptly reimburse the Company Indemnitors the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Stockholder Representative or members of the Advisory Committee by the Company Indemnitors, any such Representative Losses may be recovered by the Stockholder Representative (on behalf of itself and the Advisory Committee) from (i) the funds in the Expense Fund Account and (ii) any other funds that become payable to the Company Indemnitors under this Agreement at such time as such amounts would otherwise be distributable to the Company Indemnitors; provided, that while this section allows the Stockholder Representative to recover Representative Losses from the aforementioned sources of funds, this does not relieve the Company Indemnitors from their obligation to promptly pay, in accordance with their respective pro rata portions, such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative or any member of the Advisory Committee from seeking any remedies available to it at law or otherwise. In no event shall the Stockholder Representative be required to advance its own funds on behalf of the Company Indemnitors or otherwise. The Company Indemnitors acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

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(c)Upon the Closing, Parent shall wire to an account designated by the Stockholder Representative (the “Expense Fund Account”) an amount of $500,000 in cash (the “Expense Fund”), which shall be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Company Indemnitors shall not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative shall not be liable for any loss of principal of the Expense Fund other than as a result of its bad faith, gross negligence or willful misconduct. The Stockholder Representative shall hold these funds separate from its corporate funds, shall not use these funds for its operating expenses or any other corporate purposes and shall not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable after the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative shall deliver the balance of the Expense Fund to the Paying Agent for further distribution to the Company Indemnitors in accordance with Section 2.1; provided, that as a condition to Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of such Expense Fund distribution payable to each Company Indemnitor, which portion shall be paid to each Company Indemnitor rounded down to the nearest whole cent.  For Tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Indemnitors at the time of Closing.  Any amounts required to be withheld with respect to the deemed payment to a Company Indemnitor of its portion of the Expense Fund shall reduce the other payments to such Person at Closing in accordance with Article II and shall not reduce the Expense Fund.

(d)A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 10.6 and Section 10.7 hereof, shall constitute a decision of the Company Indemnitors and shall be final, binding and conclusive upon the Company Indemnitors. Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Indemnitors.

(e)Notwithstanding that the Company and its Subsidiaries have been represented by Jones Walker LLP (“Jones Walker”) in the preparation, negotiation and execution of this Agreement and the Related Agreements, each of Parent and the Company agrees that after the Closing Jones Walker may represent the Stockholder Representative, Advisory Committee, Company Indemnitors and/or their respective Representatives in all matters relating to this Agreement and the Related Agreements, including in respect of any indemnification claims pursuant thereto. Each of Parent and the Company hereby agrees that any attorney-client privilege, attorney-client work protection and expectation of client confidence belonging to the Company and/or any of its Subsidiaries and related to the transactions contemplated by this Agreement and the Related Agreements, and all information and documents covered by such privilege or protection shall, after the Closing, belong to, be deemed the right of, and be controlled solely by the Company Indemnitors and may only be waived by the Stockholder Representative on behalf of the Company Indemnitors. To the extent that Parent or the Company receives or takes physical possession of any privileged or protected material covered by this Section 8.6(e) after the Closing, such receipt or possession shall not, in any way, be deemed a waiver by the Company Indemnitors (or any one of them) of the privileges or protections described in this Section 8.6(e). Each of Parent and the Company hereby acknowledges, on behalf of itself and its Representatives, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

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8.7Treatment of Payments

. Any payment under Article VIII of this Agreement shall be treated by the parties, including for U.S. federal, state, local and non-U.S. income Tax purposes, as a purchase price adjustment unless otherwise required by applicable Law.

Article IX
TERMINATION, AMENDMENT AND WAIVER

9.1Termination

. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual agreement of the Company and Parent;

(b)by Parent or the Company if the Closing Date shall not have occurred by the date that is ninety (90) days after the Agreement Date (the “End Date”); provided, that (i) if the Closing shall not have occurred because the condition set forth in Section 7.1(b) has not been fulfilled and (ii) all of the other conditions set forth in Article VII have been satisfied or waived (other than those conditions that can by their terms only be satisfied in connection with the Closing, provided that such conditions are not incapable of being performed at the Closing), then the End Date shall be the date that is one hundred and fifty (150) days after the Agreement Date, and such date shall become the “End Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes breach of this Agreement;

(c)by either Parent or the Company, if a Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order that results in a permanent Restraint;

(d)by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date;

(e)by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date; or

(f)by Parent, by written notice to the Company, if the Company Stockholder Approval and Identified Stockholder Joinder Agreements are not obtained by the Company within three (3) Business Days of the Agreement Date.

9.2Effect of Termination

. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided, nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties or covenants contained herein that occurred prior to such termination; and provided, further, that the provisions of Section 6.7 (Confidentiality), Section 6.8 (Public Disclosure), Section 6.15 (Expenses), Section 8.6

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(Stockholder Representative), Article X (General Provisions) and this Section 9.2 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX. For purposes of this Agreement, “willful breach” means an intentional act or intentional omission taken by a party where such party knows that such action or omission would constitute a material breach of this Agreement

GENERAL PROVISIONS

10.1Notices

. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission, or (iii) one Business Day after being sent by courier or express delivery service; provided, that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

(a)if to Parent or Merger Sub, to:

Procore Technologies, Inc.

6309 Carpinteria Avenue

Carpinteria, CA 93013

Attention: Office of the Chief Legal Officer

Email:  legalnotice@procore.com

with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Garth Osterman

Email: gosterman@cooley.com

(b)if to the Company (prior to the Closing), to:

Express Lien, Inc.
1121 Josephine Street
New Orleans, LA 70130
Attention: Chief Legal Officer

with a copy to (which shall not constitute notice):

Jones Walker LLP

201 St. Charles Avenue, 51st Floor

New Orleans, LA 70170

Attention: Asher Friend

Email: afriend@joneswalker.com

(c)If to a Company Indemnitor, to its address as set forth in the Allocation Schedule.

(d)If to the Stockholder Representative:

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Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

10.2Interpretation

. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, paragraph, Exhibit and schedule references are to the articles, sections, paragraphs, Exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. The word “extent” and the phrase “to the extent” when used in this Agreement means the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of a “Material Adverse Effect.” The terms “any” or “or” are not exclusive. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

10.3Counterparts

. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

10.4Entire Agreement; Assignment

. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and, except with respect to the Confidentiality Agreement, supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including that certain Letter of Intent, dated August 13, 2021, executed by the Company and Parent (the “Letter of Intent”) (b) except as set forth in Section 5.4, are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise; provided, that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.5Severability

. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.

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The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

10.6Extension and Waiver

. At any time prior to the Closing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party or parties contained herein. At any time following the Closing, Parent, on the one hand, and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party or parties contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties.  For purposes of this Section 10.6, the Company Indemnitors are deemed to have agreed that any extension or waiver signed by the Company (prior to Closing) or the Stockholder Representative (following Closing) shall be binding upon and effective against all Company Indemnitors whether or not they have signed such extension or waiver.

10.7Amendment

. Subject to applicable Law, this Agreement may be amended by the Parent  and Merger Sub, on the one hand, and the Company (prior to Closing) and the Stockholder Representative (following Closing), as applicable, on the other hand, at any time by execution and delivery of an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 5.4 and this sentence shall not be amended or waived in a manner adverse to any Company Indemnitee without the prior written consent of the affected Company Indemnitee. For purposes of this Section 10.7, the Company Indemnitors agree that any amendment of this Agreement signed by the Company (prior to Closing) or the Stockholder Representative (following Closing) shall be binding upon and effective against the Company Indemnitors whether or not they have signed such amendment (subject to the authority granted to, and to the limitations thereon placed on, the Stockholder Representative hereunder to act on behalf of such Company Indemnitors), except that any amendment made in accordance with this sentence shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the stockholders of the Company immediately before the Effective Time.

10.8Specific Performance

. The parties hereto agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Company Indemnitor or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to specific performance to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

10.9Other Remedies

. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

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10.10Governing Law

. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

10.11Exclusive Jurisdiction; Waiver of Jury Trial

.

(a)ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(b).

10.12Rules of Construction

. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.13Acknowledgments

.

(a)The Company acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of Parent and Merger Sub and acknowledges that the Company and its Representatives have been provided with access to the properties, premises and records of Parent for this purpose. In entering into this Agreement, the Company

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has relied solely upon its own investigation and analysis and the representations and warranties of Parent and Merger Sub set forth in Article IV, and the Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV, as qualified by the Parent SEC Documents, neither Parent, nor Merger Sub, nor any of their respective Representatives nor any other Person acting on Parent’s or Merger Sub’s behalf makes or has made, and the Company is not relying on and has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives, or otherwise with respect to Parent, Merger Sub, any of their businesses or the Merger. Without limiting the generality of the foregoing, the Company acknowledges and agrees that neither Parent, nor Merger Sub nor any of their respective Representatives or any other Person has made, and the Company is not relying on and has not relied on, any representation or warranty to the Company or any of its Representatives with respect to (a) any projections, estimates or budgets for Parent or (b) any materials, documents or information relating to Parent, Merger Sub or their respective businesses made available to the Company or any of its Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of (a) and (b), as set forth in the representations and warranties set forth in Article IV.

(b)Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and acknowledges that each of Parent and Merger Sub has been provided with access to the properties, premises and records of the Company for this purpose. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement or in the Certificates, and each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article III, the Certificates or the Related Agreements, neither the Company nor any of its Representatives nor any other Person acting on the Company’s behalf makes or has made, and neither Parent nor Merger Sub is relying on or has relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or either Merger Sub or any of their Representatives, or otherwise with respect to the Company, its business or the Merger. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Representatives or any other Person has made, and neither Parent nor Merger Sub is relying on or has relied on, any representation or warranty to Parent or either Merger Sub or any of their Representatives or any other Person with respect to (a) any projections, estimates or budgets for the Company or (b) any materials, documents or information relating to the Company made available to Parent, Merger Sub or any of their Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of (a) and (b), as set forth in the representations and warranties set forth in Article III, the Certificates or the Related Agreements.

10.14Terms Defined Elsewhere

. The following terms are defined elsewhere in this Agreement, as indicated below:

Terms	Reference
280G Stockholder Approval	6.6(b)
Adjustment Resolution Period	2.9(b)
Adjustment Review Period	2.9(b)
Agreement	Preamble
Agreement Date	Preamble
Allocation Schedule	5.3(a)
Bankruptcy and Equity Exception	3.4(a)
Board	Recitals
Books and Records	3.16(b)

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Terms	Reference
Canceled Options	2.1(b)(iii)
Cancelled Shares	2.1(e)
Certificate of Merger	1.2
Charter Documents	3.1(d)
Closing	1.4
Closing Date	1.4
Company	Preamble
Company Authorizations	3.14
Company Board Resolutions	3.4(a)
Company Bring-Down Certificate	7.2(d)
Company Indemnitees	5.4(a)
Company IP	3.11(a)(i)
Company Owned IP	3.11(a)(ii)
Company Prepared Returns	5.2(a)(i)
Company Privacy Policy	3.11(o)(ii)
Company Products	3.11(a)(iii)
Company Registered IP	3.11(b)
Company Software	3.11(a)(iv)
Company Source Code	3.11(a)(v)
Company Stockholder Approval	Recitals
Company Voting Debt	3.2(g)
Confidentiality Agreement	6.7
Contaminant	3.11(a)(iv)
Continuing Claim	8.4(e)
COVID-19 Measures	3.19(j)
Current Balance Sheet	3.6(b)
Customer Data	3.11(a)(vii)
Deductible	8.3(a)
Determination Date	2.9(c)
DGCL	1.1
Disclosure Schedule	Article III
Disqualified Common Share	2.1(a)
D&O Indemnifiable Matters	5.4(a)
D&O Tail Policy	5.4(b)
Dissenting Shares	2.5(a)
Effective Time	1.2
Embargoed Countries	3.22
End Date	9.1(b)
Engagement Letter	8.6(b)
Escrow Agreement	1.5(a)(xiv)
Estimated Closing Cash Amount	2.9(a)
Estimated Closing Indebtedness Amount	2.9(a)
Estimated Closing Statement	2.9(a)
Estimated Transaction Expense Amount	2.9(a)
Estimated Closing Working Capital Adjustment Amount	2.9(a)
Exchange Documents	2.3(b)
Expense Fund	8.6(c)
Expense Fund Account	8.6(c)

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Terms	Reference
Final Closing Statement	2.9(c)
Final Determination	8.4(d)
Financials	3.6(a)
FIRPTA Compliance Certificate	1.5(a)(ix)
Formation Documents	3.1(d)
GDPR	3.11(a)(viii)
Handle Litigation	6.26(a)(i)
Handle Settlement	6.26(a)(ii)
Handle Settlement Note	6.26(a)(iii)
Handle Settlement Payments	6.26(a)(iv)
HSR Act	6.9(b)
Identified Stockholders	Recitals
Inbound Licenses	3.11(d)(i)
Indemnification Claim Notice	8.4(a)
Indemnification Claim Objection Notice	8.4(b)
Indemnity Escrow Expiration Date	8.4(e)
Independent Accountant	2.9(b)
Intellectual Property Rights	3.11(a)(ix)
Interested Party	3.13(a)
Invoice	1.5(a)(viii)
Jones Walker	8.6(e)
Key Employees	Recitals
Labor Agreements	3.19(l)
Lease Agreements	3.10(b)
Leased Real Property	3.10(b)
Letter of Intent	10.4
Letter of Transmittal	2.3(a)
Louisiana Incentive Payments	6.26(a)(v)
Louisiana Incentive Program(s)	6.26(a)(vi)
Louisiana Incentive Program Available Benefits	6.26(a)(vii)
Louisiana Incentive Program Benefits	6.26(a)(viii)
Louisiana Incentive Program Documentation	6.26(a)(ix)
Material Contract(s)	3.12(b)
Maximum Number of Securities	5.6(b)
Merger Stock Consideration	Recitals
Merger Sub	Preamble
Merger	Recitals
New RSUs	6.11
Notice of Adjustment Disagreement	2.9(b)
OFAC	3.22
Open Source Licenses	3.11(a)(x)
Open Source Material	3.11(a)(x)
Option Release Individual	3.2(c)
Option Surrender Agreement	1.5(a)(xiii)
Outbound Licenses	3.11(d)(ii)
Parachute Payment Waiver	6.6(a)
Parent	Preamble
Parent Indemnified Parties	8.2(a)

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Terms	Reference
Parent Prepared Returns	5.2(a)(ii)
Parent SEC Documents	4.7(a)
Parent Stock Issuance	Recitals
Patent Rights	3.11(a)(ix)
Paying Agent Agreement	2.3(a)
Payoff Bringdown Date	1.5(a)(viii)
Payoff Letter	1.5(a)(viii)
Personal Information	3.11(a)(xi)
Personnel Agreements	3.11(f)(i)
Piggyback Registration	5.6(a)
Post-Closing Covenants	8.1
Post-Closing Deficit Amount	2.9(d)
Post-Closing Excess Amount	2.9(e)
Post-Closing Statement	2.9(b)
Preliminary Allocation Schedule	2.11
Privacy and Security Laws	3.11(a)(xii)
Privacy Statements	3.11(a)(xiii)
Private Placement Legend	5.5(a)
Process(ing)	3.11(a)(xiv)
Prohibited Party Lists	3.22
Promised Option Waiver	6.24
PTO	3.11(b)
Reference Date	3.6(b)
Registered IP	3.11(a)(xv)
Representative Losses	8.6(b)
Requesting Security Holder	5.5(c)
Required Information	2.3(a)
Resignation Letters	1.5(a)(vi)
Resolved Matters	2.9(b)
Restraint	7.1(a)
Restricted Shares	3.2(a)
Restrictive Period	5.5(c)
Retained Escrow Amount	8.4(e)
Rule 144	5.5(c)
Sarbanes-Oxley Act	4.7(a)
Section 280G Payments	6.6(b)
Securities Act	5.5(a)
Security Incident	3.11(r)(ii)
Security Policies	3.11(r)(iii)
Sensitive Company Information	3.11(a)(xvii)
Shrink-Wrap Software	3.11(a)(xviii)
Specified Tax Matters	5.2(f)
Standard Form Agreements	3.11(d)(iii)
Statement No. 5	3.6(d)
Stockholder Notice	5.1(b)
Stockholder Representative	Preamble
Surviving Corporation	1.1

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Terms	Reference
Systems	3.11(r)(iv)
Technology	3.11(a)(xix)
Terminated Agreements	6.13
Tier 1 Key Employees	Recitals
Tier 2 Key Employees	Recitals
Transfer Agent	5.5(c)
Third Party Claim	8.5
Third Party Notice	8.5
Top Customers	3.24(a)
Top Suppliers	3.24(a)
United States Real Property Holding Corporation	3.8(a)(viii)
Unresolved Matters	2.9(b)
Warrant	3.2(b)
Warrant Cancellation Agreement	1.5(a)(xii)
zlabs Equity Purchase	6.25

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In Witness Whereof, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

PROCORE TECHNOLOGIES, INC.

By:

Name:

Title:

LUCKY STRIKE MERGER SUB, INC.

By:

Name:

Title:

[Signature Page to Agreement and Plan of Merger]

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In Witness Whereof, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

EXPRESS LIEN, INC.

By:

Name:

Title:

[Signature Page to Agreement and Plan of Merger]

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In Witness Whereof, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:

Name:Sam Riffe

Title:Managing Director

[Signature Page to Agreement and Plan of Merger]

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ANNEX A
CERTAIN DEFINED TERMS

“Accredited Share Number” means the number of shares equal to (a) the total number of shares of Company Capital Stock held by Accredited Stockholders as of immediately prior to the Effective Time (on an as-converted into Company Common Stock basis), plus (b) the total number of shares Capital Stock (on an as-converted into Company Common Stock basis) issuable upon the exercise of the Company Warrants outstanding immediately prior to the Effective Time, plus (c) the total number of shares of Company Common Stock issuable upon the exercise of the Vested Company Options held by Accredited Stockholders outstanding immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any Cancelled Shares and the Dissenting Shares).

“Accredited Stockholder” means a Company Stockholder, a Company Warrantholder or a Company Vested Optionholder who either (a) has completed and delivered to the Company and Parent prior to the Closing Date duly executed Suitability Documentation, in form and substance reasonably satisfactory to Parent, certifying that such Company Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) or (b) is determined by Parent in good faith to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

“Acquired Companies” means the Company and each of its Subsidiaries.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, any agreement, offer, discussion, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or its Affiliates), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.

“Acquisition Transaction” means (a) the purchase, issuance, grant, or disposition of any capital stock or other securities of the Company or any of its Subsidiaries, or of all or any part of the assets of the Company or any of its Subsidiaries (other than the issuance of equity securities to existing or new Employees in the ordinary course) or (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, in each case other than with Parent or its Affiliates.

“Adjusted Company Shares” means the number of shares, without duplication, equal to (a) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (on an as-converted into Company Common Stock basis), plus (b) the total number of shares of Company Common Stock issuable upon the exercise of Company Options (other than Cancelled Options), whether vested or unvested, outstanding immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any Cancelled Shares), plus (c) the total number of shares of Company Capital Stock (on an as-converted into Company Common Stock basis) issuable upon the exercise of the Company Warrants outstanding immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any Cancelled Shares).

“Adjustment Escrow Cash” means an aggregate amount of cash equal to $500,000.

“Advances” means true-sale receivables made by the Acquired Companies to contractors for materials prior to the Closing.

“Advances Amount” means the aggregate amount of Advances without interest; provided, that, such aggregate amount shall (a) be reduced to zero dollars ($0) with respect to, and shall not include the

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amount of, any Advances that are unpaid within 120 days of being originated by the Acquired Companies and not collected by Parent or any of its Affiliates (including any of the Acquired Companies) prior to ninety (90) days after the Closing Date; and (b) be reduced to ninety-five percent (95%) for any other Advances not collected by Parent or any of its Affiliates (including any of the Acquired Companies) prior to ninety (90) days after the Closing Date.

“Aggregate Accredited Stockholder Cash Amount” means an amount in cash equal to (a) the Accredited Share Number multiplied by (b) the difference between (i) the Per Share Amount and (ii) the Per Share Stock Value.

“Aggregate Stock Consideration” means a number of shares of Parent Common Stock equal to (a) $75,000,000, divided by (b) the Parent Stock Price.

“Aggregate Unaccredited Stockholder Cash Amount” means an amount in cash equal to (a) the Unaccredited Share Number multiplied by (b) the Per Share Amount.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anti-Corruption Laws” means any Law governing financial recordkeeping and reporting requirements or for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the U.S. Foreign Corrupt Practices Act of 1977, 18 U.S.C. §201, the UK Bribery Act 2010 and any applicable money laundering-related or anti-corruption Laws of any other jurisdiction.

“Antitrust Laws” means any national, federal, state, county, local, foreign or multinational antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act.

“Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York, New York is closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.

“Certificates” means certificates or other instruments delivered by the Company in connection with the Closing of the transactions contemplated by this Agreement, including pursuant to Section 1.5(a)(vi) (Certificate of Secretary of the Company), the FIRPTA Compliance Certificate and the Estimated Closing Statement.

“Closing Cash Amount” means, as of immediately prior to Closing, all unrestricted cash, cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits) and marketable securities of the Acquired Companies,

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determined on a consolidated basis in accordance with GAAP.  For the avoidance of doubt, “Cash” shall (x) exclude Restricted Cash and (y) be calculated net of all issued but uncleared checks and drafts issued by the Acquired Companies to the extent the related account payable is not included in the calculation of Closing Net Working Capital Amount and shall include all checks and wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies to the extent the related account receivable is not included in the calculation of Closing Net Working Capital Amount. For the avoidance of doubt, the calculation of the Closing Cash Amount shall be determined without giving effect to the transaction contemplated by this Agreement.

“Closing Indebtedness Amount” means, as of immediately prior to Closing, the Indebtedness of any of the Acquired Companies, which shall include any intercompany Indebtedness or intercompany accounts payable owed by the Acquired Companies, but only to the extent to which there is no corresponding asset or account(s) receivable recorded for one or more of the Acquired Companies as an offset to any such intercompany Indebtedness or intercompany account(s) payable and net of any Taxes payable in connection with the settlement of such intercompany Indebtedness or accounts payable except to the extent such Taxes are included as Unpaid Pre-Closing Taxes in the calculation of Indebtedness.

“Closing Net Working Capital Amount” means (a) an amount equal to the Advances Amount, plus (b) the Acquired Companies’ consolidated total current assets immediately prior to Closing (as defined by and determined in accordance with GAAP) less (c) the Acquired Companies’ consolidated total current liabilities (including accrued liabilities) immediately prior to Closing (as defined by and determined in accordance with GAAP).  For purposes of calculating the Closing Net Working Capital Amount, (i) the Acquired Companies’ current assets shall exclude all Advances and all current assets included in the calculation of the Closing Cash Amount, tax assets deferred financing costs, all amounts owed to any Acquired Company by Employees pursuant to promissory notes, non-operating receivables, and any current and long-term deferred commissions assets, and (ii) the Acquired Companies’ current liabilities shall (A) exclude all Indebtedness included in the final calculation of the Closing Indebtedness Amount, Taxes attributable to the Specified Tax Matters and any Transaction Expenses included in the final calculation of Closing Transaction Expense Amount and (B) include any current and deferred long-term revenue. For the avoidance of doubt, the Closing Net Working Capital Amount shall, for purposes of this Agreement, be determined in all cases in accordance with the applicable definitions in this Agreement and with GAAP, except for such deviations from GAAP or other methodologies as expressly set forth on Schedule E.

“Closing Target Net Working Capital Amount” means negative $4,629,557.

“Closing Transaction Expense Amount” means the Transaction Expenses of any of the Acquired Companies that have not been fully and finally satisfied as of the Closing.

“Closing Working Capital Adjustment Amount” means the amount if any by which the Closing Net Working Capital Amount exceeds or is less than, as applicable, the Closing Target Net Working Capital Amount; provided, that, for the avoidance of doubt, in the event that the absolute value of the Closing Net Working Capital Adjustment Amount is equal to or less than the Working Capital Collar Amount, then the Closing Working Capital Adjustment Amount shall be Zero Dollars ($0).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

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“Company Common Stock” means shares of common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means confidential or non-public information (including trade secrets) of the Company or any of its Subsidiaries and the confidential or non-public information provided to Company or any of its Subsidiaries by any third party which the Company or any of its Subsidiaries is obligated to keep confidential or non-public.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, sponsored, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability.

“Company Equity Plan” means the Express Lien, Inc. 2017 Equity Incentive Plan.

“Company Indemnitors” means the Company Stockholders, the Company Vested Optionholders and the Company Warrantholders.

“Company Indemnitor Share Number” means the number of shares equal to (a) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (on an as-converted into Company Common Stock basis), plus (b) the total number of shares of Company Common Stock issuable upon the exercise of the Vested Company Options, plus (c) the total number of shares of Company Capital Stock (on an as-converted into Company Common Stock basis) issuable upon the exercise of the Company Warrants outstanding immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any Cancelled Shares and Dissenting Shares).  Any of the foregoing shares may also be referred to individually as a “Company Indemnitor Share.”

“Company Optionholder” means any Person holding any Company Option that is outstanding immediately prior to the Effective Time.

“Company Options” means all issued and outstanding options (whether or not vested) to purchase or otherwise acquire shares of Company Capital Stock.

“Company Preferred Stock” means, collectively, the Company Series Seed Preferred Stock, Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.

“Company Securities” means all (a) options, warrants or other rights or Contracts, arrangement or commitments of any character relating to the capital stock of the Company, (b) shares of capital stock of or other voting securities or ownership interests in the Company, and (c) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership interests in the Company.

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“Company Security Holders” means the Company Stockholders, the Company Optionholders and the Company Warrantholders.

“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

“Company Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.

“Company Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.0001 per share.

“Company Series Seed Preferred Stock” means the Series Seed Preferred Stock of the Company, par value $0.0001 per share.

“Company Stockholder” means any holder of Company Capital Stock.

“Company Vested Optionholders” means the holders of Vested Company Options as of immediately prior to the Effective Time.

“Company Warrantholders” means each holder of a Company Warrant as of immediately prior to the Effective Time.

“Company Warrant” shall the Pacific Western Bank Warrant and the SVB Warrant.

“Continuing Employees” means the Employees of any Acquired Company who (a) have received an offer of continued employment from Parent, (b) shall have delivered to Parent his or her executed Offer Letter and the other standard employment documents executed by Parent employees in the ordinary course, in each case, effective on the first Business Day after the Closing Date, and (c) remain or become employees of Parent or any of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” means any legally binding agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Deferred Payroll Taxes” means any payroll Taxes payable by the Acquired Companies for a tax period that occurs prior to the Closing under the CARES Act or the Payroll Tax Executive Order and (b) are payable following the Closing under the CARES Act or the Payroll Tax Executive Order, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act, the Payroll Tax Executive Order or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“DOL” means the United States Department of Labor.

“Dollars” or “$” means United States Dollars.

“Employee” means any current or former employee, consultant, advisor, independent contractor or director of the Company or of any ERISA Affiliate or of any Subsidiary of the Company.

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“Employee Agreement” means each management, employment, severance, separation, consulting, advisory, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Capital Stock subject to a right of repurchase in favor of the Company) between the Company or any ERISA Affiliate and any Employee, and pursuant to which the Company or any ERISA Affiliate has or may have any Liability.

“Employee Option” means each Vested Company Option that was granted to the holder in the holder’s capacity as, or that had vesting tied to the holder’s performance of services as, an employee service provider of an Acquired Company providing services thereto in the United States for applicable employment Tax purposes pursuant to the applicable award agreement.

“Environmental, Health and Safety Requirements” means all applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Subsidiary or other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Cash” means an aggregate amount of cash equal to (a) the Adjustment Escrow Cash; plus (b) the Indemnity Escrow Cash.

“Exchange Act” the Securities Exchange Act of 1934.

“Fraud” means actual and intentional fraud, as defined under Delaware law.

“Fundamental Representations” means the representations and warranties contained in Section 3.1(a) (Organization of the Company), Section 3.2 (Company Capital Structure), Section 3.3 (No Other Subsidiaries; Ownership Interests), Section 3.4 (Authority and Enforceability), Section 3.5(a)(i) (No Conflict), Section 3.8 (Tax Matters) and Section 3.18 (Brokers’ and Finders’ Fees).

“GAAP” means United States generally accepted accounting principles and, where applicable, consistently applied throughout the periods involved.

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“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government, or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Indebtedness” of any Person at any time means, except with respect to any current liabilities included in the computation of Closing Net Working Capital (including pursuant to Section 2.9(a)(i) (for purposes of the calculation of the Company of the estimated Closing Working Capital Adjustment Amount) and Section 2.9(b)(i) (for purposes of the calculation by Parent of the Closing Working Capital Adjustment Amount)), and without duplication: (a) all liabilities of such Person for borrowed money, including, for the avoidance of doubt, credit card payables; (b) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (c) all liabilities of such Person for the deferred purchase price of property or services (including any milestone, earnout or similar payments, and accounts payable owed with respect to the Handle Litigation) which are required to be classified and accounted for under GAAP as liabilities; (d) all Unpaid Pre-Closing Taxes (other than Transaction Payroll Taxes); (e) all liabilities in respect of any lease (or other arrangement conveying the right to use) which are required to be classified and accounted for under GAAP as capital leases; (f) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b), (c), (d) or (e) above to the extent of the obligation secured; (g) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (f) above; (h) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments; and (i) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in the foregoing clauses (a), (b), (c), (d), (e), (f), (g) or (h), to the extent of the obligation guaranteed.

“Indemnity Escrow Cash” means an aggregate amount of cash equal to $35,000,000.

“International Employee Plan” means each Company Employee Plan or Employee Agreement that has been adopted, sponsored, contributed to, or maintained by the Company or its ERISA Affiliates, whether formally or informally, or with respect to which the Company or its ERISA Affiliates shall or may have any Liability, for the benefit of Employees who perform services outside the United States.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Tier 1 Joinder Agreement, a Tier 2 Joinder Agreement or an Identified Stockholder Joinder Agreement.

“Key Employee Non-Competition and Non-Solicitation Agreement” means each Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit H executed and delivered concurrently with the execution of this Agreement by the Key Employees.

“Knowledge” (or any derivation thereof) means, with respect to the Company, the actual knowledge of the Tier 1 Key Employees, in all cases after assuming reasonable inquiry with any other employee, consultant or advisor of the Company and its Subsidiaries with primary operational or management authority over those applicable matters to which “Knowledge”, as used in this Agreement, so qualifies.

“Law” means any applicable U.S. or non-U.S. federal, state, local, national, provincial, or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle

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of common law, or any Order or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation examination or other similar proceeding by or before, or otherwise involving, any court or other Governmental Entity.

“Liability” means, with respect to any Person, all debts, liabilities, commitments and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries, including those arising under applicable Law or any Legal Proceeding or any Order of a Governmental Entity and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Transaction Expenses incurred by any Acquired Company on or prior to the Effective Time.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Losses” means any and all out-of-pocket deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“made available” means that a true, correct and complete copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the electronic data site managed by the Company at FirmEx for the express purpose of facilitating the Merger prior to 5:30 p.m. (Pacific time) on the day that is two (2) Business Days prior to the Agreement Date and retained at all times from the date of posting through Closing in such electronic data site.

“Material Adverse Effect” means any fact, state of facts, condition, change, circumstance, development, occurrence, event or effect that, either alone or in combination with any other fact, state of facts, condition, change, circumstance, development, occurrence, event or effect, that (a) is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of such Person and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to materially impair the performance by such Person of its obligations hereunder or materially delay the consummation of the transactions contemplated by this Agreement, including the Merger; provided, that, with respect to clause (a) (and only clause (a)) of this definition of “Material Adverse Effect” none of the following to the extent resulting or arising from the following shall be taken into account in determining whether there has been, is or would reasonably be expected to be a Material Adverse Effect: (i) the execution and delivery of this Agreement (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement); (ii) any changes generally in the industries in which such Person participates, or general economic conditions or financial markets; (iii) any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity, or the continuation or worsening of the COVID-19 pandemic; (iv) any failure by such Person to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (v) any changes after the Agreement Date in any applicable Law or GAAP (or other applicable accounting standards); (vi) with respect to the Company, any action or failure to take action which action or failure to act is requested in writing by Parent; (vii) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (viii) the public announcement of the Merger or any of the other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners; and (ix) with respect to Parent, (A) any change in the market price or trading volume of Parent’s stock or the credit rating of Parent (it being understood that the facts giving rise to such change may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise

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excluded from being taken into account by this proviso)) or (B) any action or failure to take action which action or failure to act is requested in writing by the Company or expressly required by, or expressly prohibited to be taken by, this Agreement; provided that with respect to the exceptions set forth in clauses (ii), (iii), (v) and (vii) in the event that such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect has had a disproportionate effect on such Person relative to other companies operating in the industry or industries in which such Person operates, then the incremental effect of such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or would reasonably be expected to occur.

“Non-Continuing Employees” means each holder of Company Options that is not a Continuing Employee.

“Non-Employee Option” means each Vested Company Option that is not an Employee Option, including Vested Company Options held by Employees of the zlabs Entity.

“Offer Letter” means an offer letter to a Key Employee for at-will employment with Parent (or one of its Subsidiaries, including the Surviving Corporation) and the other standard employment documents (including the arbitration agreement, employee proprietary information and inventions assignment agreement and other standard agreements and acknowledgements) executed by Parent’s employees in the ordinary course, in each case, contingent and effective on the Closing.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Ordinary Course of Business” means, with respect to the Company and its Subsidiaries, the ordinary course of business consistent with the Company and its Subsidiaries’ past practice; provided, that, deviations from such ordinary course of business consistent with the Company and its Subsidiaries’ past practice shall not be deemed outside the Ordinary Course of Business to the extent such deviations were reasonably necessary with respect to actions taken prior to the Agreement Date, or, are reasonably necessary with respect to actions taken after the Agreement Date, in each case, in response to the COVID-19 pandemic to protect the health and safety of the Company’s and its Subsidiaries’ employees and other individuals having business dealings with the Company or any of its Subsidiaries.

“Pacific Western Bank Warrant” means the Warrant to Purchase Stock, issued on September 29, 2016, by the Company to Pacific Western Bank.

“Parent Common Stock” means shares of Common Stock of Parent, par value $0.0001 per share.

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“Parent Organizational Documents” means the Seventh Amended and Restated Certificate of Incorporation of Parent, dated September 24, 2019, and Amended and Restated Bylaws of Parent, dated July 15, 2010.

“Parent SEC Documents” means any documents filed by Parent with the SEC since (and including) May 19, 2021, under Section 13(a) or 15(d) of the Exchange Act.

“Parent Stock Price” shall, for purposes of this Agreement, be the volume-weighted average trading price on the New York Stock Exchange for one (1) share of Parent Common Stock for the thirty (30) full trading days immediately preceding the Closing Date.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, acting as payments administrator pursuant to the Paying Agent Agreement.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing Authority (including IRS Notice 2020-65).

“Per Share Adjustment Escrow Amount” means with respect to each share of Company Capital Stock held by a Company Stockholder or issuable upon the exercise of a Company Warrant or Vested Company Option, an amount of cash equal to (i) the Adjustment Escrow Cash divided by (ii) the Company Indemnitor Share Number.

“Per Share Amount” means an amount equal to the (a) the Total Merger Consideration, divided by (b) the Adjusted Company Shares.

“Per Share Cash Consideration Amount” means: (a) with respect an Accredited Stockholder, an amount in cash equal to (i) the Aggregate Accredited Stockholder Cash Amount divided by (ii) the Accredited Share Number; and (b) with respect to an Unaccredited Stockholder, an amount in cash equal to (i) (A) the Aggregate Unaccredited Stockholder Cash Amount, divided by (ii) the Unaccredited Share Number.

“Per Share Closing Consideration” means an amount equal to (a) (i) Per Share Cash Consideration Amount, less (ii) the Per Share Expense Fund Amount, less (iii) the Per Share Adjustment Escrow Amount, less (iv) the Per Share Indemnity Escrow Amount, plus (b) the Per Share Closing Stock Amount.

“Per Share Closing Stock Amount” means: (a) with respect to each Accredited Stockholder, (i) the Per Share Stock Amount; and (b) with respect to each Unaccredited Stockholder, zero (0).

“Per Share Expense Fund Amount” means an amount of cash equal to (a) the Expense Fund divided by (b) the Company Indemnitor Share Number.

“Per Share Indemnity Escrow Amount” means with respect to each Company Stockholder, an amount of cash equal to the Indemnity Escrow Cash divided by (ii) the Company Indemnitor Share Number.

“Per Share Stock Amount” means an amount equal to (a) the Aggregate Stock Consideration, divided by (b) the Accredited Share Number.

“Per Share Stock Value” means an amount equal to (a) the Per Share Stock Amount, multiplied by (b) the Parent Stock Price.

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“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

“Permitted Liens” means (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s or any Subsidiary of the Company’s business; and (f) non-exclusive licenses to Technology and Intellectual Property Rights and granted in the Ordinary Course of Business pursuant to a Contract.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pro Rata Share” means, with respect to a particular Company Indemnitor, a fraction (a) whose numerator is the aggregate number of shares of the Company Indemnitor Share Number held by such Company Indemnitor as of immediately prior to the Effective Time and (b) whose denominator is the Company Indemnitor Share Number.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Related Agreements” means the Certificates, the Offer Letters, the Paying Agent Agreement, the Key Employee Non-Competition and Non-Solicitation Agreements, the Joinder Agreements, the Letters of Transmittal, the Warrant Cancellation Agreements, the Option Surrender Agreements and all other agreements and certificates entered into by the Company or the Company Security Holders in connection with the Closing and the transactions contemplated herein.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Registration Statement” shall mean any registration statement that covers Parent Common Stock, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Restricted Cash” means all cash of the Acquired Companies that is not freely usable following the Closing because such cash is subject to restrictions or limitations on use or distribution by Law or Contract, or Taxes imposed on repatriation to the United States.

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“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy issued to Parent naming Parent or an Affiliate thereof as the insured.

“R&W Insurance Premium Amount” means the fees and costs paid by or on behalf of Parent in connection with obtaining the R&W Insurance Policy, including diligence and underwriter costs.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Suitability Documentation” means the accredited stockholder questionnaire and related documentation in the form of Exhibit I.

“SVB Warrant” means the Warrant to Purchase Common Stock, issued on March 31, 2021, by the Company to Silicon Valley Bank.

“Tax” or, collectively, “Taxes” means  (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) or similar or other taxes, fees, assessments or charges of any kind whatsoever and denominated by any name whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

“Tax Forms” means a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable.

“Tax Return” means any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other document filed or required to be filed with respect to Taxes and including all amendments or supplements thereof.

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“Total Merger Consideration” means an amount equal to (a) $500,000,000, plus (b) the aggregate amount of the exercise values of all vested Company Options outstanding immediately prior to the Effective Time (excluding Cancelled Options), plus (c) the exercise values of the Pacific Western Bank Warrant and the SVB Warrant, in each case, to the extent vested, plus (d) the Closing Cash Amount, plus (e) the Closing Net Working Capital Adjustment Amount (which may be a negative number), less (f) the Closing Indebtedness Amount, less (g) the Closing Transaction Expense Amount.

“Transaction Expenses” means all costs, fees and expenses, including all legal, accounting, investment banking, financial advisory, consulting and all other costs, fees and expenses of third parties (including Company Security Holders) incurred by or on behalf of any Acquired Company in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including: (i) any payments made or anticipated to be made by any Acquired Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the transactions contemplated by this Agreement; (ii) the accrued pre-Closing portion of any annual bonus payable to any Employee with respect to the year in which the Closing occurs and any prior year (calculated based on the aggregate target payments, or if higher, the actual performance as of the Closing Date, for all such bonuses and, in respect of bonuses for the year in which the Closing occurs, prorated by the number of days that have elapsed through the Closing Date for the year in which the Closing occurs) and the employer portion of payroll or employment Taxes associated with such amounts; (iii) any bonus, severance, change-in-control payments or other payment (including in lieu of any previously promised but ungranted equity award), or similar payment obligations of any Acquired Company that become due and payable in connection with the consummation of the transactions contemplated by this Agreement and any Transaction Payroll Taxes; (iv) any Liability of any Acquired Company under deferred compensation plans, phantom equity plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated by this Agreement other than payments made to holders of Vested Company Options pursuant to Section 2.1; (v) the cost of the D&O Tail Policy, (vi) 50% of the R&W Insurance Premium Amount, other than any due diligence fee; and (vii) 50% of the all filing fees in connection with filings required by the HSR Act or other Antitrust Laws.

“Transaction Payroll Taxes” means the employer’s portion of any employment, payroll or similar Taxes with respect to any bonuses, option cashouts, option exercises or other payments in respect of Company Options, payments on Company Capital Stock (to the extent applicable), severance, change-in-control or other compensatory payments in connection with the transactions contemplated by this Agreement paid at, prior to, or following the Closing Date, whether payable by Parent, an Acquired Company, the Surviving Corporation or any of their respective Affiliates.

“Transfer Taxes” means any transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

“Unaccredited Stockholder” means a Company Stockholder or a Company Vested Optionholder that is not an Accredited Stockholder.

“Unpaid Pre-Closing Taxes” means except with respect to sales and use, value added, goods and services and other similar Taxes, (a) any Taxes of the Acquired Companies relating or attributable to any Pre-Closing Tax Period that are not yet paid as of the Closing Date, treating any advance payments, deferred revenues, or other prepaid amounts received or arising in a Pre-Closing Tax Period, and any Taxes with respect thereto, as attributable to such period, regardless of when actually recognized for income Tax purposes, and including Deferred Payroll Taxes, (b) any Taxes of a Person for which an Acquired Company (or any predecessor of an Acquired Company) is liable (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an

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affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Law or otherwise as a result of an event or transaction occurring before the Closing and (c) any Taxes attributable to the transactions contemplated by this Agreement, including any Transaction Payroll Taxes and Transfer Taxes. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. All deductions related to Transaction Expenses shall be attributed to the Pre-Closing Tax Period to the extent such amounts are more likely than not deductible in such period. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period. For the avoidance of doubt, for purposes of allocating Taxes imposed under Section 951A of the Code in respect of the zlabs Entity, the “qualified business asset investment” (as such term is used in Section 951(A)(d) of the Code) in respect of the Pre-Closing Tax Period shall equal the product of (i) the zlabs Entity’s “qualified business asset investment” (as defined in Section 951A(d)(1) of the Code) for the taxable year of the zlabs Entity that includes the Closing Date (determined as though such taxable year ended on the Closing Date), and (ii) a fraction, the numerator of which is the number of days in the portion of such taxable year ending on the Closing Date and the denominator of which is the total number of days in such taxable year.

“Unaccredited Share Number” means the number of shares equal to (a) the Adjusted Company Share, less (b) Accredited Share Number.

“Unvested Company Option” means any Company Option (or portion thereof) that is unvested and outstanding immediately prior to the Effective Time.

“Vested Company Option” means any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), and any similar Law under national, provincial, state, or local law.

“Working Capital Collar Amount” means Two Hundred Thousand Dollars ($200,000).

“zlabs Entity” means ZLABS Software Co., L.L.C., an Egyptian limited liability company.

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SCHEDULE C

ALLOCATION SCHEDULE

(a)(i) the Estimated Transaction Expense Amount (including, for the avoidance of doubt, any Transaction Expenses that will become payable after the Effective Time with respect to services performed or actions taken at or prior to the Effective Time), together with an itemized breakdown thereof specifying the amount to be paid to each payee; (ii) the Estimated Closing Cash Amount, (iii) the Estimated Closing Indebtedness, together with an itemized breakdown thereof; (iv) the Closing Net Working Capital Amount, together with a detailed breakdown thereof; (v) the calculation of the Estimated Closing Net Working Capital Adjustment Amount; (vi) the Total Merger Consideration, (vii) the Per Share Closing Consideration, (viii) the Per Share Adjustment Escrow Amount, (ix) the Per Share Indemnity Escrow Amount, (x) the Per Share Expense Fund Amount, (xi) the Pro Rata Share of each Company Indemnitor, (xii) the Per Share Closing Stock Amount, (xiii) the Per Share Cash Consideration Amount, (xiv) the Accredited Share Number, (xv) the Adjusted Company Shares, (xvi) the Per Share Amount, (xvii) the Per Share Stock Value, (xviii) the Parent Stock Price, (xix) the Company Indemnitor Share Number, (xx) the Adjustment Escrow Cash, and (xxi) the Indemnity Escrow Cash;

(b)with respect to each Person who is a Company Stockholder immediately prior to the Effective Time:

(i)the name, address of record and email address of such Company Stockholder;

(ii)the number of shares of Company Capital Stock of each class and series held by such Company Stockholder (on a certificate-by-certificate basis and including certificate numbers), the price at which such Company Stockholder acquired such shares of Company Capital Stock (or the shares which were converted into such shares of Company Capital Stock) and the date of such acquisition;

(iii)whether such Person is an Accredited Stockholder;

(iv)whether the shares of Company Capital Stock held by such Company Stockholder were acquired upon exercise of a Company Option (and if so, whether such Company Option was an “incentive stock option” within the meaning of Section 422 of the Code and the Merger will result in a “disqualifying disposition” of such shares described in Section 421(b) of the Code, and whether such shares were ever subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code (and, if so, in the absence of a timely election under Section 83(b) of the Code, the fair market value of such shares upon vesting));

(v)the aggregate amount of cash and number of shares of Parent Common Stock, if any, that such Company Stockholder (rounded down to the nearest whole cent and nearest whole share, respectively) is entitled to receive pursuant to Section 2.1(a) before deduction of the Escrow Cash and amounts to be contributed to the Expense Fund (in each case, on a certificate-by-certificate basis and in the aggregate);

(vi)the Escrow Cash and cash amount to be contributed to the Expense Fund with respect to each share of Company Capital Stock held by such Company Stockholder;

(vii)whether applicable Law requires that any Taxes be withheld from the consideration that such Company Stockholder is entitled to receive via the Paying Agent pursuant to Section 2.1(a) (including as a result of any accelerated vesting of any Restricted Shares);

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(viii)the net amount (if any) of cash paid via the Paying Agent or number of shares of Parent Common Stock, as applicable and, in each case, rounded down to the nearest whole cent and nearest whole share, respectively, to be delivered to such Company Stockholder in accordance with the terms of the Agreement upon delivery of the Exchange Documents (after deduction of any Escrow Cash and amounts to be contributed to the Expense Fund with respect to the shares of Company Capital Stock held by such Company Stockholder); and

(ix)for shares of Company Capital Stock held by such Company Stockholder that were acquired upon exercise of a Company Option that is an “incentive stock option” within the meaning of Section 422 of the Code and the Merger will result in a “disqualifying disposition” of such shares described in Section 421(b) of the Code, the amount of cash to be paid at the Closing through the payroll processing system of the Surviving Corporation or an Acquired Company, and whether Law requires that any Taxes be withheld from the consideration that such Company Stockholder is entitled to receive through the payroll processing system of the Surviving Corporation or an Acquired Company pursuant to Section 2.1(a) (including as a result of any accelerated vesting of any restricted shares);

(c)with respect to each Company Option (after giving effect to any exercises of Company Options prior to the Effective Time):

(i)the name, address of record and email address of such holder;

(ii)whether such holder is a Continuing Employee or Non-Continuing Employee;

(iii)with respect to each Company Option held by a Company Optionholder:

(A)the portion of such Company Option is a Vested Company Option (after giving effect to any vesting that is contingent upon the Merger) and an Unvested Company Option (as the case may be);

(B)the exercise price per share and the number of shares of Company Common Stock subject to such Company Option;

(C)the respective grant date(s) of such Company Option;

(D)the respective exercise price(s) per share of such Company Options;

(E)whether or not such Company Option constitutes a Non-Employee Option;

(F)the expiration date of such Company Option;

(G)the Tax status of such Company Option (including whether held by such holder under Section 422 of the Code);

(H)whether applicable Law requires that any Taxes be withheld from the consideration that such Company Optionholder is entitled to receive with respect to such Company Option pursuant to Section 2.1(b);

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(iv)with respect to each Vested Company Option that constitutes a Non-Employee Option, the amount of cash and number of shares of Parent Common Stock (rounded down to the nearest whole cent and nearest whole share, respectively) that the holder of such Non-Employee Option is entitled to receive from the Paying Agent in respect thereof pursuant to Section 2.1(b)(i) (after deduction of any Escrow Cash and amounts to be contributed to the Expense Fund with respect thereto) upon delivery of the Exchange Documents and the wire transfer instructions for the payment to the holder of such Non-Employee Option of the consideration payable in respect thereof; and

(v)with respect to each Vested Company Option that constitutes an Employee Option, the amount of cash and number of shares of Parent Common Stock (rounded down to the nearest whole cent and nearest whole share, respectively) that the holder of such Employee Option is entitled to receive in respect thereof pursuant to Section 2.1(b)(ii) (after deduction of any Escrow Cash and amounts to be contributed to the Expense Fund with respect thereto) upon delivery of Exchange Documents and through the payroll processing system of the Surviving Corporation or an Acquired Company in accordance with standard payroll practices net of applicable Tax withholding and deductions;

(d)with respect to each Company Warrantholder:

(i)the name, address of record and email address of such Company Warrantholder;

(ii)the amount of cash and number of shares of Parent Common Stock that such Company Warrantholder (rounded down to the nearest whole cent and nearest whole share, respectively) is entitled to receive pursuant to Section 2.1(c) upon delivery of the Exchange Documents (after deduction of any Escrow Cash and amounts to be contributed to the Expense Fund with respect thereto) and the wire transfer instructions for the payment to the holder thereof of the consideration payable in respect of each Company Warrant held by such Company Warrantholder (on a warrant-by-warrant basis);

(iii)whether applicable Law requires that any Taxes be withheld from the consideration that such Company Warrantholder is entitled to receive pursuant to Section 2.1(c) in respect of each Company Warrants held by such Company Warrantholder;

(iv)wire transfer instructions for any cash payments that are not subject to Tax withholding;

(v)the Escrow Cash and cash amount to be contributed to the Expense Fund by such Company Warrantholder in respect of each Company Warrant held by such Company Warrantholder (on a warrant-by-warrant basis); and

(vi)the net amount of cash or number of shares of Parent Common Stock (rounded down to the nearest whole cent and nearest whole share, respectively), as applicable, to be delivered to such Company Warrantholder in respect of each Company Warrant held by such Company Warrantholder in accordance with the terms of the Agreement upon delivery of the Warrant Cancellation Agreement (after deduction of any Escrow Cash and amounts to be contributed to the Expense Fund with respect to the Company Warrants);

(e)for each Company Indemnitor for which the Company has not yet provided to Parent the Required Information, the Required Information for such Company Indemnitor; and

(f)with respect to each Accredited Stockholder, in respect of each issuance or distribution of shares of Parent Common Stock to such Accredited Stockholder pursuant to Section 2.1(a),

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Section 2.1(b)  and Section 2.1(c), in each case, as applicable, (i) the aggregate number of shares of Parent Common Stock (including fractional shares) to be issued or distributed to such Accredited Stockholder under the terms and conditions of the Merger Agreement and (ii) if such aggregate amount includes a fraction of a share of Parent Common Stock, (1) such fraction of a share of Parent Common Stock and (2) the amount of cash with respect to such fraction of a share of Parent Common Stock calculated in accordance with Section 2.6, which cash amount shall be added to and increase the Per Share Closing Stock Amount of such Accredited Stockholder.

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